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As filed with the Securities and Exchange Commission on May 14, 2002

Registration Nos. 333-84334
333-84334	-01
333-84334	-02
333-84334	-03

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RFS PARTNERSHIP, L.P.	Tennessee	62-1541639
RFS 2002 FINANCING, INC.	Tennessee	42-1530460
RFS HOTEL INVESTORS, INC.	Tennessee	62-1534743
RFS LEASING VII, INC.	Tennessee	62-1837005
(Exact name of registrant as specified in its charter)	(State of Incorporation or Formation)	(I.R.S. Employer Identification No.)

850 Ridge Lake Boulevard, Suite 300
Memphis, Tennessee 38120
(901) 767-7005
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Dennis M. Craven
Chief Accounting Officer
850 Ridge Lake Boulevard, Suite 300
Memphis, Tennessee 38120
(901) 767-7005
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

David C. Wright, Esq.	Andrew A. Gerber, Esq.
Hunton & Williams	Hunton & Williams
951 E. Byrd Street	101 South Tryon Street
Richmond, Virginia 23219	Charlotte, North Carolina 28280
(804) 788-8200	(704) 378-4700

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed exchange offer described herein have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Bond	Maximum Aggregate Offering Price	Amount of Registration Fee

9.75% Series B Senior Notes Due 2012(2)	$125,000,000	100%	$125,000,000	$11,500(1)

Guarantees of RFS Hotel Investors, Inc. and RFS Leasing VII, Inc.(3)	$125,000,000	(3)	(3)	(3)

(1)
Previously paid on March 15, 2002. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)
The Senior Notes are being co-issued by RFS Partnership, L.P. and RFS 2002 Financing, Inc.
(3)
RFS Hotel Investors, Inc. and RFS Leasing VII, Inc. are registering guarantees of the payment obligations of the primary registrants under the Senior Notes being offered hereby. No consideration will be received for the Guarantees by RFS Hotel Investors, Inc. and RFS Leasing VII, Inc. Under Rule 457(n), no separate fee is payable with respect to the Guarantees.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

RFS Partnership, L.P.
RFS 2002 Financing, Inc.

$125,000,000
Offer to Exchange All Outstanding
9.75% Series A Senior Notes due 2012
For
9.75% Series B Senior Notes due 2012

Payment of principal and interest is unconditionally guaranteed by
RFS Hotel Investors, Inc. and RFS Leasing VII, Inc.

Interest Payable March 1 and September 1

  •
  The exchange offer will expire at 5:00 p.m. New York City time on June 13, 2002, unless otherwise extended. The exchange offer will not be extended beyond November 15, 2002.

  •
  All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

  •
  The exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We do not intend to list the exchange notes on any national securities exchange or NASDAQ.

        You should carefully consider the risk factors beginning on page 18 of this prospectus before participating in the exchange offer or investing in the exchange notes issued in the exchange offer.

        We are not making this exchange offer in any state or jurisdiction where it is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2002.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY OF THE EXCHANGE OFFER	7
RISK FACTORS	18
FORWARD-LOOKING STATEMENTS	29
USE OF PROCEEDS	30
CAPITALIZATION	31
THE EXCHANGE OFFER	32
SELECTED HISTORICAL FINANCIAL DATA	42
SUPPLEMENTARY QUARTERLY RESULTS OF OPERATIONS	45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RFS AND THE PARTNERSHIP	47
BUSINESS AND PROPERTIES	65
MANAGEMENT	84
PRINCIPAL STOCKHOLDERS	86
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK	88
DESCRIPTION OF THE EXCHANGE NOTES	92
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	128
PLAN OF DISTRIBUTION	133
LEGAL MATTERS	133
EXPERTS	134
WHERE YOU CAN FIND MORE INFORMATION	134
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	134

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in or incorporated by reference into this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

        Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending not less than 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

i

        All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners. This prospectus contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn®, Courtyard by Marriott®, Doubletree®, Four Points by Sheraton®, Hampton Inn®, Hilton®, Holiday Inn®, Holiday Inn Express®, Homewood Suites® by Hilton, Residence Inn by Marriott®, Sheraton®, and TownePlace Suites by Marriott®. None of the owners or licensees of any trademarks contained in this prospectus, including but not limited to Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., The Sheraton Corporation, Hilton Inns, Inc., Hilton Hotels Corporation, Six Continents Hotels, Inc., Holiday Hospitality Franchising, Inc., Choice Hotels International, Inc. or any of their respective present and future owners, subsidiaries, affiliates, officers, directors, agents or employees are in any way participating in or endorsing this offering and none of them shall in any way be deemed an issuer or underwriter of the notes or have any liability or responsibility for any financial statements, projections or other financial information contained or incorporated by reference in this prospectus. Certain subsidiaries of RFS are parties to license agreements with The Sheraton Corporation or its affiliates that enable those subsidiaries to operate hotels using the service mark "Sheraton®." Neither The Sheraton Corporation nor its affiliates own such hotels. Holiday Inn® and Holiday Inn Express® are trademarks owned by Six Continents Hotels, Inc.

        We obtained market data and certain other industry data and forecasts used throughout this prospectus from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources they believe to be reliable, but they do not guarantee the accuracy and completeness of such information. Similarly, while we believe that the internal surveys, industry data and forecasts and market research are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information.

ii

PROSPECTUS SUMMARY

        This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision. Unless otherwise indicated, the term "pro forma" or the phrase "on a pro forma basis" refers to the adjustments resulting from:

  •
  the issuance and sale of $125 million of outstanding notes and application of the net proceeds as described in this prospectus; and

  •
  the sale on February 20, 2002 of 1.15 million shares of common stock and the application of the net proceeds (approximately $14.2 million) to reduce the outstanding balance under our line of credit.

The Company

        RFS Hotel Investors, Inc. is a self-administered hotel real estate investment trust ("REIT") headquartered in Memphis, Tennessee. We have grown from owning seven hotels with 1,118 rooms in five states at the time of our initial public offering in August 1993 to owning interests in 58 hotels with approximately 8,400 rooms in 24 states at December 31, 2001. All but two of our hotels are operated under franchises from nationally recognized franchisors such as Marriott International, Inc., Hilton Hotels Corporation, Starwood Hotels & Resorts, Inc. and Six Continents PLC. For the year ended December 31, 2001, we generated approximately 93% of our EBITDA, as defined herein, from hotels operating under nationally recognized brands from these franchisors.

        RFS is the sole general partner of the Partnership and, at December 31, 2001, owned an approximately 91% interest in the Partnership. Substantially all of our business activities are conducted through the Partnership. For the year ended December 31, 2001, we generated revenues of $221.9 million and EBITDA of $81.8 million.

        The following summarizes information for the 58 hotels we owned at December 31, 2001:

	Hotel Properties	Rooms/Suites
Full Service Hotels	15	3,016
Extended Stay Hotels	18	2,219
Limited Service Hotels	25	3,189

Total	58	8,424

        On June 1, 1993, RFS was incorporated in Tennessee, and on August 3, 1993, the Partnership was formed as a limited partnership in Tennessee. Our principal executive office is located at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120, and our telephone number is (901) 767-7005. RFS's common stock is listed on the New York Stock Exchange under the symbol "RFS."

Competitive Strengths

        We believe that we are distinguished by the following competitive strengths:

  •
  Diversified Asset Base.    Our hotel portfolio is diversified by brand, geography and market segment.

  •
  Conservative Balance Sheet.    We believe there is a competitive advantage in limiting the use of leverage to an amount not in excess of 45% of our investment in hotel properties, at cost, and preserving a conservative capital structure, and we are committed to maintaining financial flexibility.

  •
  Disciplined Capital Rationing.    We are committed to our selective acquisition strategy which entails acquiring properties only if they meet at least one of our specific criteria and can be purchased at reasonable multiples to historical cash flow.

  •
  Experienced Senior Management.    Our senior management team is comprised of three executive officers with complementary skills and extensive experience in the hotel industry and various other areas of real estate.

Business Strategy

        The principal features of our business strategy are outlined below:

  •
  Actively Manage Our Portfolio of Assets.    We apply our asset management and investing expertise to the renovation, redevelopment and rebranding of our existing hotels and the maintenance of strong strategic relationships with our brand owners and managers.

  •
  Maintain Strong Brand Affiliations.    All but two of our hotels operate under franchises from national hotel brands that typically have higher levels of occupancy and average daily rates than non-franchised hotels due to access to the national reservation systems and marketing provided by these franchisors.

  •
  Make Selective Acquisitions.    We believe that the current acquisition environment may become more favorable because an increasing number of owners are seeking liquidity events and many potential buyers are focused on integrating past acquisitions and reducing debt levels.

  •
  Divest Non-Core Properties.    We continue to modify our portfolio by selectively divesting hotels that are not consistent with our long-term investment objectives, particularly limited service hotels located in smaller markets.

Summary of Risk Factors

        You should read the "Risk Factors" section of this prospectus as well as the other cautionary statements contained in this prospectus before tendering your outstanding notes for exchange notes or making an investment in the exchange notes. The following is a summary of the risks that are discussed in detail in this prospectus:

Risks Related to Our Debt and an Investment in the Exchange Notes

  •
  The exchange notes will be effectively subordinated to certain of our and our subsidiaries' liabilities.

  •
  RFS 2002 Financing, a co-issuer, and RFS Leasing, a co-guarantor, offer little credit support because they lack sufficient assets and cash flow to service the exchange notes.

  •
  We have restrictive debt and preferred stock covenants that could adversely affect our ability to run our business.

  •
  Our ability to grow may also be limited by our ability to attract debt financing and a decrease in acquisition opportunities.

  •
  Increases in our leverage could adversely affect our financial condition.

  •
  If a change of control occurs, we may not have sufficient funds to repurchase your exchange notes.

  •
  Under certain circumstances, courts may void the guarantees under fraudulent transfer laws.

  •
  The failure of a market to develop could affect your ability to, and the price at which you may, resell your securities.

  •
  If you do not exchange your outstanding notes for exchange notes, your notes will continue to have restrictions on transfer.

  •
  The issuance of the exchange notes may adversely affect the market for outstanding notes.

Risks Related to Our Company and the Conduct of Our Business

  •
  The events of September 11, 2001, as well as the U.S. economic recession, have adversely impacted the hotel industry generally, and we have experienced an adverse effect on our results of operations and financial condition. These trends may continue to impact us into the foreseeable future.

  •
  Our new taxable REIT subsidiary (TRS) lessee structure subjects us to the risk of increased hotel operating expenses for 53 of our hotels.

  •
  The loss of key executive officers that we depend on to operate our business could have a material adverse effect on us.

  •
  Uninsured and underinsured losses might have an adverse effect on our financial condition.

  •
  Our hotel concentration in certain states, particularly California, subjects us to operating risks.

  •
  We must rely on third-party management companies to operate our hotels and a change in these management companies may be costly and disruptive to our operations.

  •
  We must comply with requirements of franchise agreements, which may include substantial improvements to our hotels, or we may be liable to franchisors for termination payments.

  •
  We may not be able to successfully implement our selective acquisition and disposition strategy or fully realize the benefit of our strategy as a result of general market factors, competition from other hotel property buyers and sellers and the relatively illiquid nature of real estate investments in general.

  •
  We may be unable to adequately finance or fully realize the anticipated benefits of our renovations.

Risks Related to the Hotel Industry

  •
  A continued industry fundamental downturn could adversely affect our results of operations.

  •
  Seasonality of the hotel business can be expected to cause quarterly fluctuations in our revenues.

  •
  Compliance with environmental laws may adversely affect our financial condition.

  •
  Compliance with the Americans with Disabilities Act may adversely affect our financial condition.

Risks Related to RFS's Qualification as a REIT Under U.S. Tax Laws

  •
  The federal income tax laws governing REIT's are complex.

  •
  Failure to make required distributions would subject RFS to tax.

  •
  Failure to qualify as a REIT would subject RFS to federal income tax.

  •
  The formation of the TRS lessees that currently lease 53 of our 58 hotels will increase our overall tax liability.

Recent Developments

First Quarter 2002 Operating Results

        On May 2, 2002, we announced certain operating results for the quarter ended March 31, 2002. We had funds from operations for the first quarter of 2002 of $7.8 million, compared to $15.0 million for the first quarter of 2001. Hotel revenues for the first quarter of 2002 were $47.3 million, compared to $57.9 million for the first quarter of 2001. Hotel revenue per available room decreased 16.6% over the comparable periods. Earnings before interest, taxes, depreciation and amortization decreased to $15.4 million for the first quarter from $23.0 million in the comparable quarter of 2001. Net loss for the first quarter of 2002 was $7.5 million, which included a $10.1 million charge for debt extinguishment and interest rate swap termination costs, compared to a net loss of $30.8 million in the comparable quarter of 2001, which included a $64.9 million charge for the Hilton lease termination costs. We also announced a cash distribution of $0.25 per share, payable on May 31, 2002, to shareholders of record on May 21, 2002.

Sale of Common Stock and Senior Notes

        Since January 1, 2001, we:

  •
  successfully completed the sale of 1.15 million shares of our common stock, including shares that were issued upon the exercise of the underwriter's over-allotment option, net proceeds of approximately $14.2 million from the sale of the common stock were used to reduce the outstanding balance under our line of credit; and

  •
  successfully completed the sale of $125 million in senior, unsecured notes, which bear an annual interest rate of 9.75% and mature on March 1, 2012; net proceeds of approximately $121.5 million from the sale of the senior notes were used to reduce the outstanding balance under our line of credit, terminate two interest rate swaps and redeem our 1996 commercial mortgage bonds.

Our Organizational Structure

        The following table summarizes our organizational structure and debt outstanding on a pro forma basis as of December 31, 2001. The TRS lessees lease 53 of the 58 hotels owned by the Partnership and its subsidiaries. Flagstone Hospitality Management LLC manages 51 of these hotels and two third party management companies manage two of these hotels. The remaining five hotels are leased to and managed by third party hotel management companies.

(1)
Reflects the repayment of (i) approximately $53.6 million with a portion of the net proceeds from the issuance of the outstanding notes, and (ii) approximately $14.2 million with the net proceeds of our recently completed sale of 1.15 million shares of common stock.

(2)
Reflects the redemption of the aggregate outstanding balance (approximately $58.2 million at December 31, 2001) of our 1996 commercial mortgage bonds with a portion of the net proceeds from the issuance of the outstanding notes.

(3)
We own a 75% interest in this partnership which owns the Hilton San Francisco Fisherman's Wharf and we are the sole general partner of this partnership.

        Under the terms of the notes, we are required to cause RFS Financing Partnership, L.P., RFS Leasing II, Inc. and RFS Financing Corporation to guarantee the notes on a full and unconditional basis not later than June 26, 2002. In connection with the addition of these entities as guarantors, we are undertaking certain restructuring transactions. To facilitate the restructuring, we have recently formed RFS Financing 2002, LLC, which is also expected to become a guarantor concurrently with the above named entities. After the restructuring, each of these future guarantors will be wholly-owned by RFS Partnership, L.P. The following table summarizes our organizational structure giving effect to the restructuring transactions and the addition of these future guarantors.

(1)
We own a 75% interest in this partnership which owns the Hilton San Francisco Fisherman's Wharf and we are the sole general partner of this partnership.

Summary of the Exchange Offer

        We summarize the material terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the exchange notes.

The Exchange Offer	We are offering to exchange up to $125 million in aggregate principal amount of exchange notes, which have been registered under the Securities Act, for up to $125 million in aggregate principal amount of outstanding notes, which we issued on February 26, 2002 in a private offering.

In order for your outstanding notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. Except as set forth below under "—Conditions to the Exchange Offer," all outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes as soon as practicable after the expiration of the exchange offer.
Outstanding notes may be exchanged for exchange notes only in integral multiples of $1,000.

We believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangements or understanding with any person to participate, in the distribution of the exchange notes issued to you; and
• you are not an affiliate, under Rule 405 of the Securities Act, of ours.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with those resales.

Broker-dealers that acquired outstanding notes directly from the Partnership in the initial offering and not as a result of market making or other trading activities must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes, and cannot use the prospectus in connection with resales of the exchange notes.
Registration Rights Agreement
We sold the outstanding notes on February 26, 2002 to the initial purchasers of the outstanding notes. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers which requires us to conduct this exchange offer. You have the right pursuant to the registration rights agreement to exchange your outstanding notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to outstanding notes you do not tender for exchange.
Consequences of Failure to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register any untendered outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes and tendered but unaccepted outstanding notes will be adversely affected.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on June 13, 2002, or a later date and time to which we may extend it, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

Withdrawal Rights
You may withdraw your tender of outstanding notes at any time prior to the expiration date by delivering written notice of your withdrawal to the exchange agent in accordance with the withdrawal procedures described in this prospectus. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not exchanged.
Conditions to the Exchange Offer	We will not be required to accept outstanding notes for exchange if:
	•	the exchange offer would violate applicable law or SEC interpretations or any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer; or
	•	you do not tender your outstanding notes in compliance with the terms of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered. We reserve the right to terminate the exchange offer if certain specified conditions have not been satisfied and to waive any condition or extend the exchange offer or otherwise amend the terms of the exchange offer in any respect. Please read the section "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes and Representations	If your outstanding notes are held through The Depository Trust Company ("DTC") and you wish to participate in the exchange offer, you may do so through one of the following methods:
•
Delivery of a Letter of Transmittal. You must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal and forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the outstanding notes; or
•
Automated Tender Offer Program of The DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

Under both methods, by signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any exchange notes that you receive are being acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;
	•	you are not engaged in and do not intend to engage in any distribution of the exchange notes;
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and
	•	you are not our "affiliate," as defined in Rule 405 of the Securities Act.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.
Special Procedures for Beneficial Owners
If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.
Consequences of Not Complying with Exchange Offer Procedures
You are responsible for complying with all exchange offer procedures. You will only receive exchange notes in exchange for your outstanding notes if, prior to the expiration date, you deliver to the exchange agent:
	•	the letter of transmittal, properly completed and duly executed;
	•	any other documents or signature guarantees required by the letter of transmittal;
	•	certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC.

Any outstanding notes you hold and do not tender, or which you tender but which are not accepted for exchange, will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement. You will not have any appraisal or dissenters' rights in connection with the exchange offer. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to your tender of outstanding notes for exchange.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and cannot comply, prior to the expiration date, with the applicable procedures for tendering outstanding notes described above and under "The Exchange Offer—Procedures for Tendering," you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures."
U.S. Federal Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. Please read "Material U.S. Federal Income Tax Considerations."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes. The net proceeds from the sale of the outstanding notes were used to:
• redeem certain of our outstanding commercial mortgage bonds, including the payment of a yield maintenance premium;
• repay amounts outstanding under our line credit; and
• pay interest rate swap termination fees.
See "Use of Proceeds."
The Exchange Agent
We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows: U.S. Bank National Association, 180 East Fifth Street, St. Paul, MN 55101; Attention: Frank P. Leslie, (651) 244-8677. Eligible institutions may make requests by facsimile at (651) 244-0711.

Summary of the Terms of the Exchange Notes

        This exchange offer relates to the exchange of up to $125 million in aggregate principal amount of exchange notes for an equal principal amount of outstanding notes. The outstanding notes were issued on February 26, 2002. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the outstanding notes, which they are replacing, and both the outstanding notes and the exchange notes are governed by the same indenture.

Co-Issuers	RFS Partnership, L.P. RFS 2002 Financing, Inc.
Securities Offered	$125 million in aggregate principal amount of 9.75% Series B Senior Notes due 2012.
Maturity Date	March 1, 2012.
Interest Payment Dates	The exchange notes will bear interest at a rate of 9.75% per year, payable semi-annually, in arrears, on March 1 and September 1 of each year, commencing on September 1, 2002.
Ranking	The exchange notes will be senior, unsecured obligations of the Partnership. The exchange notes will rank:
• senior to all our subordinated indebtedness;
• equally with all our existing and future senior unsecured indebtedness; and
• effectively subordinate to all of our secured indebtedness to the extent of the value of the collateral and to all other debt of our non-guarantor subsidiaries.
On an actual basis and a pro forma basis, as of December 31, 2001, approximately $301.1 million and $175.2 million, respectively, of our outstanding indebtedness was secured debt.
Optional Redemption
At any time prior to March 1, 2005, we will have the option to redeem up to 35% of the notes (subject to certain limitations) at the redemption price 109.750% using the proceeds of certain equity offerings of RFS Hotel Investors, including common stock, rights, options or warrants.

At any time prior to March 1, 2007, we will have the option to redeem the notes, in whole or in part, from time to time, at a price equal to the greater of 104.875% of the principal amount of the exchange notes or a "make-whole" premium as set forth in this prospectus. Generally, the "make-whole" premium is the sum of the present values of the remaining scheduled payments of interest, principal and premium thereon as if the Notes were redeemed on March 1, 2007, discounted to the redemption date on a semiannual basis at the applicable treasury rate plus 50 basis points.

On or after March 1, 2007, we will have the option to redeem the exchange notes, in whole or in part, at the following redemption prices:
		2007	104.875%
		2008	103.250%
		2009	101.625%
		2010 and thereafter	100.000%,
as set forth in this prospectus.
Each of these three redemption options are independent of each other.
Change of Control	Upon a change of control, you may require us to repurchase all or a portion of your exchange notes at a purchase price of 101% of their principal amount, plus accrued but unpaid interest, if any.
Guarantees
The exchange notes will be guaranteed on a full, unconditional, joint and several basis by RFS Hotel Investors, Inc. and RFS Leasing VII, Inc. Most of our subsidiaries are not guarantors and our future subsidiaries are not required to become guarantors.

Prior to June 26, 2002, we are required to cause RFS Financing Partnership, L.P., RFS Leasing II, Inc., and RFS Financing Corporation, and expect to cause RFS Financing 2002, LLC, to guarantee the exchange notes on a full, unconditional, joint and several basis.
Certain Covenants	The terms of the exchange notes restrict our ability and the ability of certain of our subsidiaries to:
	•	pay or permit payment of certain dividends on, or redeem or repurchase, our capital stock;
	•	make certain distributions, investments and other restricted payments;
	•	incur additional indebtedness;
	•	allow the imposition of dividend restrictions on subsidiaries;
	•	sell assets and the capital stock of our subsidiaries;
	•	guarantee indebtedness;
	•	create certain liens;
	•	engage in certain transactions with affiliates; and
	•	consolidate or merge or sell all or substantially all our assets and the assets of our subsidiaries.
However, these limitations will be subject to a number of important qualifications and exceptions described under "Description of Exchange Notes."

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

        The following table sets forth summary historical consolidated financial data for RFS Hotel Investors, Inc. and RFS Partnership, L.P. The summary historical consolidated information is presented as of and for the years ended December 31, 1999, 2000 and 2001. We derived the historical consolidated financial information for the years ended December 31, 1999, 2000 and 2001 from RFS Hotel Investors, Inc.'s and RFS Partnership, L.P.'s consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, independent accountants. RFS Hotel Investors, Inc.'s only significant asset is its ownership interest in RFS Partnership, L.P., accordingly the only difference between RFS Hotel Investors, Inc. and RFS Partnership, L.P.'s statement of operations data is the earnings or loss attributed to the minority interest in RFS Partnership, L.P. not held by RFS Hotel Investors, Inc.

        The following table also sets forth summary unaudited pro forma consolidated financial data for RFS Hotel Investors, Inc. and RFS Partnership, L.P. as of and for the year ended December 31, 2001. The summary unaudited pro forma consolidated financial data as of and for the year ended December 31, 2001 has been prepared based upon the consolidated financial statements of RFS Hotel Investors, Inc. and RFS Partnership, L.P. included herein and have been prepared based upon available information and assumptions our management believes are reasonable. The summary unaudited pro forma consolidated financial data as of and for the year ended December 31, 2001 is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations or financial position would have been had the transactions described below occurred on the indicated dates. The summary unaudited pro forma consolidated financial data for the year ended December 31, 2001 assumes that the following occurred on January 1, 2001 and the summary unaudited pro forma balance sheet data assumes the following occurred on December 31, 2001:

  •
  the issuance of $125 million of Series A Senior Notes on February 26, 2002, and the application of the net proceeds therefrom (approximately $121.5 million) to (1) retire $58.2 million in mortgage debt and pay a related $6.5 million yield maintenance premium, (2) terminate two interest rate swap agreements at a cost of $3.2 million and (3) reduce the balance outstanding on our line of credit by $53.6 million; and

  •
  our sale of 1.15 million shares of common stock on February 20, 2002, and the application of the net proceeds therefrom (approximately $14.2 million) to reduce the balance outstanding on our line of credit.

        You should read the following information together with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of RFS and the Partnership" and the RFS Hotel Investors, Inc. and RFS Partnership, L.P. consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

RFS Hotel Investors, Inc.

	Year Ended December 31,
	1999	2000	2001(1)
	(in thousands, except per share, ratio, % and hotel data)
Statement of Operations Data:
Total revenues	$99,662	$107,359	$221,878
Hilton lease termination expense, net of deferred income taxes	—	—	40,762
Net income (loss)	34,990	30,790	(13,729)
Net income (loss) applicable to common shareholders	33,578	29,378	(11,713)
Earnings (loss) per share data:
Earnings (loss) per share—basic and diluted	1.34	1.20	(0.47)
Weighted average common shares outstanding—basic	25,002	24,559	25,045
Weighted average common shares outstanding—diluted	25,002	24,580	25,045
Balance Sheet Data (end of period):
Investment in hotels, net of accumulated depreciation	$651,988	$635,997	$615,562
Total assets	687,242	673,467	668,862
Total debt	282,278	277,431	301,135
Minority interest in RFS Partnership, L.P. and other consolidated subsidiaries	35,618	34,848	31,059
Preferred stock	10	10	25,000
Shareholders' equity	361,283	348,445	290,811
Other Data:
Cash flows:
Provided by operating activities	$66,884	$65,223	$10,466
Used by investing activities	(26,580)	(10,843)	(8,642)
Provided (used) by financing activities	(36,405)	(56,612)	230
Depreciation	24,210	27,198	29,605
Capital expenditures	34,066	32,551	18,013
Funds from operations(2)	63,010	64,170	51,229
EBITDA(3)	86,116	90,308	81,800
Ratio of earnings to fixed charges(4)	2.7x	2.4x	0.4x
Supplemental ratio of earnings to fixed charges(5)	—	—	2.0x
Hotel Data:
Number of properties	62	60	58
Number of rooms	9,086	8,689	8,424
Average daily rate	$87.98	$91.83	$92.28
Occupancy percentage	71.8%	73.1%	70.2%
Revenue per available room(6)	$63.13	$67.16	$64.74
Pro Forma Financial Data (end of period):
Investment in hotels, net of accumulated depreciation			$615,562
Total assets			670,999
Total debt			300,180
Minority interest in RFS Partnership, L.P. and other consolidated subsidiaries			29,965
Preferred stock			25,000
Shareholders' equity			298,217
Interest expense(7)			27,307
EBITDA to interest expense			3.0x
Total debt to EBITDA			3.7x

RFS Partnership, L.P.

	Year Ended December 31,
	1999	2000	2001(1)
	(in thousands, except per unit, ratio, % and hotel data)
Statement of Operations Data:
Total revenues	$99,662	$107,359	$221,878
Hilton lease termination expense, net of deferred income taxes	—	—	40,762
Net income (loss)	38,610	34,008	(14,886)
Net income (loss) applicable to common unit holders	37,198	32,596	(12,870)
Earnings (loss) per unit data:
Earnings (loss) per unit—basic and diluted	1.35	1.20	(0.47)
Weighted average common units outstanding—basic	27,569	27,121	27,520
Weighted average common units outstanding—diluted	27,569	27,127	27,520
Balance Sheet Data:
Investment in hotels, net of accumulated depreciation	$651,988	$635,997	$615,562
Total assets	687,242	673,467	668,862
Total debt	282,278	277,431	301,135
Series B preferred units	—	—	25,000
Redeemable limited partnership units, at redemption value	26,779	33,461	27,980
Partners' capital	369,947	349,667	291,715
Other Data:
Cash flows:
Provided by operating activities	$66,884	$65,223	$10,466
Used by investing activities	(26,580)	(10,843)	(8,642)
Provided (used) by financing activities	(36,405)	(56,612)	230
Depreciation	24,210	27,198	29,605
Capital expenditures	34,066	32,551	18,013
Funds from operations(2)	63,010	64,170	51,229
EBITDA(3)	86,116	90,308	81,800
Ratio of earnings to fixed charges(4)	2.7x	2.4x	0.4x
Supplemental ratio of earnings to fixed charges(5)	—	—	2.0x
Hotel Data:
Number of properties	62	60	58
Number of rooms	9,086	8,689	8,424
Average daily rate	$87.98	$91.83	$92.28
Occupancy percentage	71.8%	73.1%	70.2%
Revenue per available room(6)	$63.13	$67.16	$64.74
Pro Forma Financial Data (end of period):
Investment in hotels, net of accumulated depreciation			$615,562
Total assets			670,999
Total debt			300,180
Series B preferred units			25,000
Redeemable limited partnership units, at redemption value			27,980
Partners' capital			298,027
Interest expense(7)			27,307
EBITDA to interest expense			3.0x
Total debt to EBITDA			3.7x

(1)
Includes hotel revenues and hotel operating expenses with respect to 55 hotels that were leased to or managed by Hilton or other third-parties prior to the effectiveness of the REIT Modernization Act on

  January 1, 2001. Prior to January 1, 2001, our revenues were comprised mainly of percentage lease revenues.

(2)
We consider Funds From Operations to be a key measure of a REIT's performance which should be considered along with, but not as an alternative to net income or loss and cash flow as a measure of operating performance and liquidity. The White Paper on Funds From Operations approved by the Board of Governors of NAREIT defines Funds From Operations as net income or loss (computed in accordance with GAAP), excluding gains or losses from debt restructuring which would be extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. We believe that Funds From Operations is helpful to our investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute Funds From Operations in accordance with standards established by NAREIT, except that we add back lease termination costs and deferred income taxes to derive Funds From Operations. This may not be comparable to Funds From Operations reported by other REITs that may or may not define the term in accordance with the current NAREIT definition, that interpret the current NAREIT definition differently than we do or that do not adjust Funds From Operations for lease termination costs and deferred income taxes. Funds From Operations does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. Funds From Operations may include funds that may not be available for our management's discretionary use due to requirements to conserve funds for capital expenditures, debt repayment and property acquisitions and other commitments and uncertainties. For additional information regarding our FFO and EBITDA calculations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of RFS and the Partnership—Funds From Operations and EBITDA."

(3)
We compute earnings before interest, taxes, depreciation and amortization (EBITDA) by adding Funds From Operations, interest expense, amortization expense, current income taxes and our preferred stock dividends. EBITDA is presented because it provides useful information regarding our ability to service debt and is commonly used by financial analysts and others who follow our industry to measure operating performance. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations, as determined in accordance with GAAP. EBITDA as presented by us may not be comparable to other similarly titled measures used by other companies. For additional information regarding our FFO and EBITDA calculations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of RFS and the Partnership—Funds From Operations and EBITDA."

(4)
For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income plus fixed charges, plus the amortization of capitalized interest and less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs. For the year ended December 31, 2001, the ratio of earnings to fixed charges was less than 1:1 and earnings were insufficient to cover fixed charges by $14.8 million.

(5)
The supplemental ratio of earnings to fixed charges is computed the same as described in footnote (4) except that income from continuing operations is adjusted to add back the Hilton lease termination expense, net of deferred income taxes, of $40.8 million.

(6)
Revenue per available room is calculated as room revenue divided by available room nights. Revenue per available room is a standard industry statistic that measures the relative revenue performance of a hotel or group of hotels. The statistic allows investors to compare the revenue performance of our hotels to that of our competitors, and to industry averages. Revenue per available room, as presented by us, may not be comparable to other similarly titled measures used by other companies.

(7)
Interest expense excludes $1.6 million in amortization of capitalized debt costs.

RISK FACTORS

        Before tendering your outstanding notes for exchange notes or investing in the exchange notes, you should carefully consider the following material risk factors and other information in this prospectus. Our business, financial condition, results of operations and our ability to make payments on the notes could be materially adversely affected by any of the following risks. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below or elsewhere.

Risks Related to Our Debt and an Investment in the Exchange Notes

The exchange notes will be effectively subordinated to certain of our and our subsidiaries' liabilities.

        The exchange notes will be unsecured and will rank equally with our existing and future senior unsecured indebtedness and will be effectively subordinated to all of our and our subsidiaries' secured debt to the extent of the value of such security. The exchange notes will be guaranteed by RFS and RFS Leasing VII, Inc. (RFS Leasing), and, therefore, will be effectively subordinated to all current and future liabilities of our non-guarantor subsidiaries. The covenants governing the exchange notes will allow us and will allow our subsidiaries to incur additional debt, including secured debt, and will allow our non-guarantor subsidiaries to incur additional debt up to an aggregate amount equal to 45% of our adjusted total assets. On a pro forma basis, at December 31, 2001, we and our consolidated subsidiaries would have had approximately $161.8 million of mortgage debt which is secured by $255.8 million of our investments in hotel properties on a book value basis. On a pro forma basis, at December 31, 2001, this mortgage debt was the only outstanding debt of our non-guarantor subsidiaries. In addition, on a pro forma basis, at December 31, 2001, we would have had $126.6 million of available borrowing capacity under our line of credit, subject to borrowing base values, which, including one hotel added to the collateral pool during the first quarter of 2002 and one hotel expected to be added to the collateral pool during the second quarter of 2002, is secured by $216.2 million of our investments in hotel properties on a book value basis. The terms of certain of our mortgage debt prevent the subsidiaries that issued such debt from guaranteeing any of our other debt. On a pro forma basis, at December 31, 2001, our non-guarantor subsidiaries would have had approximately $255.8 million of our investments in hotel properties on a book value basis. On a pro forma basis, for the year ended December 31, 2001, these investments in hotel properties represented approximately 42% of the net book value of our investment in hotel properties and produced approximately 42% of our EBITDA.

RFS 2002 Financing, a co-issuer, RFS Leasing, a co-guarantor, and RFS Financing Corporation, a future co-guarantor, offer little credit support because they lack sufficient assets and cash flow to service the exchange notes.

        The exchange notes will be co-issued by the Partnership and RFS 2002 Financing, Inc. (RFS 2002), a wholly-owned subsidiary of ours. RFS 2002 was formed in February 2002 solely to facilitate the offering of the notes. RFS 2002 has no assets and no sources of revenue or cash flow. The exchange notes will be guaranteed by RFS and RFS Leasing, a wholly-owned subsidiary of ours. RFS Leasing was recently formed and had no substantial operations prior to January 1, 2001. Since that date, RFS Leasing's only activities relate to the 23 hotels it leases directly or indirectly from us. As of and for the year ended December 31, 2001, RFS Leasing did not have a material amount of assets, and incurred both operating and net losses. Prior to June 26, 2002, RFS Financing Corporation, a wholly-owned subsidiary of ours, is expected to be added as a guarantor of the exchange notes. RFS Financing Corporation was initially formed to facilitate the issuance of the 1996 commercial mortgage bonds, which were redeemed with a portion of the proceeds from the sale of the outstanding notes. At the time it is expected to become a guarantor, RFS Financing Corporation will have no assets and no sources of revenue or cash flow. Consequently, in the event that it becomes necessary for RFS 2002, RFS Leasing or RFS Financing Corporation to provide credit support for the exchange notes, RFS 2002 will not, and RFS Leasing and RFS Financing Corporation likely will not, have sufficient cash flow to make any required payments under the exchange notes.

We have restrictive debt and preferred stock covenants that could adversely affect our ability to run our business.

        The indenture governing the exchange notes, the agreements governing our line of credit and commercial mortgage bonds, and our preferred stock contain various restrictive covenants including, among others, provisions restricting us from:

  •
  incurring indebtedness;

  •
  making distributions to our shareholders;

  •
  making investments;

  •
  engaging in transactions with affiliates;

  •
  incurring liens;

  •
  merging or consolidating with another person;

  •
  disposing of our assets; or

  •
  permitting limitations on the ability of our subsidiaries to make payments to us.

        These restrictions may adversely affect our ability to finance our operations or engage in other business activities that may be in our best interest.

        Furthermore, certain of these agreements require us to maintain certain specified financial ratios. We currently are subject to various debt covenants, the most restrictive of which are on our line of credit as follows:

  •
  fixed charge coverage ratio must be greater than or equal to 1.75:1.00 for 2002 and 2.00:1.00 for all future periods.

  •
  interest coverage ratio must be greater than or equal to 2.25:1.00 for 2002 and 2.50:1.00 for all future periods.

  •
  consolidated total indebtedness must be less than or equal to 5.25 times adjusted EBITDA for 2002 and 4.50 for all future periods.

  •
  leverage ratio must be less than or equal to 55% for 2002 and 55% for all future periods.

  •
  debt coverage ratio must be greater than or equal to 2.00:1.00 at all times.

        Furthermore, adjusted EBITDA and adjusted cash flow, as defined, have been amended for 2002 so that these terms are calculated on an annualized basis based on our estimated performance in 2002 rather than on a trailing twelve month basis.

        Additionally, the terms of the Series B Preferred Stock require that consolidated total indebtedness cannot exceed 60% of the total asset value, as defined.

        We were in compliance with all covenants at December 31, 2001. Our ability to comply with such covenants may be affected by events beyond our control. These covenants also may restrict our ability to engage in certain transactions. In addition, a breach of these limitations could result in the acceleration of most of our debt. We may not be able to refinance or repay this debt in full under such circumstances.

Our ability to grow may also be limited by our ability to attract debt financing and a decrease in acquisition opportunities.

        Internal growth, which includes the renovation, redevelopment and rebranding of our hotels to achieve improved revenue performance, along with external growth, in the form of acquisitions, are both important parts of our strategy. We may not be able to fund growth solely from cash provided from operating activities because we must distribute at least 90% of our taxable income each year to maintain our tax status as a REIT. Consequently, we rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. We cannot assure you that we will be successful in attracting sufficient debt or equity financing to fund future growth at an acceptable cost. In addition, we currently have a policy of limiting debt to not more than 45% of our investment in hotel assets, at cost, which, unless waived or modified by our board of directors, could also limit our ability to incur additional debt to fund our continued growth. At December 31, 2001, on a pro forma basis, our consolidated debt represented approximately 37% of our investment in hotels, at cost. We define "cost," as our investment in hotel properties before accumulated depreciation and amortization, plus approximately $60 million paid to Hilton on January 1, 2001, plus related expenses, to terminate our hotel leases and related agreements.

Increases in our leverage could adversely affect our financial condition.

        Although our board of directors has adopted a policy of limiting the amount of debt we will incur to an amount not in excess of 45% of our investment in hotel properties, at cost, as defined, the board may change the debt policy at any time without shareholder approval. Furthermore, our line of credit and the exchange notes are less restrictive than our self-imposed 45% limitation. Accordingly, we and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. The terms of our debt will not fully prohibit us or our subsidiaries from doing so. On a pro forma basis, at December 31, 2001, our line of credit would have permitted borrowings of up to $140 million, subject to borrowing base values and all of those borrowings would have effectively been senior to the exchange notes and the subsidiary guarantees to the extent of the collateral for the line of credit. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

        Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense on our floating rate debt and reducing funds available for our current renovation, redevelopment and rebranding plans.

        An increase in our leverage could adversely affect holders of the exchange notes by:

  •
  making it more difficult for us to satisfy our obligations with respect to the exchange notes;

  •
  limiting our ability to obtain additional financing, if we need it, for working capital, renovation, redevelopment and rebranding, acquisitions, debt service requirements or other purposes;

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt.

If a change of control occurs, we may not have sufficient funds to repurchase your exchange notes.

        Upon specified change of control events, you may require us to repurchase all or a portion of your exchange notes at 101% of the principal amount then outstanding. If a change of control occurs, we may not be able to pay the repurchase price for all of the exchange notes submitted for repurchase. Future credit agreements or other agreements relating to debt may contain provisions which prohibit us from purchasing any exchange notes until we have repaid all debt outstanding thereunder. We may not be able to secure the consent of our lenders to repurchase the exchange notes or refinance the borrowings that prohibit us from repurchasing the exchange notes. If we do not obtain a consent or repay the borrowings, we could not repurchase the exchange notes. In addition, some important corporate events, such as leveraged recapitalizations that would increase the level of our debt, would not constitute a change of control under the indenture for the exchange notes.

Under certain circumstances, courts may void the guarantees under fraudulent transfer laws.

        The exchange notes will be guaranteed on an unsecured senior basis by RFS and RFS Leasing. Federal and state fraudulent conveyance laws allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors in the event of the bankruptcy or other financial difficulty of the guarantor. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the exchange notes could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, at the time the guarantor incurred the debt evidenced by its guarantee, the guarantor:

  •
  received less than reasonably equivalent value of fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or was rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to fund for the benefit of the creditors of the guarantor.

        The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor of the exchange notes would be considered insolvent if:

  •
  the sum of its debts, including liabilities, was greater than the fair saleable value of all of its assets; or

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

  •
  it could not pay its debts as they become due.

        A court is likely to find that a guarantor of the exchange notes did not receive fair consideration or reasonably equivalent value for its guarantee to the extent that its liability under the guarantee is greater than the direct benefit it received from the issuance of the exchange notes. By its terms, each guarantee of the exchange notes will limit the liability of the guarantor to the maximum amount that it can pay without the guarantee being deemed a fraudulent transfer. A court may not give effect to this limitation on liability. In that event, a court may find that the issuance of the guarantee rendered the subsidiary guarantor insolvent. If a court avoids the guarantee or holds it unenforceable, you will cease to have a claim against the guarantor and will be solely a creditor of the Partnership. If the limitation on liability is effective, the amount that the guarantor is found to have guaranteed might be so low that there will not be sufficient funds to pay the exchange notes in full.

The failure of a market to develop could affect your ability to, and the price at which you may, resell your securities.

        The exchange notes will be a new issue of securities for which there is no existing trading market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to develop, the exchange notes could trade at a discount from their face value depending on many factors, including prevailing interest rates and the markets for similar securities. In addition, any market-making by the initial purchasers of the outstanding notes may be limited during any registered exchange offer or the pendency of any resale registration statement and may be discontinued at any time without notice. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes after the exchange offer. However, they are not obligated to do so and may discontinue market-making at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange. As a result, we cannot assure you that an active trading market will ultimately develop for the exchange notes. The liquidity of, and trading market for, the exchange notes also may be adversely affected by:

  •
  the number of holders of the exchange notes;

  •
  the interest of securities dealers in making a market in the exchange notes;

  •
  changes in the market for high yield securities; and

  •
  changes in our financial performance or prospects or in the prospects for companies in our industry generally.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. Any market for the exchange notes may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

If you do not exchange your outstanding notes for exchange notes, your notes will continue to have restrictions on transfer.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your outstanding notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances required under the registration rights agreement.

The issuance of the exchange notes may adversely affect the market for outstanding notes.

        If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer—Consequences of Failure to Exchange."

Risks Related to Our Company and the Conduct of Our Business

The events of September 11, 2001, as well as the U.S. economic recession, have adversely impacted the hotel industry generally, and we have experienced an adverse effect on our results of operations and financial condition. These trends may continue to impact us into the foreseeable future.

        Prior to September 11, 2001, our hotels had begun experiencing declining revenue per available room as a result of the slowing economy, particularly our hotels in San Francisco and Silicon Valley. The terrorist attacks of September 11, 2001 and the effects of the economic recession have led to a substantial reduction in business and leisure travel throughout the United States and industry revenue per available room generally. Revenue per available room at our hotels specifically has declined substantially since September 11. While revenue per available room at our hotels has improved from the depressed levels in the weeks following the events of September 11, revenue per available room at our hotels remains below pre-September 11 levels and may remain at such depressed levels. We cannot predict the extent to which the events of September 11 will continue to directly or indirectly impact the hotel industry or our operating results in the future. Continued lower revenue per available room at our hotels could have an adverse effect on our results of operations and financial condition, including our ability to remain in compliance with our debt covenants, our ability to fund capital improvements and renovations at our hotels and our ability to make dividend payments necessary to maintain our REIT tax status. Additional terrorist attacks could have further material adverse effects on the hotel industry and our operations.

Our new TRS lessee structure subjects us to the risk of increased hotel operating expenses.

        Prior to January 1, 2001, substantially all of our hotels were leased to third-parties under leases providing for the payment of rent based, in part, on revenues from our hotels. Accordingly, our operating risks were essentially limited to changes in hotel revenues and to the lessees' ability to pay the rent due under the leases. In addition to the ownership expenses previously borne by us, we are now subject to the risks of increased hotel operating expenses for the 53 hotels now in our TRS lessee structure, including but not limited to:

  •
  wage and benefit costs;

  •
  repair and maintenance expenses;

  •
  energy costs, which increased significantly during the summer of 2001, especially at our California hotels;

  •
  the costs of liability insurance; and

  •
  other operating expenses.

        Increases in these operating expenses can have a significant adverse impact on our earnings and cash flow.

The loss of key executive officers that we depend on to operate our business could have a material adverse effect on us.

        Our continued success is dependent upon the efforts and abilities of our key executive officers. In particular, the loss of the services of Bob Solmson, our Chief Executive Officer, Randy Churchey, our President and Chief Operating Officer, or Kevin Luebbers, our Executive Vice President and Chief Financial Officer, could have a material adverse effect on our company. There can be no assurance that we would be able to recruit or hire any additional personnel with equivalent experience and contacts.

Uninsured and underinsured losses might have an adverse effect on our financial condition.

        We maintain comprehensive insurance on each of our hotels, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. All 10 of our hotels in California are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under building codes which were less stringent with regard to earthquake related requirements. An earthquake could render significant damage to our hotels. Additionally, areas in Florida, where seven of our hotels are located, may experience hurricane or high-wind activity. We have earthquake insurance policies on our hotels in California and wind insurance policies on certain of our hotels located in Florida. However, various types of catastrophic losses, like earthquakes and floods may not be fully insurable or may not be economically insurable. With respect to our hotels in California, in addition to the applicable deductibles under our earthquake insurance policies, we are self-insured for the first $5 million per earthquake. Our property insurance, which we believe currently insures us against losses resulting from a terrorist attack, is subject to renewal in July 2002. Upon renewal, we do not know whether our property insurance will protect us against losses resulting from a terrorist attack. We believe that such losses may not be economically insurable. In the event of a substantial loss, our insurance coverage may not be able to cover the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also affect our ability to replace or renovate a hotel after it has been damaged or destroyed.

Our hotel concentration in certain states, particularly California, subjects us to operating risks.

        For the year ended December 31, 2001, approximately 65% of our EBITDA came from our hotels located in California (37%), Florida (10%), Texas (7%), Michigan (6%) and Illinois (5%). Adverse events in these areas, such as economic recessions or natural disasters, could cause a loss of revenues from these hotels, which could have a greater adverse effect on us as a result of our concentration of assets in these areas. Our geographic concentration also exposes us to risks of oversupply and competition in our principal markets. Each of our hotels competes with other hotels in its market area. A number of additional hotel rooms will continue to be built in the markets in which our hotels are located, which could result in too many hotel rooms in those regions. Significant increases in the supply of hotel rooms without corresponding increases in demand can have a severe adverse effect on our business, financial condition and results of operations.

        The San Francisco Bay Area has recently suffered an economic downturn related to the decline in the technology and Internet related markets which populated this area. In particular, revenues at our four hotels in Silicon Valley and two hotels in San Francisco have been adversely impacted by the slowing economy and by recent job reductions in the technology and Internet sectors. For the year ended December 31, 2001, we received approximately 37% of our EBITDA from hotels in portions of California, including Silicon Valley (18%), Los Angeles (7%), San Francisco (5%), San Diego (4%) and Sacramento (3%). As a result of the events of September 11 and the continued economic recession in the fourth quarter of 2001, while our entire hotel portfolio was adversely impacted, our six San Francisco Bay Area hotels were particularly affected. Our six San Francisco Bay Area hotels' revenue per available room declined 42.7% in the fourth quarter of 2001. Our remaining four California hotels' revenue per available room declined 2.3% and the entire portfolio revenue per available room, excluding our six San Francisco Bay Area hotels, declined 6.9% in the fourth quarter of 2001.

        Also, California faced an energy crisis during 2001 that significantly increased energy costs at our 10 California hotels, although the impact was somewhat offset through our ability to collect energy surcharges in California. While this energy crisis appears to be resolved, if California experiences another energy crisis, and we cannot adequately pass our increased costs to customers through energy surcharges or otherwise, or the state's economy, particularly Northern California, continues to experience decreasing occupancy rates, revenue per available room, average daily rate ("ADR") or other industry fundamentals, it could have a material adverse effect on our business, financial condition and results of operation.

We must rely on third-party management companies to operate our hotels and a change in these management companies may be costly and disruptive to our operations.

        Under the REIT Modernization Act, in order for us to continue to qualify as a REIT, our hotels must be managed by third-parties. Under the terms of the management agreements, our ability to participate in operating decisions regarding the hotels is limited. Flagstone Hospitality Management and four other unrelated third-parties currently manage all of our hotels. These property managers presently control the daily operations of our hotels. We depend on these managers to adequately operate our hotels as provided in the management agreements. Even if we believe that our hotels are not being managed efficiently or in a manner that results in satisfactory occupancy rates, revenue per available room or ADR, we may not be able to force the management company to change the way it operates our hotels in a timely manner. Additionally, in the event that we need to replace any of our management companies, particularly Flagstone, which manages 51 of our 58 hotels, we may experience significant disruptions at our hotels and in our operations generally and decreased occupancy. Flagstone is a recently formed company with a limited operating history. Furthermore, because we must have third-party managers to maintain our REIT status, we may be forced to enter into new management agreements on terms that we believe are unfavorable or less favorable than the terms of our current agreements. Any of the foregoing, may result in a material adverse effect on our business, financial condition and results of operations.

We must comply with requirements of franchise agreements.

        Most of our hotels are operated under a franchise license. Each license agreement requires that the licensed hotel be maintained and operated in accordance with certain standards and requires us to pay a variety of franchise related fees to the franchisors. The franchisors also may require substantial improvements to our hotels, for which we would be responsible, as a condition to the renewal or continuation of these franchise licenses.

        If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may be liable to the franchisor for a termination payment. These termination payments would vary by franchise agreement and by hotel. Although we have never had a franchise agreement terminated by a franchisor, the loss of a substantial number of franchise licenses and the related termination payments could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully implement our selective acquisition and disposition strategy or fully realize the benefit of our strategy.

        One of our key strategies includes the acquisition of attractive hotel properties. However, we compete for hotel acquisitions with entities that have substantially greater financial and other resources and a lower cost of capital than we have. These entities generally may be able to accept more risk than we can manage wisely and may be able to pay higher acquisition prices than we are willing to pay. This competition may generally limit the number of suitable investment opportunities offered to us. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms. Furthermore, in recent years, we believe that acquisition prices were not attractive by historical standards and we reduced our acquisition activity accordingly. While we believe that the hotel acquisition market has recently become more favorable, there can be no assurance that a sufficient number of attractive properties, both in terms of price and quality, will be available for acquisition or that we will ultimately be able to acquire those hotel properties on favorable terms.

        Additionally, our strategy includes continually shifting our portfolio by selectively divesting limited service hotels which are not consistent with our long-term investment horizon, particularly those in smaller markets. As with acquisitions, we face competition for buyers of our hotel properties. Other sellers of hotels may have the financial resources to dispose of their hotels on unfavorable terms that we would be unable to accept. If we cannot find buyers for our non-core properties, we will not be able to implement our divestiture strategy. Moreover, real estate investments are relatively illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions.

        In the event that we cannot fully execute our acquisition and divestiture strategy or realize the benefits therefrom, we may not be able to grow our business, our EBITDA or our cash flow.

We may be unable to adequately finance or fully realize the anticipated benefits of our renovations.

        As part of our internal growth strategy, we regularly renovate, redevelop and, in certain cases, re-brand our hotels. In addition, the franchisors of our hotels require us to make periodic capital improvements as a condition to keeping the franchise licenses. During 2000 and 2001, we spent approximately $32.6 million and $18.0 million, respectively, on capital improvements to our hotels. We expect to spend approximately $9.0 million on capital improvements to our hotels in 2002. Our current indebtedness, as well as the notes, will restrict our ability to finance our proposed capital expenditures, which may cause us to delay, alter materially or abandon our planned capital improvements and renovating. In addition to the difficulties with financing these projects discussed above, renovations also give rise to the following risks:

  •
  possible environmental problems;

  •
  construction cost overruns and delays;

  •
  uncertainties as to market demand or a loss of market demand after renovations have begun; and

  •
  displacement of room revenues due to rooms being out of order.

        If the completion of renovation projects is significantly delayed, our operating results could be adversely affected. In addition, no assurance can be given that recently completed and ongoing improvements will achieve the results anticipated when we made the decision to invest in the improvements.

Risks Related to the Hotel Industry

A continued industry fundamental downturn could adversely affect our results of operations.

        According to Smith Travel Research, for all U.S. hotels, room supply in 2001 increased 2.4% while demand decreased by 3.4% and this trend may continue for the immediate future. Additionally, industry revenue per available room in 2001 decreased 6.9% as compared to the same period in 2000, and is expected to decrease slightly in 2002.

        If we are unable to sustain appropriate levels of revenue per available room, our operating margins may deteriorate, and we may be unable to execute our business plan, including the selective acquisition of hotel properties. In addition, if this downward trend continues we may be unable to continue to meet our debt service obligations as they become due or to obtain necessary additional financing.

Seasonality of the hotel business can be expected to cause quarterly fluctuations in our revenues.

        The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly financial results also may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowing in our first and fourth quarters in order to offset these fluctuations in revenues and to make distributions to our shareholders.

Compliance with environmental laws may adversely affect our financial condition.

        Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require the owner of a contaminated property to clean up the property, even if the owner did not know of or was not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, like a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. Furthermore, decisions by courts have established that third-parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he suffers injury from the asbestos.

        We could be responsible for the costs discussed above, if one or more of our properties are found to be contaminated. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could affect the funds available for distribution to our shareholders. To determine whether any costs of this nature may be incurred, we commissioned Phase I environmental site assessments, or ESAs, before we acquired our hotels. These studies typically include a review of historical information and a site visit but not soil or groundwater testing. We obtained the ESAs to help us identify whether we might be responsible for cleanup costs or other environmental liabilities. The ESAs on our hotels did not reveal any environmental conditions that are likely to have a material adverse effect on our business, assets, results of operations or liquidity. However, ESAs do not always identify all potential problems or environmental liabilities. Consequently, we may have material environmental liabilities of which we are unaware.

        The Phase I ESA for the Hampton Inn—Airport in Indianapolis, indicated that the hotel disposes of approximately 10% of its solid waste at a facility that is a state Superfund site. Such a site may be subject to investigation and remediation under the federal and state Superfund laws, and persons that sent hazardous substances to the site may be jointly and severally liable for the costs of the work. The Phase I ESA report states that solid waste from our Indianapolis hotel was disposed into a domestic waste cell of the facility. A state official informed the engineering firm conducting the Phase I ESA that this domestic waste cell is segregated by a containment structure and is adjacent to, but not part of, the Superfund site. The Phase I audit did not indicate that our Indianapolis hotel has arranged for the disposal of any hazardous substances at this facility. If the Indianapolis hotel in fact arranged for such disposal, however, it could be found liable for at least a part of any response costs.

Compliance with the Americans with Disabilities Act may adversely affect our financial condition.

        Under the Americans with Disabilities Act of 1990, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. We believe that our hotels substantially comply with the requirement of the Americans with Disabilities Act.

However, a determination that the hotels are not in compliance with that Act could result in liability for both governmental fines and damages to private parties. If we were required to make unanticipated major modifications to the hotels to comply with the requirements of the Americans with Disabilities Act, it could adversely affect our ability to pay our obligations.

Risks Related to RFS's Qualification as a REIT Under U.S. Tax Laws

The federal income tax laws governing REITs are complex.

        RFS has operated and intends to continue to operate in a manner that is intended to qualify it as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complicated, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, RFS cannot be certain that it has been or will continue to be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of qualification as a REIT.

Failure to make required distributions would subject RFS to tax.

        In order to qualify as a REIT, each year RFS must pay out to its shareholders at least 90% of its taxable income, other than any net capital gain. To the extent that RFS satisfies the distribution requirement, but distributes less than 100% of its taxable income, RFS will be subject to federal corporate income tax on its undistributed taxable income. In addition, RFS will be subject to a 4% nondeductible excise tax if the actual amount that it pays out to its shareholders in a calendar year is less than a minimum amount specified under federal tax laws. RFS's only source of funds to make such distributions comes from distributions that it receives from the Partnership. Accordingly, RFS may be required to borrow money or sell assets to make distributions sufficient to enable it to pay out enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. This risk may be intensified because our current indebtedness and the notes restrict our ability to borrow money and sell assets, even if necessary to make distributions to maintain RFS's REIT status.

Failure to qualify as a REIT would subject RFS to federal income tax.

        If RFS fails to qualify as a REIT in any taxable year, RFS would be subject to federal income tax on its taxable income. We might need to borrow money or sell hotels in order to pay any such tax. If RFS ceases to be a REIT, RFS no longer would be required to distribute most of its taxable income to its shareholders. Unless RFS's failure to qualify as a REIT were excused under federal income tax laws, it could not re-elect REIT status until the fifth calendar year following the year in which it failed to qualify.

The formation of the TRS lessees will increase our overall tax liability.

        Effective January 1, 2001, we formed the TRS lessees, which currently lease 53 of our hotels. The TRS lessees are subject to federal and state income tax on their taxable income, which consists of the revenues from the hotels leased by the TRS lessees net of the operating expenses for such hotels and rent payments. Accordingly, although the formation of the TRS lessees allows us to participate in the operating income from the hotels in addition to receiving rent, that operating income is fully subject to income tax. We do not expect to pay any material state or federal income taxes in the next several years. The after-tax net income of the TRS lessees is available for distribution to us as dividends.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference into this prospectus contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements containing the words "believes," "anticipates," "expects," "estimates," "intends," "plans," "projection," "will continue" and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business which may prove to be incorrect. These forward-looking statements relate to future events, our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. You should specifically consider the various factors identified in this prospectus, particularly those under the caption "Risk Factors," and in any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.

        These factors include risks relating to:

  •
  September 11, 2001's events and the current U.S. economic recession;

  •
  our hotel concentration in certain states, particularly California;

  •
  increases in our leverage and related adverse effects on our financial condition;

  •
  restrictive debt covenants that could adversely affect our ability to run our business;

  •
  dependence of our ability to grow on our ability to obtain suitable financing and to take advantage of favorable acquisition opportunities;

  •
  increased debt service obligations and resulting reductions in our funds from operations;

  •
  our new TRS lessee structure and the associated risk of increased hotel operating expenses;

  •
  the loss of key executive officers that we depend on to operate our business;

  •
  uninsured and underinsured losses;

  •
  our reliance on third-party management companies to operate our hotels and the risk that a change in these companies may be costly and disruptive to our operations;

  •
  requirements of franchise agreements, including the right of some franchisors to immediately terminate their respective agreements if we breach certain provisions relating to registration or transfer of our securities;

  •
  inability to successfully implement our selective acquisition and disposition strategy or fully realize the benefits of our strategy;

  •
  inability to adequately finance or fully realize the anticipated benefits of our renovations;

  •
  increases in our leverage and related adverse effects on our financial condition;

  •
  risks of hotel operations;

  •
  seasonality of the hotel business;

  •
  risks that may adversely affect real estate ownership in general;

  •
  costs of complying with environmental laws;

  •
  costs of complying with the Americans with Disabilities Act;

  •
  the complexity of federal income tax laws governing REITs;

  •
  being subject to tax as a result of a failure to make required distributions;

  •
  being subject to federal income tax for failure to qualify as a REIT;

  •
  increase in our overall tax liability as a result of the formation of the TRS lessees; and

  •
  other factors described under "Risk Factors" in this prospectus and as described from time to time in our filings with the SEC.

        We undertake no obligation to, and do not intend to update any forward-looking statements, the factors listed above, the matters discussed in the "Risk Factors" section of this prospectus, or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the discussion contained in the section entitled "Risk Factors" may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward looking statements should be viewed with caution.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in the exchange offer will be retired and canceled and cannot be reissued.

        The net proceeds from the issuance of the outstanding notes, approximately $121.5 million after deducting the expenses of the offering, were used as follows:

  •
  $64.7 million to redeem our 1996 commercial mortgage bonds, including a yield maintenance premium of $6.5 million;

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  $53.6 million to pay down the outstanding balance under our line of credit, which balance was approximately $81.2 million at December 31, 2001; and

  •
  $3.2 million to pay interest rate swap termination fees.

        At December 31, 2001, the outstanding balance of our 1996 commercial mortgage bonds was approximately $58.2 million, $33.2 million of which bears a fixed annual interest rate of 6.83% and $25.0 million of which bears a fixed annual interest rate of 7.30%. At the time of the consummation of our redemption of the 1996 commercial mortgage bonds, the outstanding balance was approximately $57.5 million. Our line of credit matures on July 30, 2004, and for the year ended December 31, 2001, outstanding borrowings under our line of credit carried an average interest rate (including the impact of our interest rate swaps) of 7.9% per annum. See "Description of Other Indebtedness and Preferred Stock."

        We may borrow funds available under our line of credit in the future, as we have in the past, for general business purposes, including renovations and improvements, acquisitions and other general business purposes. Although we continually evaluate potential strategic acquisitions that we believe would complement our existing business, we do not have currently any material pending negotiations or agreements regarding future acquisitions.

CAPITALIZATION

        The following table sets forth RFS's and the Partnership's capitalization as of December 31, 2001 on an actual and pro forma basis, giving effect to (i) our February 20, 2002 sale of 1.15 million shares of common stock and the application of the net proceeds therefrom (approximately $14.2 million) to reduce the outstanding balance under our line of credit, and (ii) the issuance and sale of the outstanding notes and application of the net proceeds therefrom as follows: (1) $64.7 million to redeem our 1996 commercial mortgage bonds, including a yield maintenance premium of $6.5 million, (2) $53.6 million to pay down the outstanding balance under our line of credit and (3) $3.2 million to pay interest rate swap termination fees. As a result of the prepayment of the 1996 commercial mortgage bonds, we will also expense, as an extraordinary item, $1.4 million in unamortized debt costs.

RFS Hotel Investors, Inc.

	As of December 31, 2001
	Actual	Pro Forma
	(in thousands)
Short-term debt:
Current portion of long-term debt	$6,547	$2,487

Long-term debt:
Line of credit	81,188	13,414
Notes offered hereby	—	125,000
Mortgage debt
1996 commercial mortgage bonds	54,121	—
Other mortgage debt	159,279	159,279

Total long-term debt	294,588	297,693

Total debt	301,135	300,180

Preferred stock	25,000	25,000
Shareholders' equity	290,811	298,217

Total capitalization	$616,946	$623,397

RFS Partnership, L.P.

	As of December 31, 2001
	Actual	Pro Forma
	(in thousands)
Short-term debt:
Current portion of long-term debt	$6,547	$2,487

Long-term debt:
Line of credit	81,188	13,414
Notes offered hereby	—	125,000
Mortgage debt
1996 commercial mortgage bonds	54,121	—
Other mortgage debt	159,279	159,279

Total long-term debt	294,588	297,693

Total debt	301,135	300,180

Preferred units	25,000	25,000
Redeemable units	27,980	27,980
Partners' capital	291,715	298,027

Total capitalization	$645,830	$651,187

THE EXCHANGE OFFER

General

        We are offering to exchange up to $125 million in the aggregate principal amount of exchange notes for the same aggregate principal amount of outstanding notes. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

Purpose and Effect of the Exchange Offer

        We issued and sold $125 million in principal amount of the outstanding notes on February 26, 2002 in a transaction exempt from the registration requirements of the Securities Act. Because this transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

        In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. Under the registration rights agreement, we, among other things, agreed to:

  •
  prepare and file a registration statement with the SEC for the proposed purpose of exchanging the outstanding notes for notes which have been registered under the Securities Act;

  •
  use our best efforts to cause the registration statement to become effective within 150 days following the original issuance of the outstanding notes;

  •
  keep the exchange offer open for at least 20 business days after its commencement; and

  •
  accept for exchange all outstanding notes validly tendered by and not withdrawn in accordance with the terms of the exchange offer set forth in the registration statement.

        In addition, there are circumstances where we are required to use our best efforts to file a shelf registration statement with respect to resales of the notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

        As soon as practicable after the registration statement is declared effective, we will offer the holders of outstanding notes who are not prohibited by any law or policy of the SEC from participating in this exchange offer the opportunity to exchange their outstanding notes for exchange notes registered under the Securities Act that are substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages.

        In the event that we do not meet certain deadlines set forth in the registration rights agreement with respect to the registration of the exchange notes and consummation of the exchange offer, we have agreed to pay to each affected holder of outstanding notes liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of outstanding notes for each week or portion thereof that the default continues for the first 90-day period immediately following the occurrence of such default. The amount of liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount with respect to each subsequent 90-day period until all defaults have been cured. We are not required to pay liquidated damages for more than one default at any given time.

        To exchange your outstanding notes for freely transferable exchange notes, you will be required to make the following representations:

  •
  any exchange notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act;

  •
  you are not a broker-dealer, and you are not engaged in and do not intend to engage in the distribution of the exchange notes;

  •
  if you are a broker-dealer that will receive exchange notes for your own account and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

  •
  any other representations and warranties required by law or Commission policy.

Resale of Exchange Notes

        Based on the interpretations of the SEC staff in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  the exchange notes are acquired in the ordinary course of your business; and

  •
  you do not intend to participate in any distribution of the exchange notes.

        Broker-dealers that acquired outstanding notes directly from us may not rely on the interpretations of the SEC described above. Accordingly, in order to sell their notes, broker-dealers that acquired outstanding notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder in any resale prospectus. If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes and you acquired those notes as a result of market-making activities or other trading activities, you must deliver a prospectus, as required by law, in connection with any resale of the exchange notes. Only broker-dealers that acquired outstanding notes as a result of market-making or other trading activities may participate in the exchange offer.

        If you do not satisfy the above conditions, you

  •
  cannot rely on the interpretations by the SEC staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        We do not intend to seek our own no-action letter, and we cannot assure you that the SEC staff would make a similar determination with respect to the exchange notes as it has in prior no-action letters issued to other parties. In November 1998, the SEC proposed various changes to the regulatory structure for offerings registered under the Securities Act. The SEC has stated that, if these proposals are adopted, the SEC staff will repeal the interpretations set forth in prior no-action letters. We cannot predict whether these proposals will be adopted or, if they are adopted, when and in what form they will be adopted or what impact any new interpretations would have on this exchange offer.

        If an exemption from registration is not available, any noteholder intending to resell exchange notes must be covered by an effective registration statement under the Securities Act containing the selling noteholder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered. Outstanding notes may be tendered for exchange notes only in integral multiples of $1,000.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $125 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules, regulations and interpretations of the SEC. Outstanding notes that are not tendered for exchange will remain outstanding and continue to accrue interest, but will not be entitled to the rights and benefits the holders have under the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

        If you tender outstanding notes in the exchange offer, you will be required to pay any applicable brokerage commissions, fees or transfer taxes with respect to the exchange of outstanding notes. We will not pay any charges and expenses (other than those related to the registration of the exchange notes) in connection with the exchange offer. It is important that you read the "—Fees and Expenses" section for more details regarding fees and expenses incurred in the exchange offer.

        We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Neither we nor the exchange agent makes any recommendation to holders of the outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any recommendation to holders of the outstanding notes. After reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your financial position and requirements, you must make your own decision whether to participate in the exchange offer, and, if so, the aggregate amount of outstanding notes to tender.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time on June 13, 2002, unless, in our sole discretion, we extend it. Notwithstanding the preceding, we will not extend the expiration date beyond November 15, 2002.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes;

  •
  to extend the exchange offer; or

  •
  to terminate the exchange offer

by giving oral or written notice of the delay, extension or termination to the exchange agent. We also reserve the right to amend the terms of the exchange offer.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly file a post-effective amendment to the registration statement and disclose the amendment by means of a prospectus supplement when the post-effective amendment has been declared effective by the SEC. The prospectus supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during any period of delay.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if in our reasonable judgment:

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

  •
  you do not tender your outstanding notes in compliance with the terms of the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "—Purpose and Effect of the Exchange Offer" and "—Procedures for Tendering" and "Plan Distribution."

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the outstanding notes as promptly as practicable.

        These conditions are for our sole benefit and we may assert them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If any waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. In this case, we will extend the exchange offer to the extent required by the Exchange Act to provide holders of outstanding notes the opportunity to effectively consider the additional information and to factor this information into their investment decision.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order has been threatened or is in effect with respect to (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

        We currently expect that each of these conditions will be satisfied and that no waiver will be necessary.

Procedures for Tendering

How to Tender Generally

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  •
  have the signature on the letter of transmittal guaranteed, if the letter of transmittal so requires; and

  •
  mail, send by facsimile or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date; or

  •
  comply with the automated tender offer program procedures of DTC, as described below.

        In addition, either:

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures, as described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided under "Summary of the Exchange Offer—The Exchange Agent" prior to the expiration date.

        A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

        If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

Your Representation to Us

        By signing or agreeing to be bound by the letter of transmittal, you represent to us that, among other things:

  •
  any exchange notes that you receive are being acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

  •
  you are not a broker-dealer, and you are not engaged in and do not intend to engage in any distribution of the exchange notes;

  •
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act.

Signatures and Signature Guarantees

        You must have signatures on a letter of transmittal or any notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

        If the letter of transmittal or any notes or note powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, the parties listed above should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC's Automated Tender Offer Program

        Any financial institution that is a participant in DTC's system may be able to use DTC's automated tender offer program to tender. Participants in the program may be able to transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against the participant.

Determinations Under the Exchange Offer

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person is obligated to do so, and no such parties will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

        In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message; and

  •
  the exchange offer has expired.

Return of Outstanding Notes Not Accepted or Excepted

        If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without additional expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes but you cannot deliver the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may still tender if:

  •
  the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from a member firm as described above, either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery;

  •
  setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

  •
  stating that the tender is being made thereby;

  •
  guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the close of business, New York time, on the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at one of the addressees listed below under "—The Exchange Agent," or

  •
  you must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn; and

  •
  identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

        If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and must otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date.

The Exchange Agent

        The U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also serves as the trustee under the indenture governing the notes. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered Mail or Certified Mail:	By Overnight Courier:
U.S. Bank National Association	U.S. Bank National Association
180 East Fifth Street	180 East Fifth Street
St. Paul, MN 55101	St. Paul, MN 55101
Attention: Frank P. Leslie	Attention: Frank P. Leslie
By Telephone: 651-244-8677	By Facsimile: 651-244-0711 (confirm by telephone)

Fees and Expenses

        We will bear the expenses of the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make payments to broker-dealers or other soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees, if any, for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the expenses to be incurred in connection with the exchange offer. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  any related fees and expenses.

Transfer Taxes

        We will not pay any transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. In addition to the exchange of your notes, you may be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal;

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer; or

  •
  satisfactory evidence of payment of any transfer taxes payable by a noteholder is not submitted with the letter of transmittal.

        If you have any questions regarding transfer taxes, you should consult your legal or tax advisor. In such circumstances, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes, and the market for secondary resales is likely to be minimal. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the outstanding notes under the Securities Act. Unless they are broker-dealers selling under certain circumstances, holders of outstanding notes will no longer have any rights under the registration rights agreement although the outstanding notes will remain outstanding and will continue to accrue interest. Broker-dealers that are not eligible to participate in the exchange offer may have additional rights under the registration rights agreement to facilitate the sale of their outstanding notes.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Further Note Acquisition

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We are not required and have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth the selected historical consolidated financial data for RFS Hotel Investors, Inc. and RFS Partnership, L.P. The selected historical consolidated information is presented as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001. We derived the historical consolidated financial information for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 from RFS Hotel Investors, Inc.'s and RFS Partnership, L.P.'s consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, independent accountants. RFS Hotel Investors, Inc.'s only significant asset is its ownership interest in RFS Partnership, L.P., accordingly the only difference between RFS Hotel Investors, Inc. and RFS Partnership, L.P.'s statement of operations data is the earnings or loss attributed to the minority interest in RFS Partnership, L.P. not held by RFS Hotel Investors, Inc.

        You should read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of RFS and the Partnership" and the RFS Hotel Investors, Inc. and RFS Partnership, L.P. consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

RFS Hotel Investors, Inc.

	Year Ended December 31,
	1997	1998	1999	2000	2001(1)
	(in thousands, except per share, ratio, % and hotel data)
Statement of Operations Data:
Total revenues	$83,069	$96,927	$99,662	$107,359	$221,878
Hilton lease termination expense, net of deferred income taxes	—	—	—	—	40,762
Net income (loss)	34,232	34,068	34,990	30,790	(13,729)
Net income (loss) applicable to common shareholders	32,820	32,656	33,578	29,378	(11,713)
Earnings (loss) per share data:
Earnings (loss) per share—basic	1.35	1.32	1.34	1.20	(0.47)
Earnings (loss) per share—diluted	1.34	1.31	1.34	1.20	(0.47)
Weighted average common shares outstanding—basic	24,389	24,775	25,002	24,559	25,045
Weighted average common shares outstanding—diluted	24,536	24,864	25,002	24,580	25,045
Balance Sheet Data (end of period):
Investment in hotels, net of accumulated depreciation	$589,565	$643,019	$651,988	$635,997	$615,562
Total assets	617,128	683,991	687,242	673,467	668,862
Debt	208,909	272,799	282,278	277,431	301,135
Minority interest in RFS Partnership, L.P. and other consolidated subsidiaries	36,235	35,974	35,618	34,848	31,059
Preferred stock	10	10	10	10	25,000
Shareholders' equity	362,070	366,937	361,283	348,454	290,811
Other Data:
Cash flows:
Provided by operating activities	$58,590	$55,092	$66,884	$65,223	$10,466
Used by investing activities	(140,751)	(65,932)	(26,580)	(10,843)	(8,642)
Provided (used) by financing activities	28,357	8,723	(36,405)	(56,612)	230
Depreciation	17,664	20,906	24,210	27,198	29,605
Capital expenditures	153,564	78,839	34,066	32,551	18,013
Dividends paid per share	1.46	1.51	1.54	1.54	1.26
Funds from operations(2)	55,263	63,030	63,010	64,170	51,229
EBITDA(3)	70,033	82,756	86,116	90,308	81,800
Ratio of earnings to fixed charges(4)	3.7x	2.9x	2.7x	2.4x	0.4x
Supplemental ratio of earnings to fixed charges(5)	—	—	—	—	2.0x
Hotel Data:
Number of properties	60	60	62	60	58
Number of rooms	8,799	8,850	9,086	8,689	8,424
Average daily rate	$75.94	$84.66	$87.98	$91.83	$92.28
Occupancy percentage	74.1%	74.1%	71.8%	73.1%	70.2%
Revenue per available room(6)	$56.28	$62.70	$63.13	$67.16	$64.74

RFS Partnership, L.P.

	Year Ended December 31,
	1997	1998	1999	2000	2001(1)
	(in thousands, except per share, ratio, % and hotel data)
Statement of Operations Data:
Total revenues	$83,069	$96,927	$99,662	$107,359	$221,878
Hilton lease termination expense, net of deferred income taxes	—	—	—	—	40,762
Net income (loss)	37,847	37,723	38,610	34,008	(14,886)
Net income (loss) before extraordinary items applicable to common unit holders	36,435	36,311	37,198	32,596	(12,870)
Earnings (loss) per unit data:
Earnings (loss) per unit—basic	1.35	1.33	1.35	1.20	(0.47)
Earnings (loss) per unit—diluted	1.34	1.32	1.35	1.20	(0.47)
Weighted average common units outstanding—basic	26,952	27,343	27,568	27,121	27,520
Weighted average common units outstanding—diluted	27,099	27,432	27,568	27,127	27,520
Balance Sheet Data (end of period):
Investment in hotels, net of accumulated depreciation	$589,565	$643,019	$651,988	$635,997	$615,562
Total assets	617,128	683,991	687,242	673,467	668,862
Debt	208,909	272,799	282,278	277,431	301,135
Series B preferred units	—	—	—	—	25,000
Redeemable limited partnership units, at redemption value	51,232	31,453	26,779	33,461	27,980
Partners' capital	347,081	371,283	369,947	349,667	291,715
Other Data:
Cash flows:
Provided by operating activities	$58,590	$55,092	$66,884	$65,223	$10,466
Used by investing activities	(140,751)	(65,932)	(26,580)	(10,843)	(8,642)
Provided (used) by financing activities	28,357	8,723	(36,405)	(56,612)	230
Depreciation	17,664	20,906	24,210	27,198	29,605
Capital expenditures	153,564	78,839	34,066	32,551	18,013
Distributions paid per unit	1.46	1.51	1.54	1.54	1.26
Funds from operations(2)	55,263	63,030	63,010	64,170	51,229
EBITDA(3)	70,033	82,756	86,116	90,308	81,800
Ratio of earnings to fixed charges(4)	3.7x	2.9x	2.7x	2.4x	0.4x
Supplemental ratio of earnings to fixed charges(5)	—	—	—	—	2.0x
Hotel Data:
Number of properties	60	60	62	60	58
Number of rooms	8,799	8,850	9,086	8,689	8,424
Average daily rate	$75.94	$84.66	$87.98	$91.83	$92.28
Occupancy percentage	74.1%	74.1%	71.8%	73.1%	70.2%
Revenue per available room(6)	$56.28	$62.70	$63.13	$67.16	$64.74

(1)
Includes hotel revenues and hotel operating expenses with respect to 55 hotels that were leased to or managed by Hilton or other third-parties prior to the effectiveness of the REIT Modernization Act on January 1, 2001. Prior to January 1, 2001, our revenues were composed mainly of percentage lease revenues.

(2)
We consider Funds From Operations to be a key measure of a REIT's performance which should be considered along with, but not as an alternative to, net income or loss and cash flow as a measure of operating performance and liquidity. The White Paper on Funds From Operations approved by the Board of Governors of NAREIT defines Funds From Operations as net income or loss (computed in accordance with GAAP), excluding gains or losses from debt restructuring which would be extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated entities and joint ventures. We believe that Funds From Operations is helpful to our investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute Funds From Operations in accordance with standards established by NAREIT, except that we add back lease termination costs and deferred income taxes to derive Funds From Operations. This may not be comparable to Funds From Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition, that interpret the current NAREIT definition differently than we do or that do not adjust Funds From Operations for lease termination costs and deferred income taxes. Funds From Operations does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. Funds From Operations may include funds that may not be available for our management's discretionary use due to requirements to conserve funds for capital expenditures, debt repayment and property acquisitions and other commitments and uncertainties. For additional information regarding our FFO and EBITDA calculations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of RFS and the Partnership—Funds From Operations and EBITDA."

(3)
We compute EBITDA by adding Funds From Operations, interest expense, amortization expense, current income taxes and our preferred stock dividends. EBITDA is presented because it provides useful information regarding our ability to service debt and is commonly used by financial analysts and others who follow our industry to measure operating performance. EBITDA should not be considered as an alternative measure of operating results or cash flow from operations, as determined in accordance with GAAP. EBITDA as presented by us may not be comparable to other similarly titled measures used by other companies. For additional information regarding our FFO and EBITDA calculations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of RFS and the Partnership—Funds From Operations and EBITDA."

(4)
For the purpose of computing the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges, plus the amortization of capitalized interest and less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs. For the year ended December 31, 2001, the ratio of earnings to fixed charges was less than 1:1 and earnings were insufficient to cover fixed charges by $14.8 million.

(5)
The supplemental ratio of earnings to fixed charges is computed the same as described in footnote (4) except that income from continuing operations is adjusted to add back the Hilton lease termination expense, net of deferred income taxes, of $40.8 million.

(6)
Revenue per available room is calculated as room revenue divided by available room nights. Revenue per available room is a standard industry statistic that measures the relative revenue performance of a hotel or group of hotels. The statistic allows investors to compare the revenue performance of our hotels to that of our competitors, and to industry averages. Revenue per available room, as presented by us may not be comparable to other similarly titled measures used by other companies.

SUPPLEMENTARY QUARTERLY RESULTS OF OPERATIONS

        The following table sets forth supplementary quarterly results of operations for RFS Hotel Investors, Inc. and RFS Partnership, L.P. The supplementary quarterly results of operations is presented for each of the quarters ended March 31, June 30, September 30 and December 31, 2001 and 2000. We derived the historical consolidated quarterly financial information from RFS Hotel Investors, Inc.'s and RFS Partnership, L.P.'s consolidated quarterly financial statements and the notes thereto. RFS Hotel Investors, Inc.'s only significant asset is its ownership interest in RFS Partnership, L.P., accordingly the only difference between RFS Hotel Investors, Inc. and RFS Partnership, L.P.'s statement of operations data is the earnings or loss attributed to the minority interest in RFS Partnership, L.P. not held by RFS Hotel Investors, Inc.

RFS Hotel Investors, Inc.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands, except per share amounts)
2001:(1)
Operating Data:
Total revenue	$57,904	$60,415	$55,505	$48,054	$221,878
Net income (loss)	(30,821)	9,641	6,554	897	(13,729)
Net income (loss) applicable to common shareholders	(26,460)	8,859	5,773	115	(11,713)
Diluted earnings (loss) per share	(1.07)	0.35	0.23	0.02	(0.47)
Other Data:
Recurring funds from operations(2)	14,988	16,918	12,414	6,909	51,229
Weighted average common shares, partnership units and potential dilutive shares outstanding	27,468	27,474	27,722	27,694	27,655
Dividends paid per share	0.385	0.385	0.385	0.100	1.255
2000:(1)
Operating Data:
Total revenue(3)	$11,398	$14,502	$38,771	$42,685	$107,359
Net income (loss)	(5,246)	(6,108)	19,088	23,056	30,790
Net income (loss) applicable to common shareholders	(5,594)	(6,459)	18,733	22,698	29,378
Diluted earnings (loss) per share	(0.23)	(0.26)	0.75	0.94	1.20
Other Data:
Recurring funds from operations(2)	14,183	17,504	18,999	13,484	64,170
Weighted average common shares, partnership units and potential dilutive shares outstanding	27,305	27,052	27,100	27,126	27,127
Dividends paid per share	0.385	0.385	0.385	0.385	1.54

RFS Partnership, L.P.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands, except per share amounts)
2001:(1)
Operating Data:
Total revenue	$57,904	$60,415	$55,505	$48,054	$221,878
Net income (loss)	(33,268)	10,328	7,148	906	(14,886)
Net income (loss) applicable to unitholders	(28,907)	9,546	6,367	124	(12,870)
Diluted earnings (loss) per unit	(1.06)	0.35	0.23	0.01	(0.47)
Other Data:
Recurring funds from operations(2)	14,988	16,918	12,414	6,909	51,229
Weighted average units and potential dilutive units outstanding	27,468	27,474	27,722	27,694	27,655
Distributions paid per unit	0.385	0.385	0.385	0.100	1.255
2000:(1)
Operating Data:
Total revenue(3)	$11,398	$14,502	$38,771	$42,685	$107,359
Net income (loss)	(5,784)	(6,108)	21,250	24,650	34,008
Net income (loss) applicable to unitholders	(6,132)	(6,459)	20,895	24,292	32,596
Diluted earnings (loss) per unit	(0.23)	(0.26)	0.77	0.92	1.20
Other Data:
Recurring funds from operations(2)	14,183	17,504	18,999	13,484	64,170
Weighted average units and potential dilutive units outstanding	27,305	27,052	27,100	27,126	27,127
Distributions paid per unit	0.385	0.385	0.385	0.385	1.54

(1)
Under the RMA, which became effective January 1, 2001, only five of our hotels are operated under long-term leases with third parties. As such, there is little comparability between the interim financial results for 2001 and 2000.

(2)
For additional information regarding our recurring FFO calculations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of RFS and the Partnership—Funds From Operations and EBITDA."

(3)
Deferred revenue is recorded in 2001 and 2000 in accordance with Staff Accounting Bulletin ("SAB 101"), which requires deferral of certain revenue until the third and fourth quarters.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF RFS AND THE PARTNERSHIP

Overview

        Unless the context otherwise requires, the management's discussion and analysis of financial condition and results of operation for RFS and the Partnership are substantially similar in all respects except for net income (loss) due to the approximate 9% minority interest in the Partnership.

        We are a hotel real estate investment trust which, at December 31, 2001, owned interests in 58 hotels with 8,424 rooms located in 24 states. RFS Hotel Investors, Inc. owns an approximately 91% interest in RFS Partnership, L.P., its operating partnership.

        For the year ended December 31, 2001, we received 42% of EBITDA from full service hotels, 33% from extended stay hotels and 25% from limited service hotels.

        The following summarizes additional information for our hotels owned as of December 31, 2001:

Franchise Affiliation	Hotel Properties	Rooms/ Suites	EBITDA
	(in thousands)
Full Service Hotels:
Sheraton	4	864	$10,749
Holiday Inn	5	954	8,359
Independent	2	331	4,771
Four Points by Sheraton	2	412	4,673
Hilton	1	234	3,418
Doubletree	1	221	2,454

	15	3,016	34,424

Extended Stay Hotels:
Residence Inn by Marriott	14	1,851	24,015
TownePlace Suites by Marriott	3	285	2,231
Homewood Suites by Hilton	1	83	521

	18	2,219	26,767

Limited Service Hotels:
Hampton Inn(1)	17	2,113	13,621
Holiday Inn Express	5	637	4,363
Courtyard by Marriott	1	102	1,134
Comfort Inn(1)	2	337	1,096

	25	3,189	20,214

Total	58	8,424	$81,405

(1)
Excludes EBITDA of approximately $0.1 million and $0.3 million from the Hampton Inn in Plano, Texas that was sold on February 20, 2001 and the Comfort Inn in Farmington Hills, Michigan that was sold on May 31, 2001, respectively.

Termination of Leases and Related Agreements with Hilton

        Under the REIT Modernization Act that became effective January 1, 2001, we are permitted to lease our hotels to our wholly-owned TRS lessees, provided that the TRS lessees engage a third-party management company to manage the hotels. Effective January 1, 2001, we terminated our operating leases, management contracts and related ancillary agreements with a wholly-owned subsidiary of Hilton for approximately $60 million, plus related expenses, at which time our TRS lessees began leasing the hotels previously leased by Hilton. This payment to Hilton represented the cancellation of executory contracts that extended through 2012 and substantially all of the termination payment was recorded as an expense on January 1, 2001. The cancellation of these agreements entitles the TRS lessees to retain the operating profits from hotels, which previously accrued to Hilton under these contracts, and gives us the following advantages over our prior third-party structure:

  •
  more control over the daily operations of these hotels;

  •
  benefits from any cost efficiencies or ancillary revenues generated at these hotels;

  •
  these hotels are not encumbered by long term third-party leases;

  •
  favorable management agreements; and

  •
  our financial statements more clearly depict our hotel operations.

All of the hotels continue to operate under the same franchise affiliation as prior to the contract termination.

        Effective January 1, 2001, the TRS lessees entered into new management contracts with Flagstone Hospitality Management. Flagstone is a recently formed company owned by MeriStar Hotels & Resorts, Inc., a leading independent hotel management company. At December 31, 2001, Flagstone managed 51 of our 58 hotels, two of our hotels were managed by other hotel management companies and five of our hotels were operated under long term leases with third-parties.

        In connection with the termination of the leases and related agreements, RFS redeemed 973,684 shares of its Series A Preferred Stock owned by a subsidiary of Hilton for $13 million, plus expenses. RFS included approximately $5 million in net income available to common shareholders on January 1, 2001, that represented the difference between our purchase price and the approximately $18 million of proceeds received from the original sale of the Series A Preferred Stock. Simultaneously, the Partnership redeemed 973,684 units of its Series A Preferred Units owned by RFS for $13 million, plus expenses. The Partnership included approximately $5 million in net income available to common unit holders on January 1, 2001, that represented the difference between its purchase price and the approximately $18 million of proceeds it received from the original issuance of the Series A Preferred Units.

        The aggregate $73 million of payments to Hilton ($60 million lease termination expense plus $13 million to repurchase the Series A Preferred Stock, plus related expenses), were financed by:

  •
  the sale of two hotels in 2000;

  •
  net proceeds from the sale of our Series B Preferred Stock; and

  •
  borrowings under our line of credit.

Results of Operations

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        For the year ended December 31, 2000, we leased 56 hotels to third parties and reported percentage lease revenue. In connection with the Hilton lease termination transaction, effective January 1, 2001, we leased 51 of these hotels to our TRS lessees. Effective January 1, 2001, we also leased four additional hotels, that were not previously leased, to our TRS lessees. We subsequently sold two hotels. As a result of these transactions, the TRS lessees now lease 53 hotels and we reported hotel operating revenues and expenses with regard to these hotels for the year ended December 31, 2001.

Accordingly, the hotel revenues and operating expenses for 2001 are not directly comparable to 2000, where we reported only percentage lease revenue from our hotels.

  Revenues

        Total revenue increased $114.5 million over 2000. The increase is principally a result of reporting hotel operating revenues compared to the percentage lease revenue reported in the prior year.

  Expenses

        Total operating expenses increased $191.7 million. This increase is associated with the reporting of hotel operating expenses in 2001.

        Property taxes, insurance and other expenses increased $2.1 million or 19.5%, due primarily to the inclusion of hotel operating costs (liability insurance of $1.0 million and personal property taxes of $0.7 million) in 2001. The remainder of the variance relates to increase in earthquake insurance ($0.3 million), and property insurance ($0.1 million).

        Depreciation increased 8.8% due to the increase in depreciable assets resulting from renovation expenditures at certain of our hotels, including the Hilton San Francisco Fisherman's Wharf.

        The lease termination expenses of $65.5 million represents the expenditures incurred in connection with the termination of the leases, management contracts and related ancillary agreements with Hilton. For accounting purposes, this transaction represented the cancellation of executory contracts and was required to be expensed as incurred.

        Amortization of deferred expenses and unearned compensation increased $0.7 million over 2000 as a result of stock grants in 2001.

        General and administrative expenses increased $13.1 million due primarily to the inclusion of hotel general and administrative expenses of $15.2 million in 2001, offset by a decrease of $2.1 million in corporate general and administrative expenses. In the second and third quarters of 2001, we implemented austerity programs aimed at reducing these expenses as well as hotel operating expenses, which provided a $1.0 million favorable variance versus 2000. In addition, we reduced executive bonuses for 2001 by $0.6 million as compared to 2000. The remainder of the variance relates to the first quarter 2000, when we wrote off development and due diligence costs for potential projects that we decided not to pursue, of $0.2 million and incurred severance expense of approximately $0.3 million associated with a former employee.

        Interest expense increased $2.0 million due to a weighted average increase in borrowings of approximately $19.5 million as well as an increase in the weighted average interest rate on borrowings outstanding on our line of credit from 7.6% in 2000 to 7.9% in 2001. In addition, amortization of debt issue costs increased $0.3 million due to the costs incurred to issue new debt in 2000 and complete amendments to the line of credit. Borrowings increased primarily to fund the lease termination costs as well as renovation costs.

        The benefit from income taxes in 2001 relates to the $65.5 million book loss recorded by our TRS lessees. This loss relates primarily to the lease termination payments.

  Net Income (loss) Applicable to Common Shareholders

        Net income (loss) applicable to common shareholders was $(11.7) million in 2001 and $29.4 million in 2000. The $41.1 million reduction relates primarily to the $65.5 million lease termination expense offset by the related benefit from income taxes of $24.7 million. Included in the net loss applicable to common shareholders in 2001 is a gain of $5.1 million recognized on the redemption of the Series A Preferred Stock.

Year Ended December 31, 2001 Compared to Pro Forma Year Ended December 31, 2000

        During 2000, our revenues primarily consisted of rental income from third-party lessees. As a result of the previously discussed termination of the leases and related agreements with Hilton, beginning January 1, 2001, our consolidated results of operations primarily reflect hotel-related revenues and operating costs. As a result, a comparison of historical results for the year ended December 31, 2001 to the year ended December 31, 2000 would not be as meaningful as a discussion of the actual 2001 results versus 2000 pro forma results. Accordingly, we have presented a discussion of the actual year ended December 31, 2001 versus a pro forma year ended December 31, 2000. The pro forma results of operations for the year ended December 31, 2000 assumes that the following occurred on January 1, 2000:

  •
  the termination of the Hilton leases, management contracts and ancillary agreements;

  •
  the formation of TRS lessees to lease 54 of our hotels (one of which was subsequently sold);

  •
  the implementation of the hotel management agreements between the TRS lessees and Flagstone Hospitality Management, LLC;

  •
  the sale of three hotels in 2000;

  •
  the redemption of our Series A Preferred Stock; and

  •
  the issuance of our Series B Preferred Stock.

  Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2000

	Historical		Pro Forma Adjustments
(in thousands)	RFS Hotel Investors, Inc.	RFS, Inc.	Sale of Hotels	Other Properties	Other		Pro Forma RFS Hotel Investors, Inc.
	(a)	(b)	(c)	(d)
Revenue:
Rooms		$177,406	$(8,350)	$30,878			$199,934
Food and beverage		13,348		6,345			19,693
Other operating departments		8,631	(328)	1,501			9,804
Lease	$106,574		(4,052)	(14,953)	$(81,692	)(e)	5,877
Other	785	2,394			(2,236	)(f)	943

Total hotel revenue	107,359	201,779	(12,730)	23,771	(83,928)		236,251

Hotel operating expenses by department:
Rooms		32,637	(1,554)	7,112			38,195
Food and beverage		9,271		5,218			14,489
Other operating departments		1,956	(118)	449			2,287
Undistributed operating expenses:
Property operating costs		20,005	(982)	4,024			23,047
Property taxes, insurance and other	10,747	1,176	(347)	187			11,763
Franchise costs		15,680	(580)	1,061			16,161
Maintenance and repair		8,667	(382)	1,475			9,760
Management fees		1,565		716	3,458	(g)	5,739
Percentage lease		85,744	(4,052)		(81,692	)(e)	—
Depreciation	27,198	5,419	(623)		(5,419	)(f)	26,575
Amortization of deferred expenses and unearned compensation	674						674
General and administrative	6,304	16,608	(564)	3,292	(3,685	)(f)	21,955

Total operating expenses	44,923	198,728	(9,202)	23,534	(87,338)		170,645

Operating income	62,436	3,051	(3,528)	237	3,410		65,606
Interest expense	24,052				1,411	(h)	25,463

Income before minority interest, loss on sale of hotels, and income taxes	38,384	3,051	(3,528)	237	1,999		40,143
Loss on sale of hotel properties	4,376						4,376
Minority interest in Operating Partnership and subsidiaries	3,218						3,218
Income taxes		3,169			(490	)(j)	2,679

Income from continuing operations	30,790	(118)	(3,528)	237	2,489		29,870
Preferred stock dividends	(1,412)				(1,713	)(i)	(3,125)

Income from continuing operations applicable to common shareholders	$29,378	$(118)	$(3,528)	$237	$776		$26,745

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

  Notes to Unaudited Pro Forma Consolidated Statement of Operations

a)
Represents our historical results of operations.

b)
Represents RFS, Inc.'s historical results of operations. This adjustment is necessary to present the hotel level revenues and expenses that, prior to January 1, 2001, were reported by RFS, Inc. and after January 1, 2001, will be reported by us as a result of the termination of our leases with RFS, Inc.

c)
Eliminate the historical results of operations of the three properties sold by us during 2000: the Hawthorn Suites in Atlanta, Georgia, Hampton Inn in Warren, Michigan and Hampton Inn in Plano, Texas. These properties were also leased to RFS, Inc.

d)
Represents the historical hotel level revenues and expenses of six hotels that were owned by us throughout 2000 but were either not leased or were leased to entities other than RFS Inc., and effective January 1, 2001, are leased to the TRS Lessees. Four of these hotels were not leased and the operating results of these hotels were grouped with lease revenue due to their insignificance. The fifth hotel, the Beverly Heritage, was leased to a subsidiary of Hilton other than RFS, Inc. The sixth hotel, the Hilton Fisherman's Wharf, was leased to another third party until December 31, 2000.

e)
Eliminate the lease revenue earned by us from our leases with RFS, Inc.

f)
Eliminate the RFS, Inc. management and consulting fees, other revenue, corporate general and administrative expenses, depreciation and amortization that do not accrue to us as a result of the Hilton lease termination transaction.

g)
Adjust historical management fees to the new management contracts that are effective January 1, 2001.

h)
Represents the increase in interest expense (computed using the 1999 weighted average interest rate of 7.6%) after applying the net proceeds from the sale of three hotels of $30.8 million to the line of credit and the additional draw on the line of credit of approximately $49.3 million to fund the Hilton lease termination transaction.

i)
Recognize the following preferred stock transactions as if they occurred on January 1, 2000:

1)
We purchased 973,684 shares of our Series A Preferred Stock owned by Hilton for approximately $13 million, accordingly, the historical preferred dividends have been eliminated.

2)
We issued 250,000 shares of non-convertible mandatorily redeemable Series B Preferred Stock for $23.9 million, net of fees and expenses. Holders of the Series B Preferred Stock are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5%. The preferred dividends are included in the pro forma financial information.

j)
Eliminate income tax expense on RFS, Inc. of $3.2 million that does not accrue to us as a result of the Hilton lease termination transaction and to recognize a provision for deferred income taxes of approximately $2.7 million associated with our TRS Lessees (calculated as the TRS Lessees income before income taxes for financial reporting purposes multiplied by 40%). Since the payments to terminate the operating leases, management contracts and ancillary agreements represented the cancellation of executory contracts, the lease termination payments were expensed for financial reporting purposes. However, for tax purposes, the lease termination payments will be amortized over a period of years and the amortization will offset the income of the TRS such that the income tax provision in future years will be primarily a deferred tax provision.

  Revenues

        Revenue decreased 6.1% from $236.2 million to $221.9 million primarily due to the slowing economy exacerbated by the terrorist activities of September 11, 2001. Revenue per available room (RevPAR) at our 56 comparable hotels declined 4.6% due to a decline in occupancy of 3.3 percentage points and a decline in average daily rate of 0.1%. The revenue decline of 6.1% resulted from weak third and fourth quarters where revenue per available room at our comparable hotels decreased 12.3% and 15.9%, respectively, promulgated by the significant decline in travel following the terrorist activities. Since the week ended September 22, revenue per available room has improved incrementally at our hotels, albeit at levels well below 2000 levels. Revenue per available room at our full service, extended stay and limited service hotel portfolios showed decreases in revenue per available room of 10.4%, 1.3% and 0.3%, respectively from the comparable 2000 period. The comparable California hotels (9 of 10 hotels excluding the Hilton San Francisco Fisherman's Wharf which was undergoing renovation in 2000) experienced an average revenue per available room decrease of 9.9%. Excluding our California hotels, revenue per available room decreased 1.8%. California hotels represented 36% of room revenue in 2001. Within California, San Francisco and Silicon Valley generated approximately 22% of room revenue and the economy of this area has deteriorated rapidly in 2001, even prior to the events of September 11, as a result of the dot-com implosion, the well-publicized energy crisis, a weak convention calendar and the poor Japanese economy.

        The following shows hotel operating statistics for the 56 comparable hotels for the year ended December 31, 2001. Excluded from the 56 comparable hotels are the Hilton San Francisco Fisherman's Wharf hotel, which underwent renovation and was converted from a Ramada Plaza in 2000 and the Sheraton Hotel in Birmingham, Alabama, which was undergoing renovation in 2000.

Comparable Hotels Operating Statistics
For the Year Ended December 31, 2001

	ADR		OCCUPANCY		REVENUE PER AVAILABLE ROOM
Hotel Type	2001	Variance vs. 2000	2001	Variance vs. 2000	2001	Variance vs. 2000
Full Service	$108.52	(2.0)%	67.9%	(6.4) pts	$73.73	(10.4)%
Extended Stay	96.55	2.0%	78.5%	(2.7) pts	75.83	(1.3)%
Limited Service	70.91	1.8%	67.4%	(1.4) pts	47.79	(0.3)%

Total	$90.50	(0.1)%	70.7%	(3.3) pts	$63.95	(4.6)%

        The comparable full service hotels (year to date excludes the Hilton San Francisco Fisherman's Wharf and the Sheraton hotel in Birmingham) produced an average revenue per available room decrease of 10.4% year to date. The following six full service hotels located in Silicon Valley and San Francisco had revenue per available room changes for the year ending December 31, 2001 as follows:

Hotel	Location	Revenue per Available Room Change
173-room Sheraton	Sunnyvale, CA	(15.0)%
237-room Beverly Heritage	Milpitas, CA	(18.4)%
229-room Sheraton	Milpitas, CA	(13.1)%
214-room Sheraton Four Points	Pleasanton, CA	(9.4)%
234-room Hilton	San Francisco, CA	(9.6)%
94-room Hotel Rex	San Francisco, CA	(31.0)%

        As explained previously, coupled with the events of September 11, the Silicon Valley and San Francisco markets have declined due to deteriorating economic conditions, particularly in the technology sector, and this adversely affected the operating results of these hotels.

        Our extended stay hotels, which comprised approximately 33% of EBITDA, experienced a decline in revenue per available room of 1.3%. Fourteen of our 18 extended stay properties are Residence Inns by Marriott, which experienced a decrease in revenue per available room of 1.2%. We believe that Residence Inns by Marriott is the extended stay brand of choice for consumers as these hotels benefit from longer duration stays that include the typically slower weekend days. Similarly, most of our extended stay hotels, with the exception of our 176-room Residence Inn in Orlando, are in markets that can be categorized as "drive to" markets rather than air travel markets. These hotels have been less affected by the events of September 11, with revenue per available room declines of 11.4% since September 11, as our extended stay hotels have performed with less volatility than many of our full service hotels in a slowing market.

        Our limited service hotels, which comprised approximately 25% of EBITDA, experienced a decrease in revenue per available room of 0.3%. This market segment performed the best in terms of revenue per available room versus the prior year. Seventeen of the 26 limited service hotels are Hampton Inns, which we believe is the best upscale limited service brand. These Hampton Inns produced a revenue per available room increase of 3.6% from increases in occupancy of 0.2 points and ADR of 3.3%, respectively. These results are due to a combination of a slowing rate of increase in limited service room supply and increased demand resulting from a slowing economy that translated into guests trading down in price point to stay at limited service hotels. Like the extended stay hotels, these hotels have been less impacted by the events of September 11 than full service hotels.

        Food and beverage revenue decreased $2.0 million or 10.1%, directly attributable to the decrease in revenue per available room of 10.4% on our full service portfolio. Revenue from other operating departments decreased $0.7 million or 7.1% as a result of fewer guest staying at all of our hotels, where revenue per available room decreased 5.6%.

  Expenses

        Total operating expenses increased $65.9 million due primarily to the lease termination expense of $65.5 million. Excluding the lease termination expense, operating margins (operating income as a percentage of total hotel revenue) decreased 4.9 points to 22.9% from 27.8%, driven by the decrease in revenue of 6.1%. Individual line items comprising hotel operating expenses are discussed below.

        Hotel operating expenses decreased 4.1% to $52.7 million from $55.0 million; however, as a percentage of total hotel revenue, hotel operating expenses increased to 23.8% in 2001 versus 23.3% in 2000. The increased percentage was due to the tight labor market conditions which resulted in an increased wage rate, but were partially offset by head count reductions that were made as the economy slowed throughout the year.

        Property operating costs decreased $0.5 million or 2.2% due primarily to a decrease in other capital expenses and operating leases of $1.0 million, offset by an increase in energy costs of 7.3% due primarily to the California energy crisis earlier in the year. At our ten California properties, energy costs rose 15.4%. We have implemented several initiatives, including the use of high efficiency lighting, to lessen the impact of increased energy costs going forward.

        Property taxes, insurance and other expenses increased $1.0 million or 9.2%, driven primarily by increased costs of all types of insurance, including liability insurance ($0.4 million), earthquake insurance ($0.3 million), and property insurance ($0.1 million). The remainder of the variance ($0.2 million) is attributable to increased personal property taxes at our hotels resulting from the significant renovations at certain hotels.

        Franchise costs increased $0.9 million or 5.2% due primarily to the brands frequency programs (specifically the Hilton HHonors® program which is now accepted at our Hampton Inns). While these increasing costs are not directly attributable to increased revenues, we have seen a beneficial effect on revenue per available room at our limited service hotels.

        Depreciation increased 11.4% due to the increase in depreciable assets resulting from capital improvements at certain of our hotels, including the Hilton San Francisco Fisherman's Wharf. As a percentage of hotel revenue, depreciation increased from 11.3% to 13.3%. We are now substantially finished with major renovations and expect depreciation increases to level off.

        The lease termination costs of $65.5 million represent the expenditures incurred in connection with the termination of the leases, management contracts and related ancillary agreements with Hilton. For accounting purposes, this transaction represented the cancellation of executory contracts and was required to be expensed as incurred.

        Amortization of deferred expenses and unearned compensation increased $0.7 million as a result of stock grants in January 2001.

        General and administrative expenses decreased $2.5 million due primarily to the decrease in corporate general and administrative expenses of $2.1 million to 1.9% from 2.7% of hotel revenue. In the second and third quarters of 2001, we implemented austerity programs aimed at reducing these expenses as well as hotel operating expenses, which provided a $1.0 million favorable variance versus 2000. In addition, we reduced executive bonuses for 2001 by $0.6 million as compared to 2000. The remainder of the variance relates to the first quarter of 2000, when we wrote off development and due diligence costs of $0.2 million for potential projects that we decided not to pursue and incurred severance expense of approximately $0.3 million associated with a former employee.

        Interest expense increased $0.6 million or 2.3% due to the increase in the weighted average interest rate on borrowings outstanding on our line of credit from 7.6% in 2000 to 7.9% in 2001. In addition, amortization of debt issue costs increased $0.3 million due to the costs incurred to issue new debt in 2000 and complete amendments to the line of credit.

        The benefit from income taxes in 2001 relates to the $65.5 million book loss recorded by our TRS lessees relating primarily to the Hilton lease termination.

  Net Income (loss) Applicable to Common Shareholders

        Net income (loss) applicable to common shareholders was $(11.7) million in 2001 and $26.7 million in 2000. The $38.4 million reduction in net income relates primarily to the $65.5 million lease termination expense net of the related benefit from income taxes of $24.7 million. Included in the net loss applicable to common shareholders is a gain of $5.1 million recognized on the redemption of the Series A Preferred Stock from Hilton in 2001.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Revenues

        Lease revenue increased 7.7% in 2000 over 1999 due primarily to an increase in revenue per available room at the 55 comparable hotels of 5.5% and lease revenue associated with a 40-room addition to the Beverly Heritage hotel in Milpitas, California completed in November 1999. At December 31, 2000, we owned interests in 60 hotels with 8,689 rooms located in 24 states.

        The following shows hotel operating statistics for the 55 comparable hotels for the year ended December 31, 2000. Excluded are three hotels opened in 1999, and two hotels that underwent renovations in 1999 and 2000 (Ramada Plaza in the Fisherman's Wharf district of San Francisco,

California converted to a Hilton full service hotel in the second quarter 2000 and the Sheraton Hotel in Birmingham, Alabama):

Comparable Hotels Operating Statistics
For the Year Ended December 31, 2000 and 1999

	Lease Revenue		ADR		Occupancy		Revenue per Available Room
Hotel Type	2000	Variance vs. 1999	2000	Variance vs. 1999	2000	Variance vs 1999	2000	Variance vs. 1999
	(In thousands)
Full Service	$40,349	15.1%	$110.75	7.3%	74.3%	+2.0pts	$82.28	10.3%
Extended Stay	27,347	4.9%	$98.49	2.7%	82.3%	+1.0pts	$81.07	4.0%
Limited Service	28,132	0.9%	$69.55	0.9%	68.4%	+0.0pts	$47.61	1.0%
Total	$95,828	7.6%	$90.82	4.2%	73.7%	(0.9)pts	$66.93	5.5%

        Increases in revenue per available room for all market segments in 2000 exceeded those of 1999 with the full service hotels leading the way.

        Full Service Hotels.    Full service hotels comprised approximately 42% of comparable lease revenues in 2000. The full service hotels produced an average revenue per available room increase of 10.3% in 2000 versus 3.8% in 1999. This 10.3% revenue per available room increase was achieved through a 2.0 percentage point increase in occupancy and a 7.3% increase in ADR. The following four full service hotels, located in Silicon Valley, had revenue per available room increases averaging 14.8% in 2000:

Hotel	Location	Increase in Revenue per Available Room
173-room Sheraton	Sunnyvale, CA	18.2%
214-room Four Points by Sheraton	Pleasanton, CA	17.5%
229-room Sheraton	Milpitas, CA	14.7%
214-room Beverly Heritage	Milpitas, CA	8.8%

        The Sunnyvale hotel was renovated and converted from a Four Points by Sheraton in December 1998. Since conversion, the hotel has posted strong results with occupancy increasing 6.7 points to 81.7% and ADR increasing 8.5% to $162.64.

        The Four Points by Sheraton in Pleasanton has rebounded from the loss of a major account in 1999 with occupancy increasing 7.2 points to 76.2% and ADR increasing 6.4% to $114.52.

        The Beverly Heritage's revenue per available room is attributable to an increase in occupancy of 1.5 points to 76.1% in spite of a 40-room addition in November 1999 combined with an increase in ADR of 6.6% to $141.89.

        In addition to the Silicon Valley full service hotels, the following two hotels benefited from recent renovations and/or re-brandings:

        The Hilton San Francisco Fisherman's Wharf, which was converted from a Ramada Plaza in April 2000 after an $11 million dollar renovation, operated at occupancy of 75.4%, and ADR of $178.24 in the fourth quarter of 2000.

        The 255-room Sheraton Hotel in Clayton, Missouri, a suburb of St. Louis, produced a revenue per available room gain of 16.1% in 2000. This Sheraton was converted from a Holiday Inn in August 1999. For the year, occupancy increased 6.4 points to 68.5% and ADR increased 5.3% to $100.38.

        Other full service hotels include the 94-room Hotel Rex in San Francisco's Union Square that produced a revenue per available room increase of 17.4% in 2000 driven by an occupancy increase of 3.7 points to 80.0% and an ADR increase of 11.9% to $175.58. The five Holiday Inns, which have an average of 190 rooms per hotel, produced an increase in revenue per available room of 1.1% in 2000. The Holiday Inn at Crystal Lake, Illinois (a suburb of Chicago) had been hit by significant supply increases over the last 18 months, as over 400 primarily limited service rooms have opened in its primary and secondary market area. Group business at this hotel remains strong, but transient business has been reduced in that market. The rest of the Holiday Inns are primarily located in competitive secondary markets that generally do not allow us the opportunity to aggressively increase rate or occupancy.

        Extended Stay Hotels.    Extended stay hotels comprised approximately 29% of comparable lease revenues in 2000. The extended stay hotels experienced an increase in revenue per available room of 4.0% in 2000. Fourteen of the 18 extended stay properties are Residence Inns by Marriott and produced an increase in revenue per available room of 3.8%, occupancy of 0.7 points to 82.7% and ADR of 2.9% to $98.89.

        Limited Service Hotels.    Limited service hotels comprised approximately 29% of comparable lease revenues in 2000. The limited service hotels experienced an increase in revenue per available room of 1.0% in 2000 versus a decrease of 1.9% in 1999. Nineteen of the 27 limited service hotels are Hampton Inns and produced increased revenue per available room of 1.7% through an increase in occupancy of 1.3 points.

  Expenses

        As a percentage of total revenue, expenses, before the loss on sale of hotel properties and franchise termination fees, increased to 67% in 2000 from 63% in 1999.

        Taxes and insurance expense represented 10% of lease revenues for 2000 and 1999. The decrease in real estate taxes from the sale of two hotels in the fourth quarter was offset by increases in the taxing authorities' reassessments on renovations at some of our properties.

        Depreciation increased 12.3% due to increases in depreciable assets related to two hotels opened in 1999 and substantial renovations at the Hilton San Francisco Fisherman's Wharf and the Sheraton Birmingham.

        General and administrative expenses increased $2.6 million in 2000 to 5.9% of lease revenues in 2000 from 3.7% in 1999. Increases in general and administrative expenses were due to increases in compensation from incentive bonuses and additional personnel, other expenses in response to initiatives associated with the REIT Modernization Act, and to Centrafuse, our application service provider of hotel accounting solutions.

        Interest expense increased $3.2 million in 2000 due to a weighted average increase in borrowings during the year of approximately $19 million and an increase in borrowing costs due to a general increase in interest rates that impacted our variable rate debt. Borrowings increased primarily due to funding of renovation costs. At December 31, 2000, variable rate debt was 4% of total debt, a reduction from 35% a year ago. From 1998 through 2000, we spent $75 million or approximately 12% of gross hotel revenues renovating, expanding and re-branding our hotels.

        The loss on the sale of hotel properties and franchise termination fees of $4.4 million represents a reserve of $4.0 million established against notes receivable from prior years hotel sales and a loss of approximately $1.0 million on the sale of the Hampton Inn in Plano, Texas offset by gains on the sale of two hotels, the Hawthorne Suites in Atlanta, Georgia and the Hampton Inn in Warren, Michigan, aggregating approximately $0.7 million.

Funds From Operations and EBITDA

        We consider Funds From Operations (FFO) and EBITDA to be appropriate measures of a REIT's performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of our operating performance and liquidity.

        The National Association of Real Estate Investment Trusts (NAREIT), defines FFO as net income (computed in accordance with generally accepted accounting principles or GAAP), excluding gains or losses from debt restructuring which would be extraordinary items in accordance with GAAP and sales of depreciable operating properties, plus real estate related depreciation and amortization and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Recurring FFO represents FFO, as defined by NAREIT, adjusted for significant non-recurring items including lease termination costs and deferred income taxes. However, Recurring FFO and EBITDA as presented may not be comparable to amounts calculated by other companies. Recurring FFO and EBITDA do not represent cash flows from operations as determined by GAAP and should not be considered as an alternative to net income as an indication of our financial performance or to cash flow from operating activities determined in accordance with GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. The computation of FFO and EBITDA for RFS and the Partnership yield the same results.

        The following details the computation of RFS's recurring FFO (in thousands):

	Year Ended December 31,
	2001	2000	1999
Net income (loss)	$(13,729)	$30,790	$34,990
Minority interest in Operating Partnership	(1,157)	3,218	3,620
Depreciation	29,605	27,198	24,210
Hilton lease termination expense, net of deferred income taxes	40,762	—	—
(Gain) loss on sale of hotel properties	(1,127)	4,376	1,602
Preferred stock dividends	(3,125)	(1,412)	(1,412)

Recurring FFO	$51,229	$64,170	$63,010

Weighted average, common shares, partnerships units and potential dilutive shares outstanding	27,655	27,127	27,569

        The following details the computation of RFS's EBITDA (in thousands):

	Year Ended December 31,
	2001	2000	1999
Recurring FFO	$51,229	$64,170	$63,010
Interest expense	26,042	24,052	20,836
Amortization	1,384	674	858
Current income taxes	20	—	—
Preferred stock dividends	3,125	1,412	1,412

EBITDA	$81,800	$90,308	$86,116

Liquidity and Capital Resources

        For the year ended December 31, 2001 cash flow provided by operating activities was $10.5 million. We believe that cash provided by our operating activities will be adequate to meet some of our liquidity needs. Also, we currently expect to fund our strategic objectives and any other liquidity needs by borrowing on our line of credit, exchanging equity for hotel properties or possibly accessing the capital markets if market conditions permit. At December 31, 2001, we had $5.7 million of cash and cash equivalents and had borrowed $81.2 million under our $140.0 million line of credit. The borrowing capacity under our line of credit is determined by a borrowing base calculation which, at December 31, 2001, based on the hotels currently in the collateral pool, would permit us to borrow up to approximately $111.4 million. We used the net proceeds from the issuance and sale of the outstanding notes to repay approximately $53.6 million of our outstanding borrowings under our line of credit, to terminate two interest rate swaps at an aggregate cost of approximately $3.2 million, and to redeem our 1996 commercial mortgage bonds for approximately $64.7 million, including a yield maintenance premium of $6.5 million. On February 20, 2002, we sold 1.15 million shares of common stock. We used the net proceeds from the issuance of the common stock to repay approximately $14.2 million of our outstanding borrowings under our line of credit. On a pro forma basis, at December 31, 2001, we would have $13.4 million outstanding under our line of credit, $125 million of notes and $161.8 million of mortgage debt.

        The following details our debt outstanding at December 31, 2001 (dollar amounts in thousands) on an actual and pro forma basis:

						Collateral
	Actual Balance	Pro Forma Balance	Interest Rate		Maturity	# of Hotels	Net Book Value at December 31, 2001
Line of Credit	$81,188	$13,414	LIBOR + 200bp(a)	Variable	July 2004	24	$216,228
1996 Mortgage Debt, Class A	33,181	—	6.83%	Fixed	August 2008	15	143,522
1996 Mortgage Debt, Class B	25,000	—	7.30%	Fixed	November 2011	(b)	(b)
Mortgage Debt	92,087	92,087	7.83%	Fixed	December 2008	10	126,404
Mortgage Debt	18,271	18,271	8.22%	Fixed	November 2007	1	44,421
Mortgage Debt	51,408	51,408	8.00%	Fixed	August 2010	8	84,987
Notes	—	125,000	9.75%	Fixed	March 2012	—

	$301,135	$300,180					$615,562

(a)
Effective April 1, 2002, this interest rate is expected to increase to LIBOR + 225 basis points.

(b)
This mortgage debt is also collateralized by the 15 properties pledged against the 1996 Mortgage Debt, Class A.

        The interest rate on our line of credit ranges from 150 basis points to 250 basis points above LIBOR, depending on our ratio of total debt to investment in hotel properties (as defined). The average interest rate on our line of credit (including the impact of our interest rate swaps) was approximately 7.9% for the year ended December 31, 2001. Our line of credit is collateralized by first priority mortgages on 24 hotels that restrict the transfer, pledge or other hypothecation of the hotels (collectively, the "collateral pool"). We can obtain a release of the pledge of any hotel in the collateral pool if we provide a substitute hotel or reduce the total availability under the line of credit. Our line of credit contains various covenants including the maintenance of a minimum net worth, minimum debt and interest coverage ratios, and total indebtedness and liability limitations. We were in compliance with these covenants at December 31, 2001. See "Description of Other Indebtedness and Preferred Stock—Line of Credit."

        On March 21, 2001, we entered into an interest rate swap agreement, which effectively fixed the interest rate on $30.0 million of our floating rate debt at 6.775% through July 20, 2003. The 6.775% interest rate consists of a fixed rate of 4.775% plus the credit spread in effect on our line of credit (currently 200 basis points). The credit spread can vary from 150 basis points to 225 basis points, depending on our leverage ratios. The agreement effectively converts a portion of our floating rate debt to fixed rate in order to reduce our risk to increases in interest rates. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. In addition, we participate in a second interest rate swap agreement for a notional amount of $40.0 million maturing in July 2003. Under the interest rate swap agreement, at December 31, 2001, we receive payments based on the one-month LIBOR rate of 2.14% and pay a fixed rate of 6.535%. In connection with the repayment of a portion of our line of credit using proceeds from the issuance of the outstanding notes, we terminated these agreements at an aggregate approximate cost of $3.2 million.

        Our other borrowings are nonrecourse to us and contain provisions allowing for the substitution of collateral, upon satisfaction of certain conditions, after the respective loans have been outstanding for approximately four years. Most of the mortgage borrowings are repayable, subject to various prepayment penalties, yield maintenance or defeasance obligations. At December 31, 2001, approximately 96% of our debt was fixed at an average interest rate of 7.7%. On a pro forma basis, at December 31, 2001 approximately 96% of our debt was fixed at an average interest rate of 8.7%.

        Future scheduled principal payments of debt obligations on an actual and pro forma basis at December 31, 2001, are as follows (in thousands):

	Actual		Pro Forma
2002	$6,547		$2,487
2003	7,044		2,695
2004	88,735	(1)	16,301	(1)
2005	8,152		3,161
2006	8,772		3,424
Thereafter	181,885		272,112

	$301,135		$300,180

(1)
Includes the outstanding balance of our line of credit, as of December 31, 2001, which is scheduled to mature on July 30, 2004.

        In addition to the above principal payment of debt obligations, as of December 31, 2001, the Company had a $0.6 million letter of credit outstanding. The letter of credit serves as collateral on the worker's compensation plan set-up on behalf of the hotel employees of Flagstone. On January 1, 2002, the letter of credit was increased to $2.0 million. There are no outstanding balances on the letter of credit. The Company is also committed to make future payments under various operating leases that are not material.

        On January 2, 2001, RFS Hotel Investors, Inc. issued 250,000 shares of non-convertible mandatorily redeemable Series B Preferred Stock with an aggregate liquidation preference of $25 million. Holders of the Series B Preferred Stock are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5% of the liquidation preference of the shares. If not repaid, beginning January 1, 2006, the dividend rate increases 2.0% per annum up to a maximum rate of 20.5%. RFS may redeem shares of the Series B Preferred Stock in whole but not in part, on or after December 31, 2003 for $25 million. If the shares are redeemed before December 31, 2003, the redemption price is at varying premiums over the liquidation preference. The shares are mandatorily redeemable upon a change of control, dissolution, or winding up or on our failure to qualify as a REIT. RFS contributed the proceeds from the sale of the Series B Preferred Stock to the Partnership in exchange for 250,000 units of nonconvertible mandatorily redeemable Series B Preferred Units with the same terms as the Series B Preferred Stock issued by RFS.

        Certain significant credit statistics at December 31, 2000 and 2001 and, on a pro forma basis, for the year ended December 31, 2001, are as follows:

Credit Statistic	December 31, 2000	December 31, 2001	Pro Forma Year Ended December 31, 2001
EBITDA to interest expense(1)	3.9x	3.3x	3.0x
Total debt to EBITDA	3.1x	3.7x	3.7x
Weighted average maturity of fixed rate debt	8.4 years	7.3 years	8.4 years
Ratio of fixed interest rate debt to total debt	96%	96%	96%
Ratio of debt to investment in hotel properties, at cost(2)	38%	38%	37%

(1)
Excludes amortization of loan costs and deferred financing fees.

(2)
Investment in hotel properties at cost, as defined by us.

        For the years ended December 31, 2000 and 2001, we spent $32.6 million and $18.0 million, respectively, on capital improvements to our hotels. We expect to spend approximately $9.0 million on capital improvements to our hotels during 2002, which we expect to fund from cash generated from operations and borrowings under the line of credit.

        We used the net proceeds from the sale of the outstanding notes to reduce outstanding amounts under the line of credit, terminate both of our existing interest rate swap agreements and to pay transaction fees and expenses, and we intend to use the remaining net proceeds to redeem our 1996 commercial mortgage bonds and pay related prepayment penalties.

        We intend to fund our future operating cash, capital expenditure and debt service requirements through cash flow from operations and borrowings under our $140.0 million line of credit which matures on July 30, 2004. Borrowings under the line of credit bear interest at a floating rate based upon (and including spreads over), at our option, LIBOR or the Prime Rate. The line of credit also has various financial and other covenants. At December 31, 2001, on a pro forma basis, we had $126.6 million of borrowing availability under the line of credit excluding outstanding letters of credit. For more information, see "Description of Other Indebtedness and Preferred Stock."

        Over the next 12 months, we expect to be able to meet our working capital, capital expenditure and debt service requirements through cash flow from operations and borrowings under the line of credit. Over the longer term, our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans. We cannot assure you that completion of any such alternative financing plans will be possible. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have an adverse effect on our business, financial condition and results of operations, as well as our ability to satisfy our obligations on the notes. See "Risk Factors."

        We intend to fund cash distributions to shareholders and limited partners principally out of cash generated from operations. We may incur, or cause our subsidiaries to incur, indebtedness to meet distribution requirements imposed on a REIT under the Internal Revenue Code, including the requirement that a REIT distribute to its shareholders annually at least 90% of its taxable income, to the extent that working capital and cash flow from our investments are insufficient to make such distributions.

        In the future we may seek to increase further the amount of our credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Although we have no charter restrictions on the amount of indebtedness we may incur, our board of directors has adopted a current policy limiting the amount of indebtedness that we will incur to an amount not in excess of approximately 45% of our investment in hotel properties, at cost (as defined). The board may change the debt policy at any time without shareholder approval.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to certain financial market risks, one being fluctuations in interest rates. We monitor interest rate fluctuations as an integral part of our overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on our results. The effect of interest rate fluctuations historically has been small relative to other factors affecting operating results, such as occupancy.

        Our operating results are affected by changes in interest rates primarily as a result of borrowing under our line of credit. If interest rates increased by 25 basis points, our annual interest expense would have increased by approximately $68 thousand based on balances outstanding during the year ended December 31, 2001.

        Our primary market risk exposure is to changes in interest rates as a result of our line of credit and long-term debt. At December 31, 2001, on an a pro forma basis, we had outstanding total indebtedness of approximately $300.2 million. Our interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve this objective, we manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements and derivative financial instruments such as interest rate swaps, to effectively lock the interest rate on a portion of our variable debt. We do not enter into derivative or interest rate transactions for speculative purposes. On a pro forma basis, at December 31, 2001, approximately $286.8 million of our outstanding debt was subject to fixed rates with a weighted average interest rate of 8.72%. On March 21, 2001, we entered into an interest rate swap agreement for a notional amount of $30.0 million that effectively locked an interest rate (before the spread of LIBOR) of 4.775% through an interest rate swap agreement. We participated in a second interest rate swap agreement for a notional amount of $40.0 million that effectively locked an interest rate (before the spread of LIBOR) of 6.535%. We regularly review interest rate exposure on our outstanding borrowings in an effort to minimize the risk of interest rate fluctuations. In connection with the issuance of the outstanding notes and pay down of the outstanding balance under our line of credit, we terminated these interest rate swap agreements at an aggregate cost of approximately $3.2 million.

        The following table provides information about our instruments that are sensitive to changes in interest rates. For debt obligations outstanding at December 31, 2001, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve as of December 31, 2001. For the interest rate swap, the table presents notional amounts and weighted average interest rates by expected contractual maturity dates. The fair value of our fixed rate debt indicates the estimated principal amount of debt having similar debt service requirements, which could have been borrowed by us at December 31, 2001. The rate assumed in the fair value calculation of fixed rate debt is equal to 6.66%, which consists of the 7-year treasury rate of 4.66% as of December 31, 2001, plus 200 basis points.

Expected Principal Cash Flows
(in thousands)

Liabilities	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value Total
Long-Term Debt:
Fixed Rate	$6,547	$7,044	$77,547	$8,152	$8,772	$181,885	$289,947	$301,414
Average Interest Rate	7.71%	7.71%	7.69%	7.69%	7.69%	7.69%
Variable Rate			$11,188				$11,188	$11,188
Average Interest Rate			4.03%
Interest Rate Derivatives:
Variable to Fixed		$70,000					$70,000	$(3,220)
Average Pay Rate(1)	5.78%	5.78%
Average Receive Rate(1)	2.32%	4.16%

(1)
Before the spread on LIBOR of 200 basis points.

        The table incorporates only those exposures that exist as of December 31, 2001, and does not consider exposures or positions that could arise after that date. In addition, because firm commitments are not represented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations would depend on the exposures that arise during future periods, prevailing interest rates, and our strategies at that time. There is inherent rollover risk for borrowings as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and our financing requirements.

Inflation

        Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of the lessees and management companies to raise room rates.

Seasonality

        Our hotels' operations historically have been seasonal in nature, reflecting higher occupancy during the second and third quarters. This seasonality can be expected to cause fluctuations in our quarterly operating profits. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or borrowings under our line of credit to make distributions to our equity holders.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        On an on-going basis, we evaluate our estimates, including those related to bad debts, carrying value of investments in hotels, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        We record an impairment charge when we believe an investment in hotels has been impaired such that future undiscounted cash flows would not recover the book basis of the investment in hotel. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

        We record a valuation allowance to reduce our deferred tax assets to an amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

BUSINESS AND PROPERTIES

Our Company

        We are a hotel real estate investment trust headquartered in Memphis, Tennessee. We have grown from owning seven hotels with 1,118 rooms in five states at the time of our initial public offering in August 1993 to owning interests in 58 hotels with approximately 8,400 rooms in 24 states, at December 31, 2001. Our hotel portfolio is diversified by geography, brand affiliation and market segment. The leading franchise brands under which our hotels operate include Comfort Inn, Courtyard by Marriott, Doubletree, Four Points by Sheraton, Hampton Inn, Hilton, Holiday Inn, Holiday Inn Express, Homewood Suites by Hilton, Residence Inn by Marriott, Sheraton, and TownePlace Suites by Marriott. All but two of our hotels are operated under franchises from nationally recognized franchisors such as Marriott International, Inc. (18 hotels), Hilton Hotels Corporation (20 hotels), Six Continents PLC (10 hotels), Starwood Hotels & Resorts, Inc. (six hotels) and Choice Hotels International, Inc. (two hotels). For the year ended December 31, 2001, we generated 93% of our EBITDA from hotels operating under nationally recognized brands from our top four franchisors. For the year ended December 31, 2001, we generated 42% of our hotel EBITDA from our full service hotels, 33% from our extended-stay hotels, and 25% from our limited service hotels. We believe that owning a hotel portfolio diversified by geographic location, brand affiliation and market segment is the best method to maximize risk-adjusted return on investment over time.

        RFS is the sole general partner of the Partnership and, at December 31, 2001, owned a 91% interest in the Partnership. Substantially all of our business activities are conducted through the Partnership. For the year ended December 31, 2001, we generated revenues of $221.9 million and EBITDA of $81.8 million.

        At December 31, 2001, 51 of our hotels were managed by Flagstone pursuant to management contracts. Flagstone is a hotel management company which is owned by MeriStar Hotels & Resorts, a leading independent hotel management company. Our remaining seven hotels are managed by four different hotel management companies.

Competitive Strengths

        We believe that we are distinguished by the following competitive strengths:

        Diversified Asset Base.    Our hotel portfolio is diversified by brand, geography and market segment. Our hotels are operated under leading brands including Sheraton, Residence Inn by Marriott, Hilton, Doubletree, Holiday Inn, Hampton Inn, and Homewood Suites by Hilton. We own hotels in 24 states. For the year ended December 31, 2001, we generated 37% of our EBITDA in California, 10% in Florida, 7% in Texas, 6% in Michigan, 5% in Illinois and 35% in 19 other states, and we generated 42% of our EBITDA from full service hotels, 33% from extended stay hotels and 25% from limited service hotels. No single hotel accounted for more than 6% of our EBITDA for the year ended December 31, 2001.

        Conservative Balance Sheet.    We believe there is a competitive advantage in limiting the use of leverage and preserving a conservative capital structure. We are committed to maintaining financial flexibility, which we believe may allow us to pursue selective acquisitions and attractive renovation, rebranding and redevelopment opportunities. As part of this commitment, our board of directors presently has a policy limiting the amount of total debt we will incur to an amount not in excess of 45% of our investment in hotel properties, at cost. Furthermore, our management's long-term compensation is based, in part, on maintaining leverage below this target ratio. At December 31, 2001, our ratio of total debt to investment in hotel properties, at cost, as defined, was 38%. Additionally, our ratios of debt to EBITDA and EBITDA to interest expense for the year ended December 31, 2001 were 3.7x and 3.3x, respectively.

        Disciplined Capital Rationing.    We are committed to our selective acquisition strategy which entails acquiring properties only if they meet at least one of our specific criteria and can be purchased at reasonable multiples to historical cash flow. As a result, we have achieved significant returns on investments on our hotel properties. For the years ended December 31, 2001, 2000, and 1999, the un-leveraged return on investment for our comparable hotels was 11.3%, 13.4%, and 12.8%, respectively. Based upon our 38% to 40% leverage and our 7.44% to 7.9% average borrowing costs in those years, our leveraged return on investment was 13.4%, 16.8%, and 16.4%, respectively.

        Experienced Senior Management.    Our senior management team is comprised of three executive officers with complementary skills and extensive experience in the hotel industry and various other areas of real estate. Bob Solmson, our Chairman of the Board and Chief Executive Officer, founded our company in 1993 and has been actively involved in the real estate and hotel businesses since 1974. Randy Churchey, our President and Chief Operating Officer since November 1999, previously served as the Chief Financial Officer for FelCor Lodging Trust Incorporated and prior to that held various positions with Coopers & Lybrand, L.L.P. Kevin Luebbers, our Executive Vice President and Chief Financial Officer, joined us in July 2000 from Hilton Hotels Corporation, where he most recently served as Senior Vice President of Planning and Investment Analysis.

Business Strategies

        The principal features of our business strategy are outlined below:

        Actively Manage Our Portfolio of Assets.    We seek to increase operating cash flows through aggressive asset management. We apply our asset management and investing expertise to the renovation, redevelopment and rebranding of our existing hotels and the maintenance of strong strategic relationships with our brand owners and managers. Over the past four fiscal years, we have spent approximately $86 million upgrading, renovating and redeveloping existing hotels in order to enhance their competitive position and improve cash flow. Recent examples of this strategy include:

  •
  an $11 million renovation and conversion of our 234-room San Francisco Fisherman's Wharf hotel from a Ramada Plaza to a Hilton;

  •
  a $4.5 million, 40-room addition to our Beverly Heritage in Milpitas, California;

  •
  the conversion of our Sunnyvale, California hotel from a Four Points by Sheraton to a Sheraton; and

  •
  the renovation and conversion of our Clayton, Missouri hotel from a Holiday Inn to a Sheraton.

        Maintain Strong Brand Affiliations.    All but two of our hotels operate under franchises from national hotel brands. Franchised hotels typically have higher levels of occupancy and average daily rates than non-franchised hotels due to access to the national reservation systems and marketing provided by these franchisors. For the year ended December 31, 2001, we generated 93% of our EBITDA from hotels under franchise by four of the largest and most well-respected hotel franchisors: Marriott (Residence Inn, Courtyard by Marriott, TownePlace Suites by Marriott), Hilton (Hilton, Doubletree, Hampton Inn, Homewood Suites by Hilton), Starwood (Sheraton and Four Points by Sheraton) and Six Continents (Holiday Inn and Holiday Inn Express).

        Make Selective Acquisitions.    Over the past several years, we believed that acquisition prices were not attractive by historical standards and generally offered cash returns below our costs of capital; as a result, we reduced our acquisition activity. We believe that the current acquisition environment may become more favorable because an increasing number of owners are seeking liquidity events and many potential buyers are focused on integrating past acquisitions and reducing debt levels. We intend to pursue our acquisition strategy by focusing our acquisition activities primarily on individual 200 to 500-room hotels with the potential for attractive returns and which meet one or more of the following criteria:

  •
  under-performing, upscale, full service hotels in strong markets (i.e., urban or highly developed suburban markets) which may benefit from rebranding or redevelopment;

  •
  national brand hotels in the upscale, full service segment which may benefit from overflow traffic from a nearby larger, convention hotel of the same brand; and

  •
  hotels in promising geographic locations where we are currently under-represented.

        Divest Non-Core Properties.    We continue to modify our portfolio by selectively divesting hotels that are not consistent with our long-term investment objectives, particularly limited service hotels located in smaller markets. We intend to continue to selectively divest hotels that:

  •
  may offer limited earnings growth;

  •
  may suffer adverse changes in their local markets; or

  •
  may not offer attractive returns on required additional capital investments.

        Over the past four years, we have sold 10 non-core properties for approximately $61.9 million.

The Hotel Industry

General

        In 2001, the lodging industry encountered a significant downturn as a result of the economic recession, coupled with the impact of the terrorist attacks on the U.S. on September 11, 2001. For 2001, Smith Travel Research ("STR") estimates that compared to 2000, U.S. lodging industry room revenue declined approximately 4.7% to $76.6 billion, revenue per available room declined 6.9% to $51.00 and occupancy levels declined 5.7% to 60.1%.

        Historically, the lodging industry has demonstrated consistent revenue per available room growth that slows during economic downturns. In the last twenty-one years, year-over-year revenue per available room growth has been negative only twice: in 1991 during the height of the last U.S. economic recession and the Gulf War with Iraq and in 2001.

U.S. LODGING INDUSTRY
REVENUE PER AVAILABLE ROOM ANNUAL CHANGE

Source: Smith Travel Research

        Industry statistics indicate that the U.S. lodging industry's performance is strongly correlated to economic activity. Room supply and demand historically have been sensitive to shifts in economic growth, which has resulted in cyclical changes in average daily room rates and occupancy. Recent supply growth peaked in 1998 and in 2000, demand growth exceeded supply growth for the first time since 1995.

U.S. LODGING INDUSTRY
ROOM SUPPLY AND DEMAND % GROWTH

Source: Smith Travel Research

        Overbuilding in the lodging industry, particularly in the late 1980s and early 1990s, resulted in an oversupply of rooms that depressed industry profitability. By 1992, the percentage growth in room demand exceeded the percentage growth in room supply, and since that time the industry has benefited from an improved supply and demand balance. As a result, U.S. hotel industry profitability, as measured by revenue per available room, has had positive growth in every year from 1992 to 2000. In 2001, according to STR, the percentage growth in room supply was 2.4% while the percentage room demand declined 3.4%. Even factoring in this decline, industry revenue per available room has experienced an annual compound growth rate of 3.5% from 1992 through 2001.

        The lodging industry can generally be segmented by the level of service provided. Segmentation by level of service can be divided into the following general categories:

        Full Service Hotels:    Generally target both business, group and leisure travelers. Guests are offered food and beverage services, meeting rooms, room service and similar guest services.

        Limited Service Hotels:    Generally target value-oriented guests. Typically offer rooms with limited food and beverage and meeting facilities, but may offer amenities such as continental breakfast, swimming pools and other limited services.

        Extended Stay Hotels:    Target guests staying five or more nights. Typically provide limited public spaces, but may offer more amenities such as guest suites, swimming pool and complimentary breakfast.

        We own hotels in all three segments, with 42% of our EBITDA coming from our full service hotels, 33% from our extended stay hotels and 25% from our limited service hotels.

Impact of September 11, 2001 and Outlook

        The U.S. lodging industry experienced a significant decline in business as a result of the terrorist attacks on September 11, 2001. The attacks caused a severe reduction in travel in the immediately following weeks, and this reduction was in addition to already weakened travel as a result of the U.S. economic recession. The industry has seen gradual improvement in the months following the attacks, however, revenue per available room is still lower than the levels prior to September 11, 2001.

U.S. LODGING INDUSTRY
REVENUE PER AVAILABLE ROOM WEEKLY % CHANGE SINCE SEPTEMBER 11, 2001

Source: Smith Travel Research

        In its 2001 Lodging Industry Briefing, PricewaterhouseCoopers LLP, or PWC, forecasts that U.S. lodging industry revenue per available room will be virtually flat in 2002, with a 1% increase in average daily rates and a 0.7% decrease in occupancy. In 2003, PWC forecasts the U.S. lodging industry will regain momentum with revenue per available room growth of 5.1%, an average daily rate increase of 3.1% and an occupancy increase of 1.2%.

Hotel Portfolio

        The following sets forth information regarding our hotels as of, and for the year ended December 31, 2001. Pursuant to management agreements between the TRS lessees and Flagstone, Flagstone manages 51 of our 58 hotels. As indicated below, the remaining seven hotels are leased to or managed by other hotel management companies.

				Year Ended December 31, 2001
	Date Opened	Number of Rooms	Encumbrances	Room Revenue	Revenue per Available Room
				(in thousands)
Full Service
Beverly Heritage
Milpitas, California	1988	237	3	$7,623	$88.12
Doubletree
San Diego, California	1990	221	4	7,173	88.93
Hilton
San Francisco, California	1976	234	5	8,967	104.99
Holiday Inn
Crystal Lake, Illinois	1988	197	4	4,676	65.14
Louisville, Kentucky	1970	169	3	2,589	41.97
Lafayette, Louisiana	1983	242	3	3,985	45.12
Flint, Michigan	1990	171	7	4,610	73.86
Columbia, South Carolina	1969	175	3	3,025	47.36
Hotel Rex
San Francisco, California(1)	1912	94	3	3,328	97.01
Four Points by Sheraton
Bakersfield, California	1983	198	6	4,039	55.89
Pleasanton, California	1985	214	6	6,179	79.10
Sheraton
Birmingham, Alabama	1984	205	3	3,702	49.47
Milpitas, California	1988	229	6	8,717	104.29
Sunnyvale, California	1980	173	6	7,131	112.92
Clayton, Missouri	1965	257	7	6,244	66.76

Full Service Total/Average		3,016		$81,988	$74.50

Extended Stay
Homewood Suites by Hilton
Chandler, Arizona	1998	83	3	$1,907	$62.96
Residence Inn by Marriott
Sacramento, California	1987	176	4	5,528	86.05
Torrance, California	1984	247	7	8,404	93.22
Wilmington, Delaware	1989	120	3	3,461	79.02
Jacksonville, Florida(2)	1997	120	7	3,157	72.09
Orlando, Florida	1984	176	4	4,953	77.10
West Palm Beach, Florida(2)	1998	78	3	2,305	81.04
Atlanta, Georgia	1987	128	7	3,127	66.94
Ann Arbor, Michigan	1985	114	4	3,320	79.79
Kansas City, Missouri	1987	96	6	2,465	70.35
Charlotte, North Carolina(1)	1984	116	4	2,223	52.65
Fishkill, New York	1988	136	3	5,614	113.10
Warwick, Rhode Island	1989	96	4	3,710	105.89
Ft. Worth, Texas	1983	120	4	3,611	82.45
Tyler, Texas	1985	128	3	2,712	58.04
TownePlace Suites by Marriott
Miami Lakes, Florida(2)	1999	95	3	1,461	42.15
Miami West, Florida(2)	1999	95	3	2,003	57.77
Fort Worth, Texas	1998	95	3	1,443	41.60

Extended Stay Total/Average		2,219		$61,404	$75.83

Limited Service
Comfort Inn
Marietta, Georgia	1989	184	4	$2,400	$28.32
Ft. Mill, South Carolina	1987	153	4	1,581	35.70
Courtyard
Flint, Michigan	1996	102	3	2,490	66.88
Hampton Inn
Chandler, Arizona	1997	101	3	1,711	46.42
Sedona, Arizona	1997	56	3	1,318	64.49
Denver, Colorado	1985	138	3	1,730	34.35
Lakewood, Colorado	1987	150	4	2,134	38.98
Ft. Lauderdale, Florida	1986	122	3	2,383	53.51
Jacksonville, Florida(2)	1998	118	7	2,510	58.27
Indianapolis, Indiana	1994	131	6	2,842	59.44
Bloomington, Minnesota	1994	135	6	2,878	58.40
Minnetonka, Minnesota	1990	127	3	2,295	49.50
Hattiesburg, Mississippi	1988	154	4	2,206	39.23
Lincoln, Nebraska	1983	111	3	1,796	44.33
Omaha, Nebraska	1985	129	4	2,103	44.66
Oklahoma City, Oklahoma	1986	134	4	2,242	45.84
Tulsa, Oklahoma	1986	148	3	2,157	39.93
Memphis, Tennessee	1992	120	6	1,961	44.77
Laredo, Texas	1995	120	3	3,002	68.73
Houston, Texas	1996	119	7	2,157	49.67
Holiday Inn Express
Arlington Heights, Illinois	1989	125	6	2,214	48.52
Downers Grove, Illinois	1984	123	7	2,226	49.59
Bloomington, Minnesota	1987	142	3	3,067	59.18
Austin, Texas	1992	125	4	2,059	45.13
Wauwatosa, Wisconsin	1984	122	6	2,163	48.56
Limited Service Total/Average		3,189		55,625	47.79

Portfolio Total/Average		8,424		$199,017	$64.74

(1)
This hotel is managed by a third-party management company pursuant to a management agreement between the TRS lessee and the management company.

(2)
This hotel is leased to a third party lessee pursuant to a long-term percentage lease which provides for fixed base rent and percentage rent based on the revenues of the hotels.

(3)
These properties collateralize the line of credit. The outstanding balance on the line of credit was $81.2 million at December 31, 2001. The line of credit matures on July 30, 2004. Interest is paid monthly based on the outstanding borrowings under the line of credit that bear interest at a variable rate ranging from 150 basis points to 250 basis points above LIBOR, depending on our ratio of total debt to our investment in hotel properties.

(4)
These properties collateralize the 1996 commercial mortgage bonds. The outstanding balance was $58.2 million at December 31, 2001. The interest rate on the bonds is fixed at 6.83% on the Class A Bonds and 7.30% on the Class B Bonds. Total monthly principal and interest payments approximate $0.5 million for the Class A Bonds and $0.2 million for the Class B Bonds. The bonds were redeemable upon payment of a yield maintenance premium. The Class A and Class B bonds were repaid on March 20, 2002, including the yield maintenance premium.

(5)
This hotel is subject to mortgage debt having a principal balance of $18.3 million at December 31, 2001. The interest rate on the mortgage is fixed at 8.22%. Principal and interest payments, based on a 25-year amortization, of $152,000 and escrow payments of $50,000 are due monthly through November 2007 at which time all outstanding principal and interest is due.

(6)
These properties collateralize the 1998 commercial mortgage bonds. The outstanding balance was $92.1 million at December 31, 2001. The interest rate on the bonds is fixed at 7.8%. Principal and interest payments, based on a 25-year amortization, of $0.7 million and escrow payments of $0.4 million for taxes and insurance are due monthly through December 2008 at which time all outstanding principal and interest is due. The bonds cannot be paid prior to maturity.

(7)
These properties collateralize the 2000 commercial mortgage bonds. The outstanding balance was $51.4 million at December 31, 2001. The interest rate on the bonds is fixed at 8.0%. Principal and interest payments, based on a 25-year amortization, of $0.4 million and escrow payments of $0.2 million for taxes and insurance are due monthly through August 2010 at which time all outstanding principal and interest is due. The bonds cannot be paid prior to maturity.

Renovation, Improvement and Development of Our Hotel Portfolio

        Since 1998, we have implemented an aggressive capital-spending program. For the four years ended 2001, we spent approximately $86 million renovating and expanding our properties. This equates to capital spending, as a percentage of total revenue, of between 9%-14% annually. We have completed substantially all of our major projects and our capital budget, for 2002, approximates $9 million. This represents approximately 4% of anticipated revenue in 2002 and compares to $18 million spent in 2001 (approximately 8% of 2001 revenue). We expect to fund the 2002 capital expenditures through cash flow from operations and borrowings under the line of credit. We have no plans for the improvement or development of any unimproved or undeveloped property.

Hotels Owned at Beginning and End of Period

        The following summarizes the number of hotels we owned for the periods presented:

	Year Ended December 31,
	1998	1999	2000	2001
Hotels owned at beginning of period	60	60	62	60
Acquisitions	2	—	—	—
Developed hotels placed into service	4	2	—	—
Sales of hotels	(6)	—	(2)	(2)

Hotels owned at end of period	60	62	60	58

        During 1998, we acquired two hotels in the San Francisco market for approximately $49 million, the Hotel Rex in Union Square and the Ramada Plaza at Fisherman's Wharf, which subsequently underwent a major renovation and was rebranded to a Hilton. In addition, we developed three extended stay hotels and one limited service hotel during 1998 for $21.3 million. In 1999, we developed two TownePlace Suites hotels in Miami, Florida for approximately $12.2 million.

        Consistent with our strategy of reducing investment in limited service hotels in smaller markets, during 1998, we sold six under-performing limited service hotels (three Comfort Inns, one Hampton Inn, one Holiday Inn Express and one independent) with 637 rooms for approximately $22.3 million, resulting in a loss on sale of approximately $4.1 million. During 2000, we sold our 280-room Hawthorn Suites in Atlanta for $20.8 million, resulting in a nominal gain, and our 124-room Hampton Inn in Warren, Michigan for $5.4 million, resulting in a gain on the sale of $0.7 million. During February 2001, we sold our 131-room Hampton Inn in Plano, Texas for $5.5 million, resulting in a loss on sale of approximately $1.0 million. On May 31, 2001, we sold our 135-room Comfort Inn in Farmington Hills, Michigan for $6.6 million, resulting in a gain on sale of approximately $1.1 million.

Geographic Diversity of Our Hotel Portfolio

        The following table sets forth information regarding the geographic diversity of our hotels for the year ended December 31, 2001:

		EBITDA(1)
Geographic Location	Hotel Properties	Dollars (in thousands)	Percentage of Total
California	10	$30,442	37%
Florida	7	7,944	10
Texas	6	5,707	7
Michigan	3	4,620	6
Illinois	3	4,336	5
New York	1	3,080	4
Minnesota	3	3,022	4
Missouri	2	2,756	3
Georgia	2	1,981	2
Rhode Island	1	1,759	2
Oklahoma	2	1,694	2
Louisiana	1	1,649	2
Delaware	1	1,488	2
Others(2)	16	10,927	14

Portfolio Total	58	$81,405	100%

(1)
Excludes EBITDA of approximately $0.1 million and $0.3 million from the Hampton Inn in Plano, Texas that was sold on February 20, 2001 and the Comfort Inn in Farmington Hills, Michigan that was sold on May 31, 2001, respectively.

(2)
We own hotels in each of the following states: Alabama (1), Arizona (3), Colorado (2), Indiana (1), Kentucky (1), Mississippi (1), Nebraska (2), North Carolina (1), South Carolina (2), Tennessee (1) and Wisconsin (1).

Brand Affiliation and Market Segment Diversity of Our Hotel Portfolio

        At December 31, 2001, our 58 hotel portfolio had 12 different brand affiliations, with Marriott, Sheraton, Hilton and Holiday Inn being the dominant brand affiliations. These four brands accounted for 93% of our hotel EBITDA for the year ended December 31, 2001. We have concentrated our hotels in what we believe are the strongest and most well-respected brands in the industry. These brands have strong central reservation systems, strong advertising, promotion and marketing programs, significant advertising budgets, and share our commitment to customer service.

        Our long term goal is to achieve a general market segment mix of 50-55% of hotel revenues from full service hotels, 30-35% from extended stay hotels, and 10-15% from limited service hotels. We intend to reduce our exposure to the limited service sector over time to represent our target mix for this market segment. To that end, we recently sold our Hampton Inn properties in Warren, Michigan and Plano, Texas and our Comfort Inn property in Farmington Hills, Michigan and will continually look to adjust our portfolio mix by selling non-strategic properties.

        The following table sets forth information regarding the brand affiliation and market segment of our hotels for the year ended December 31, 2001:

			EBITDA(1)
Franchise Affiliation	Hotel Properties	Rooms/ Suites	Dollars	Percentage of Total
			(in thousands)
Full Service Hotels:
Sheraton	4	864	$10,749	13%
Holiday Inn	5	954	8,359	10
Independent	2	331	4,771	6
Four Points by Sheraton	2	412	4,673	6
Hilton	1	234	3,418	4
Doubletree	1	221	2,454	3

Full Service Total	15	3,016	34,424	42

Extended Stay Hotels:
Residence Inn by Marriott	14	1,851	24,015	30
TownePlace Suites by Marriott	3	285	2,231	2
Homewood Suites by Hilton	1	83	521	1

Extended Stay Total	18	2,219	26,767	33

Limited Service Hotels:
Hampton Inn	17	2,113	13,621	17
Holiday Inn Express	5	637	4,363	5
Courtyard by Marriott	1	102	1,134	2
Comfort Inn	2	337	1,096	1

Limited Service Total	25	3,189	20,214	25

Portfolio Total	58	8,424	$81,405	100%

(1)
Excludes EBITDA of approximately $0.1 million and $0.3 million from the Hampton Inn in Plano, Texas that was sold on February 20, 2001 and the Comfort Inn in Farmington Hills, Michigan that was sold on May 31, 2001, respectively.

Hotel Brands

Full Service Hotels

        Sheraton and Four Points by Sheraton.    Sheraton Hotels target both business and leisure travelers. Business travelers are offered a wide variety of services and amenities designed to help them stay productive while traveling. Guest rooms offer large working desks, good task lighting, extra electrical outlets and personalized voice mail. Other services include the flexible check-in/check-out. Leisure travelers are offered many attractive vacation destinations. Additionally, Sheraton Hotels generally offer multiple restaurants, banquet and meeting space, and recreational facilities. More than 375 hotels in 68 countries operate under the Sheraton brand. Both Sheraton and Four Points by Sheraton offer a frequent stay program known as Starwood Preferred Guest.

        Four Points by Sheraton is positioned as an affordable, full-service hotel that provides numerous amenities for business and leisure travelers. Each room offers the business traveler two-line phones, a large desk for working or in-room dining, and comfortable seating. On-site restaurants serve three meals a day. Most Four Points by Sheraton hotels have a swimming pool, and all have meeting rooms, on-site catering, and a fitness room. Approximately 135 Four Points by Sheraton hotels operate in 11 countries.

        Holiday Inn.    The Holiday Inn brand is positioned to attract the business and leisure traveler seeking up-to-date products and features, value and friendly service. Holiday Inns feature convenient locations that offer many features, including guest rooms equipped with coffee makers, hair dryers and irons. Holiday Inns offers travelers full-service amenities such as restaurants and room service, a lounge, swimming pool and fitness center. For business travelers, Holiday Inn offers 24-hour business services, meeting facilities, and a hotel rewards program. The Holiday Inn name is recognized around the world, with more than 1,500 hotels currently being operated under the brand.

        Doubletree.    Doubletree hotels are full-service hotels in the mid-market to upscale hotel category. Typical properties offer a full-service restaurant and lounge, room service, swimming pool, health club, complete meeting and banquet facilities, oversized guest rooms and luxury amenities. Doubletree offers a frequent stay program.

        Hilton.    Hilton hotels are upscale, full-service hotels designed to attract business travelers, leisure guests and groups and conventions. Hilton hotels typically offer swimming pools, gift shops and retail facilities, meeting and banquet facilities, restaurants and lounges, room service, parking facilities and other services. According to Hilton, their hotels have a 98% brand awareness worldwide. Hilton offers a frequent stay program.

        Independents—Hotel Rex and the Beverly Heritage.    The Hotel Rex offers a full range of services and amenities targeted at both the business and leisure traveler. The Hotel Rex has 94 guestrooms, including king executive rooms and one-bedroom suites. All rooms have writing desks, cordless speaker phones with voicemail and dataports, honor bars, cable TV, pay per view movies, CD players, irons, bathrobes, lighted makeup mirrors, hair dryers, and electronic locks. Guests also receive a complimentary newspaper, complimentary glass of wine served each evening, deluxe breakfast service, room service, same-day laundry and valet services, and fitness club privileges. The Hotel Rex has conference and catering facilities available for up to 130 people. The Hotel Rex is managed by Joie de Vivre Hospitality.

        The Beverly Heritage Hotel's newly renovated guest accommodations are designed to provide comfort and informal luxury. The Beverly Heritage targets both the business and leisure traveler. The Beverly Heritage has 237 deluxe guest rooms, including 65 two-room executive suites and an equal number of rooms with either a king or two double beds. Guest rooms also include two-line telephone with dataport and voicemail, large spacious work desks with an outlet, irons and ironing boards, coffee maker, hair dryers, complimentary newspaper, remote control TV with in-room movies, large closets, and same day valet laundry services available. The Beverly Heritage also offers banquet and meeting facilities.

Extended Stay Hotels

        Residence Inn and TownePlace Suites, each by Marriott.    Residence Inn hotels provide an extended-stay, residential atmosphere with spacious accommodations and are designed as a home away from home for travelers staying five or more nights. Residence Inn targets business, government and family travelers who stay more than five consecutive nights. Standard amenities include: a complimentary breakfast, in-room coffee, voice and data ports, free newspaper, an evening hospitality hour, swimming pool, Sport Court®, personalized grocery shopping, daily housekeeping, guest suites with separate living and sleeping areas, a fully equipped kitchen, and work space with data ports and voice mail. Residence Inn hotels offers a frequent stay program.

        TownePlace Suites is a mid-priced, extended-stay brand that provides the conveniences of home in a residential atmosphere. The typical TownePlace Suites hotel contains 95 high quality studio and two-bedroom suites. Standard amenities include: 24-hour on-site staffing, 24-hour access to business equipment, free local calls, weekly housekeeping, exercise room, outdoor swimming pool, locations near restaurants, grocery and retail stores, guest suites that feature separate living and working areas, fully equipped kitchen, and ample workspace with separate voice and data lines. TownePlace Suites offers a frequent stay program.

        Homewood Suites by Hilton.    Homewood Suites by Hilton are upscale, extended stay hotels that feature residential-style accommodations including business centers, swimming pools, convenience stores and limited meeting facilities. Homewood Suites targets travelers who are on the road for a few days or more. Homewood Suites is designed to make guests feel at home, providing them with all the comforts, convenience and privacy of home for the price of a traditional hotel room. Each hotel features such amenities as spacious two-room suites with fully-equipped kitchens, daily complimentary breakfast and evening reception with hors d'oeuvres and beverages. The brand was designed for guests who travel on field assignments, relocate to a new community, attend seminars, conventions or corporate training programs, and leisure travelers on vacation or attending family events. Homewood Suites offers a frequent stay program.

Limited Service Hotels

        Hampton Inn.    Hampton Inn hotels are moderately priced hotels with limited food and beverage facilities. Hampton Inn hotels offer value-minded travelers comfortable, well-equipped rooms. Hampton Inn hotels also provide guests with a free breakfast bar, free local calls, and as free in-room movie channel. Hampton Inn offers a frequent stay program.

        Holiday Inn Express.    Holiday Inn Express brand is positioned to attract value-oriented guests who want a clean, and simple choice. Holiday Inn Express' offer may features including a free breakfast bar, free local calls, free long-distance access, cable television, children 19 and under stay free in parents' room, limited business services, including fax and photocopying services, in-room data ports, and other similar amenities. Holiday Inn Express offers a frequent stay program.

        Comfort Inn.    Comfort Inns offer rooms in the mid-scale without food and beverage category and is targeted to business and leisure travelers. Comfort Inn hotels offers highly competitive rates, and many amenities, such as complimentary deluxe continental breakfast, free newspaper, a frequent stay program, non-smoking rooms, remote control TV, and a program that allows children to stay free.

        Courtyard by Marriott.    Courtyard by Marriott is a moderately priced lodging brand that is designed by business travelers for business travelers. In addition to business travelers, Courtyard targets leisure travelers and families. Courtyards typical features 80 to 150 guest rooms, a restaurant, a lounge, meeting space, a central courtyard, exercise room, swimming pool. This brand has recently increased its number of downtown locations, often through conversions of historical buildings.

Property Management and Related Management Agreements

Flagstone Hospitality

        At December 31, 2001, 51 of our hotels were managed by Flagstone Hospitality Management. Flagstone is a hotel management company which is owned by MeriStar Hotel & Resorts, a leading independent hotel management company. Flagstone employs substantially all of the former employees of the previous lessee/manager of these 51 hotels. Accordingly, the individuals responsible for the day-to-day operations of these hotels have not changed, thus avoiding the disruption normally caused by a change in property management.

        We believe that our management agreements with Flagstone align Flagstone's interests with our interests by compensating Flagstone partly on the basis of total hotel revenue and partly upon hotel profitability. Furthermore, MeriStar Hotel & Resorts' ownership position in Flagstone continues and expands our strategic relationship with the MeriStar companies and offers the prospect of important synergies in such areas as purchasing (supplies, insurance and energy management), human resources, telecommunications, and marketing.

        Simultaneous with the termination of the leases and related agreements with Hilton, the TRS lessees entered into new management agreements with Flagstone. The following summary sets forth certain information regarding the terms of our standard management agreements with Flagstone.

        Under the terms of the management agreements, the TRS lessees pay Flagstone a fixed base fee, which will approximate $5 million in the aggregate in 2002. The base fee is generally based upon annual gross hotel revenues, as defined, and is payable monthly based upon gross hotel revenues for the immediately prior month. In addition to the base fee, the agreement provides that the parties shall establish each year a mechanism for Flagstone to potentially earn an incentive fee. The base fee and incentive fee formula is established by agreement between the TRS lessees and Flagstone prior to the beginning of each fiscal year. The agreements provide that the incentive fees for our current hotel portfolio shall not exceed $750,000 in the aggregate for any fiscal year, and such fees are intended to be based on increases in hotel operating performance.

        Under the agreements, Flagstone must operate each hotel:

  •
  in compliance with the standards and terms of any relevant franchise agreement;

  •
  in accordance with all lease terms;

  •
  in a manner that is customary and usual in the operation of first-class hotels in the comparable market;

  •
  in compliance with the law; and

  •
  in accordance with any terms and conditions of any applicable financing and insurance policies.

        Flagstone is obligated to promote each hotel through the respective franchisors' sales and reservation systems and to encourage the use of each hotel by all recognized sources of hotel business. Additionally, Flagstone must adequately advertise and promote the hotels.

        The term of the agreements is 10 years, subject to earlier termination as to one or more hotels at any time and from time to time by agreement of the parties or upon 90 days prior written notice by either party to the other party. With respect to properties pledged as security under certain of our indebtedness, the TRS lessees may terminate the agreement as to one or more hotels in the event that the debt service coverage ratio (as defined in the loan documents) falls below agreed upon levels. The TRS lessees may also terminate the agreements with respect to one or more hotels in the event of a sale of the hotel. The agreements may also be terminated in the event of a change of control of either party. Subject to certain exceptions, the agreements provide for the parties to indemnify each other.

        Generally, Flagstone has no right to transfer or assign any of its rights or obligations under the agreements without the prior written consent of the TRS lessees. The TRS lessees may transfer or assign any of their rights or obligations under the agreements without the prior written consent of Flagstone, however in such event, Flagstone may subsequently terminate the agreements as to the hotels subject to the transfer or assignment.

Other Agreements

        Five of our 58 hotels are leased to and managed by third-parties under long-term lease agreements which provide for a fixed base rent and a percentage rent based upon revenues of the hotels. The remaining terms of these leases range from five to seven years. Two of our hotels are managed by third-party hotel management companies under management agreements with remaining terms of one year and 12 years. These management agreements provide for total management fees of 3% to 5% of hotel revenues.

Franchise Agreements

        Other than our Hotel Rex and Beverly Heritage hotels, our 56 hotels operate under franchise licenses as follows:

Franchise Affiliation	No. of Hotels	No. of Rooms/Suites
Hampton Inn	17	2,113
Residence Inn by Marriott	14	1,851
Holiday Inn	5	954
Holiday Inn Express	5	637
Sheraton	4	864
TownePlace Suites by Marriott	3	285
Comfort Inn	2	337
Four Points by Sheraton	2	412
Doubletree	1	221
Homewood Suites by Hilton	1	83
Hilton	1	234
Courtyard by Marriott	1	102

Totals	56	8,093

        We anticipate that most of the additional hotel properties in which we invest will be operated under franchise licenses. We believe that the public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, including national advertising, publicity and other marketing programs designed to increase brand awareness generally, training of personnel, review of quality standards and centralized reservation systems.

        Our franchise licenses generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which our TRS lessee, other third-party lessees and management companies must comply, including the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided, display of signage, and the type and age of furniture and equipment included in guest rooms, lobbies and other common areas.

        Our franchise licenses generally give us the right to operate a particular hotel under a franchise for an initial period of 10 to 20 years. The franchise agreements provide for termination at the franchisor's option upon the occurrence of certain events, including failure to pay royalties and fees or perform other covenants under the license agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the license without the consent of the franchisor, or failure to comply with applicable law in the operation of the relevant hotel. Royalties and other fees payable under our franchise agreements typically range from 7% to 9% of room revenue at the franchised hotel. We are also required to make certain capital improvements to our hotels from time to time required by our franchisors. Where we are entitled to terminate the franchise license by giving notice to the franchisor, we generally must pay a specified amount of liquidated damages. Our franchise license agreements will not renew automatically upon expiration.

Competition

        The hotel industry is highly competitive. Substantially all of our hotels are located in developed areas that include other hotel properties and each hotel competes for guests primarily with other full service, extended stay, and limited service hotels in its immediate vicinity and secondarily with other hotels in its geographic market. The number of competitive hotel properties in a particular area could have a material adverse effect on occupancy, ADR and revenue per available room of the hotels. New, competing hotels may be opened in our markets, which could materially and adversely affect hotel operations. We believe that brand recognition, location, quality of the hotel and services provided, and price are the principal competitive factors affecting our hotels.

Investment Policies

  Investments in Real Estate or Interests in Real Estate

        In addition to our current hotel portfolio, we may acquire equity interests in additional hotel properties. Acquisitions could be made directly or involve the Partnership or other entities controlled by us. Our investment objective is to increase cash available for distribution to shareholders. We intend to pursue this objective by acquiring hotel properties that meet our investment criteria and by contracting to have the equity interests of our current hotel portfolio and other subsequently acquired hotel properties, managed efficiently and effectively.

        We intend to consider investments in hotel properties which meet one or more of the following criteria:

  •
  Relatively stable operating histories and reasonable bases of commercial business;

  •
  Nationally franchised, well maintained properties with preference given to 200 to 500-room upscale full-service hotels;

  •
  Properties in attractive locations which may benefit from rebranding or redevelopment that we believe will strengthen the acquired hotel's competitive position;

  •
  Purchase prices that may allow us to realize an attractive return on our investment; and

  •
  Geographic locations where we are currently under-represented;

        Our present policy is to not invest in luxury properties or resorts. Such policies may be changed from time to time by our board of directors. There can be no assurance that we will be able to acquire hotels that meet our investment criteria.

  Investments in Other Entities

        We also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investment may be subject to existing mortgage financing and other indebtedness that may have priority over the equity interest of our company.

  Investments in Real Estate Mortgages

        While we will emphasize equity real estate investments, we may, in our discretion, invest in mortgage and other real estate interests, including securities of other REITs. We do not presently intend to invest in mortgages or securities of other REITs. We may invest in participating or convertible mortgages if we conclude that we may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

Financing Policies

        To ensure that we have sufficient liquidity to conduct our operations, including making investments in additional hotel properties and funding our anticipated distribution obligations and financing costs, we currently have a $140 million bank line of credit. The line of credit is secured by a first mortgage on 24 hotels. Although we have no charter restrictions on the amount of indebtedness we may incur, our board of directors has adopted a current policy limiting the amount of indebtedness that we will incur to an amount not in excess of approximately 45% of our investment in hotel properties, at cost (as defined). The board may change the debt policy at any time without shareholder approval.

        Borrowings may be incurred through us, the Partnership or other subsidiaries. Indebtedness may be in the form of bank borrowings, publicly and privately placed debt instruments or financing from institutional investors or other lenders, purchase money obligations to the sellers of properties, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our property. Such indebtedness may be recourse to all or any part of our property or the property of the Partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings may be used for the payment of distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions or expansions of properties.

        If the board of directors determines to raise additional equity capital, the board has the authority, without shareholder approval, to issue additional shares of common stock, preferred stock or other capital stock or equity interests in the Partnership in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property.

Certain Other Policies

        We intend to operate in a manner that will not subject us to regulation under the Investment Company Act of 1940. We do not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuer, (ii) underwrite securities of other issuers, or (iii) actively trade in loans or other investments.

        We may make investments other than as previously described, although we do not currently intend to do so. We have the authority to purchase or otherwise reacquire common shares or any of our other securities in the open market or otherwise and may engage in such activities in the future. Any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code. We may issue securities in exchange for real estate assets if we determine such issuances to be in the best interests of our shareholders.

        We may in the future make loans to third parties, including, without limitation, loans to joint ventures in which we may participate in the future. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, and we do not intend to do so in the future.

Our policies with respect to such activities may be reviewed and modified from time to time by the board of directors without the vote of the shareholders.

Environmental Matters

        Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at another property may be liable for the costs of removal or remediation of hazardous substances released into the environment at the property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Thus, if such liability were to arise in connection with the ownership and operation of our hotels, we could be potentially liable for such costs.

        Phase I Environmental Survey Assessments (ESAs) were obtained on all of our hotels from independent environmental engineering firms at the time of acquisition (and, for some hotels, in connection with subsequent financing transactions). The Phase I ESAs were intended to identify potential sources of contamination for which the hotels may be responsible and to assess the status of environmental regulatory compliance. No assurance can be given that the Phase I ESAs identified all significant environmental problems or that no additional environmental liabilities exist and there may be material environmental liabilities or compliance concerns of which we are unaware. The Phase I ESAs included historical reviews of the hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of asbestos, PCBs, wetlands and underground storage tanks, and the preparation and issuance of a written report. The Phase I ESAs did not include invasive procedures, such as soil or ground water sampling and analysis.

        The only Phase I ESA report that revealed an environmental liability or compliance concerns that we believe could have a material adverse effect on our business, assets or results of operations is the Phase I ESA for the Hampton Inn—Airport in Indianapolis. This Phase I ESA report indicated that the Indianapolis hotel disposes of approximately 10% of its solid waste at a facility that is a state Superfund site. Such a site may be subject to investigation and remediation under the federal and state Superfund laws, and persons that sent hazardous substances to the site may be jointly and severally liable for the costs of the work. The Phase I ESA report states that solid waste from the Indianapolis hotel was disposed into a domestic waste cell of the facility. A state official informed the engineering firm conducting the Phase I ESA that this domestic waste cell is segregated by a containment structure and is adjacent to, but not part of, the Superfund site. The Phase I audit did not indicate that the Indianapolis hotel has arranged for the disposal of any hazardous substances at this facility. If the Indianapolis hotel in fact arranged for such disposal, however, it could be found liable for at least a part of any response costs. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the hotels will not be affected by the condition of the properties in the vicinity of the hotels (such as the presence of leaking underground storage tanks) or by third-parties unrelated to us.

Employees

        At December 31, 2001, we had a total of 23 employees. Certain of our executive officers, including Bob Solmson, Chairman of the Board and Chief Executive Officer, Randy Churchey, President and Chief Operating Officer and Kevin Luebbers, Executive Vice President and Chief Financial Officer, have employment agreements with the Company. Information with respect to these employment agreements is incorporated by reference to the "Employment Agreements" section of our proxy statement.

        All persons employed in the day-to-day operations of our hotels are employees of the management companies engaged to operate our hotels and are not our employees.

REIT Modernization Act

        RFS has operated and intends to continue to operate so as to qualify as a REIT under the federal income tax laws. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. There are no controlling authorities that deal specifically with many tax issues affecting a REIT that owns hotel properties. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT.

        Under the RMA, commencing January 1, 2001, we may now own up to 100% of the stock of one or more TRSs. A TRS is a taxable corporation that may lease hotels under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs.

        Under the RMA, a TRS is permitted to lease hotels from us as long as the hotels are operated on behalf of the TRS by a third-party hotel manager who satisfies the following requirements:

  •
  such manager is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to us and our TRS;

  •
  such manager does not own, directly or indirectly, more than 35% of RFS's stock;

  •
  no more than 35% of such manager is owned, directly or indirectly, by one or more persons owning 35% or more of RFS's stock; and

  •
  we do not directly or indirectly derive any income from such manager.

        The RMA limits the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. The RMA also imposes a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis.

        Effective January 1, 2001, the TRS lessees entered into leases with respect to 54 of our hotels (one of which was subsequently sold), including 48 hotels that were leased to subsidiaries of Hilton prior to January 1, 2001. We intend to lease hotels that we acquire in the future to TRS lessees. We and the TRS lessees have elected to treat the TRS lessees as TRSs for federal income tax purposes. The TRS lessees have engaged independent third-party hotel managers to operate the related hotels on behalf of such TRS lessees.

Termination of Leases and Related Agreements with Hilton

        In connection with the RMA, effective January 1, 2001, we terminated our operating leases, management contracts and related ancillary agreements with subsidiaries of Hilton, at which time the TRS lessees began leasing the related hotels. The cancellation of these agreements entitles the TRS lessees to retain the operating profits from the 53 hotels which are currently leased to our TRS lessees, which previously accrued to Hilton under these contracts and gives us the following advantages over our prior third-party lease structure:

  •
  more control over the daily operations of our hotels;

  •
  benefits from any cost efficiencies or ancillary revenues generated at the hotels;

  •
  these hotels are no longer encumbered by long term third-party leases;

  •
  favorable management agreements; and

  •
  our operating statements more clearly depict our hotel operations.

        All of our hotels continue to operate under the same franchise affiliation as prior to the Hilton contract termination.

        As previously indicated, simultaneous with the termination of the leases and related agreements, the TRS lessees entered into new management contracts with Flagstone Hospitality Management. Five of our 58 hotels are leased to and managed by third-parties under long-term lease agreements which provide for a fixed base rent and a percentage rent based upon revenues of the hotels. The remaining terms of these leases range from five to seven years. Two of our hotels are managed by third-party hotel management companies under management agreements with remaining terms of one year and 12 years. These management agreements provide for total management fees of 3% to 5% of hotel revenues.

Legal Proceedings

        There is no litigation pending or known to be threatened against us or affecting any of our hotels other than claims arising in the ordinary course of business or which are not considered to be material. Furthermore, most of such claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us, without regard to any potential recoveries from insurers or other third parties.

MANAGEMENT

Directors and Executive Officers

        As of March 15, 2002, the directors and executive officers of RFS Hotel Investors are as follows:

Name	Position	Term Expires
Robert M. Solmson	Chairman of the Board, Chief Executive Officer	2002
Randy L. Churchey	President, Chief Operating Officer and Director	2004
Bruce E. Campbell, Jr.	Independent Director	2004
H. Lance Forsdick, Sr.	Independent Director	2004
R. Lee Jenkins	Independent Director	2002
Karl QMatthies	Independent Director	2002
Richard Reiss, Jr.	Independent Director	2003
Michael S. Starnes	Independent Director	2003
John W. Stokes, Jr.	Independent Director	2003
Kevin M. Luebbers	Executive Vice President, Treasurer and Chief Financial Officer
Dennis M. Craven	Vice President and Chief Accounting Officer
Herb W. Cummings	Vice President, Renovation and Design
Craig Hofer	Vice President and Chief Information Officer
Elizabeth A. McNeill	Vice President, General Counsel and Secretary
Diane Radcliffe	Vice President, Asset Management

        Robert M. Solmson, age 54, is our Chairman and Chief Executive Officer. He has been Chairman and Chief Executive Officer and a board member since our formation in 1993 and President from 1993 to February 1996 and from February 1998 to October 1998. He is also a director of Independent Bank and formerly was a director of Morgan Keegan & Company, Inc., an investment firm.

        Randy L. Churchey, age 41, has served as our President and Chief Operating Officer since November 1999. From 1997 to 1999, he served as Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a hotel real estate investment trust. For approximately 15 years prior to joining FelCor, Mr. Churchey held various positions with Coopers & Lybrand, L.L.P., most recently serving as the Chairman of the Hospitality and Real Estate Practice of the accounting firm for the Southwestern United States.

        Bruce E. Campbell, Jr., age 70, is a member of the board of directors and the executive committee of National Commerce Bancorporation, a national bank holding company. Mr. Campbell was the Chairman of National Commerce Bancorporation's executive committee from 1993 to 2000. Prior to 1993, Mr. Campbell was Chairman and Chief Executive Officer of National Commerce Bancorporation, positions he held since 1977. During such period, Mr. Campbell was also Chairman and Chief Executive Officer of National Bank of Commerce, Memphis, Tennessee, a wholly owned national banking subsidiary of National Commerce Bancorporation. He has been a director of RFS since 1993.

        H. Lance Forsdick, Sr., age 62, has been a private investor since RFS, Inc. was acquired by Doubletree Corporation in February, 1996. He was Chairman of the Board of RFS, Inc., lessee of our hotels until January 1, 2001, from 1974 until February 1996. Prior to 1974, Mr. Forsdick held various positions in the real estate and hotel development and management business. He has been a director of RFS since 1993.

        R. Lee Jenkins, age 72, has been a private investor since he was President of Plough, Inc. and Executive Vice President-Consumer Operations of Schering-Plough Corporation, pharmaceutical companies, from 1976 through 1989. He is a director of National Commerce Bancorporation, and has been a director of RFS since 1996.

        Karl Matthies, age 58, is the President of Bellagio Partners, a private investment management and consulting company he formed in September 1999. From 1971 to 1999, Mr. Matthies held various positions with Banc of America Securities, including the Senior Partner in charge of Consumer & Real

Estate Investment Banking, and Montgomery Securities, Banc of America Securities' predecessor firm, where he was a founding member.

        Richard Reiss, Jr., age 57, is the founder and chairman of Georgica Advisors LLC, a New York based investment firm with public and private investments in the communications, media and entertainment industries, a position he has held since January 1997. From 1978 to 1996, Mr. Reiss served as managing partner of Cumberland Associates and its three investment funds. From 1970 to 1977, Mr. Reiss was the director of research at Shearson Hayden Stone, a predecessor company of Salomon Smith Barney. He also is a director of Grey Advertising, the Lazard Funds, Inc., O'Charley's, Inc. and is a trustee of the Manhattan Institute.

        Michael S. Starnes, age 56, is Chairman of the Board, President and Chief Executive Officer of MS Carriers, Inc., a truckload carrier in Memphis, Tennessee, positions he has held since 1986.

        John W. Stokes, Jr., age 64, was formerly the Vice Chairman of Morgan Keegan and Company, Inc., in Memphis, TN, a position he had held from 1983 until 2001, when Morgan Keegan was acquired. He is a director of O'Charley's, Inc., a restaurant operator and formerly was a director of Morgan Keegan. He has been a director of RFS since 1993.

        Kevin M. Luebbers, age 35, is our Executive Vice President and Chief Financial Officer. Prior to joining us in July 2000, Mr. Luebbers was Senior Vice President of Planning and Investment Analysis, for Hilton Hotels Corporation from January 1996 through June 2000. From 1992 to 1996 he held various positions with the Prudential Realty Group, a division of the Prudential Insurance Company of America, where he specialized in hotel asset management.

        Dennis M. Craven, age 30, has served as our Vice President and Controller since November 2000 and became our Chief Accounting Officer in January 2002. From 1993 to 2000, he worked for PricewaterhouseCoopers, where he was a senior manager in their Assurance and Business Advisory Services group. Throughout his career in public accounting, he specialized in the hospitality and financial services industries.

        Herb W. Cummings, age 59, has served as our Vice President, Renovation and Design since October 1999. Previously, he was senior project manager and Vice President of Construction with Bristol Hotels and Resorts from June 1998 until October 1999 and held various similar positions with Davidson Hotel Company from 1995 to 1998 and United Inns, Inc. from 1979 to 1995.

        Craig Hofer, age 42, is our Vice President, Chief Information Officer. He has served as President of Centrafuse, Inc., our wholly owned subsidiary engaged in the sale of hotel accounting services over the Internet, since November 1999. Since July 1995, he has held various positions with us, including Vice President of Financial Planning.

        Elizabeth A. McNeill, age 41, is our Vice President, General Counsel and Secretary. Prior to joining us in April 2001, Ms. McNeill held various positions with Medshares, Inc., a health care provider, most recently serving as Senior Vice President and General Counsel. Prior to joining Medshares in 1993, Ms. McNeill was a partner in Wolff Ardis PC, a Memphis law firm specializing in commercial litigation.

        Diane Radcliffe, age 36, has served as our Vice President, Asset Management since July 2000. Prior to joining us, she was Senior Director of Hotel Performance Support for Homewood Suites Hotels, the extended-stay brand of Promus Hotel Corporation (now Hilton Hotels Corporation). In this position she was responsible for that brand's hotel sales and marketing, revenue management and operational support team. During her 13-year tenure with Promus, she held various field and corporate level positions including leading the Hotel Performance Support team for Hampton Inn Hotels.

Executive Compensation

        For information regarding the executive compensation of certain of our officers and directors, please refer to the proxy statement for RFS Hotel Investors' 2002 annual meeting of shareholders, which is incorporated into this prospectus. The Partnership does not have any officers or directors. RFS Hotel Investors is the general partner of the Partnership and thus is authorized to act and make decisions on behalf of the Partnership. There are no management agreements or arrangements between RFS Hotel Investors and the Partnership, and no management fees are paid between the two companies.

PRINCIPAL STOCKHOLDERS

Common Stock

        The following table shows the beneficial ownership of the common stock of RFS Hotel Investors, as of March 15, 2002 by:

  •
  each executive officer named under the heading "Management" herein;
  •
  each non-employee director of RFS Hotel Investors; and
  •
  all directors and executive officers of RFS Hotel Investors, as a group.

        To our knowledge, no person beneficially owns five percent or more of the common stock of RFS Hotel Investors. Unless otherwise indicated, each person owns directly the shares shown after his name in the following table:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
Executive Officers and Inside Directors:
Robert M. Solmson(1)	901,102	3.1%
Randy L. Churchey(2)	178,501	*
Kevin M. Luebbers(3)	99,610	*
Herb W. Cummings(4)	15,187	*
Dennis M. Craven(5)	2,425	*
Diane Radcliffe(6)	5,000	*
Craig Hofer(7)	35,833	*
Elizabeth A. McNeill	—	*
Non-Employee Directors:
Bruce E. Campbell, Jr.(8)	101,500	*
H. Lance Forsdick, Sr.(9)	541,000	1.9%
Michael S. Starnes(10)	83,000	*
John W. Stokes, Jr.(11)	88,480	*
R. Lee Jenkins(12)	79,000	*
Richard Reiss, Jr.(13)	95,000	*
Karl Matthies(14)	47,300	*
All directors and executive officers as a group (15 persons)(15)	2,272,938	7.9%

*
Represents less than one percent
(1)
Includes 7,086 shares issuable to a trust of which Mr. Solmson's children are beneficiaries and over which Mr. Solmson has sole investment and voting power, upon the exercise of rights to redeem units of partnership interest in RFS Partnership, L.P. for shares of common stock (the "Redemption Rights"). Also includes (i) 11,500 shares owned by trusts for the benefit of his children, (ii) 15,500 shares owned by his children, (iii) 10,000 shares owned by his wife, (iv) 74,000 shares of restricted common stock, all of which are vested, (v) 75,000 shares of restricted common stock which vest at a rate of 12,500 shares in each of January 2002, 2003 and 50,000 shares in 2004 (subject to the satisfaction of certain performance criteria), and (vi) 225,000 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Solmson is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(2)
Includes 25,000 shares of restricted common stock, including 16,667 that are vested and 8,333 shares that will vest in November 2002. Also includes (i) 100,000 shares of restricted common stock, which will vest at a rate of 10,000 shares in each of January 2002, 2003, 2004 and 2005, and 60,000 shares in January 2006 (subject to the satisfaction of certain performance criteria) and

  (ii) 33,333 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Churchey is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.

(3)
Includes 12,000 shares of restricted common stock, including 4,000 shares that are vested and 8,000 that shares will vest at a rate of 4,000 shares in each of July 2002 and July 2003. Also includes 75,000 shares of restricted common stock, which vest at a rate of 7,500 shares in each of January 2002, 2003, 2004 and 2005, and 45,000 shares in January 2006 (subject to the satisfaction of certain performance criteria). Prior to vesting, Mr. Luebbers is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(4)
Includes 5,000 shares of restricted common stock that vest ratably over three years in each of January 2002, 2003 and 2004, and 8,333 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Cummings is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(5)
Includes 2,000 shares of restricted common stock, including 667 shares that are vested and 1,333 shares that will vest ratably in each of November 2002 and 2003. Prior to vesting, Mr. Craven is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(6)
Includes 5,000 shares of restricted common stock that vest ratably over three years in each of January 2002, 2003 and 2004. Prior to vesting, Ms. Radcliffe is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(7)
Includes 7,500 shares of restricted common stock of which all are vested and 28,333 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Hofer is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(8)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, (iii) 10,000 shares owned by Mr. Campbell's wife and (iv) 25,000 shares issuable pursuant to exercisable stock options.
(9)
Includes (i) 7,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, (iii) 20,573 shares issuable to Mr. Forsdick upon exercise of his redemption rights and (iv) 25,000 shares issuable pursuant to exercisable stock options.
(10)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, and (iii) 25,000 shares issuable pursuant to exercisable stock options.
(11)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, (iii) 5,000 shares owned by Mr. Stokes' wife and (iv) 25,000 shares issuable pursuant to exercisable stock options.
(12)
Includes (i) 12,500 shares of restricted common stock, all of which are vested, (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, and (iii) 25,000 shares issuable pursuant to exercisable stock options.
(13)
Includes (i) 10,000 shares of restricted common stock, including 4,000 shares that are vested and 6,000 shares that will vest at a rate of 2,000 shares in each of October 2002, 2003 and 2004 (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, and (iii) 10,000 shares issuable pursuant to exercisable stock options. Prior to vesting, Mr. Reiss is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(14)
Includes (i) 10,000 shares of restricted common stock that vest ratably over three years in each of August 2002, 2003 and 2004 (ii) 1,500 shares of restricted common stock, which vest on December 31, 2002, and (iii) 22,100 shares held in trusts. Prior to vesting, Mr. Matthies is entitled to vote and receive distributions with respect to unvested shares of restricted common stock.
(15)
The business address for each person listed in the table is: c/o RFS Hotel Investors, Inc., 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120.

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

Line of Credit

        We have a $140 million line of credit which matures on July 30, 2004. Interest on outstanding borrowings under the line of credit bear interest at a variable rate ranging from 150 basis points to 250 basis points above LIBOR, depending on our ratio of total debt to our investment in hotel properties. At December 31, 2001, the interest rate was LIBOR plus 200 basis points, however, we expect this rate to increase to LIBOR plus 225 basis points, effective April 1, 2002. The average interest rate, including the impact of our interest rate swaps, was 7.9% for the year ended December 31, 2001. At December 31, 2001, on a pro forma basis, the outstanding borrowings under our line of credit would have been $13.4 million. The borrowing capacity under our line of credit is determined by a borrowing base calculation which at December 31, 2001, based on the hotels currently in the collateral pool, would permit us to borrow up to $111.4 million. The line of credit is collateralized by first mortgages on the following 24 hotels:

Hotel—Location	Hotel—Location
Beverly Heritage—Milpitas, California	Holiday Inn—Louisville, Kentucky
Courtyard—Flint, Michigan	Holiday Inn Express—Bloomington, Minnesota
Hampton Inn—Chandler, Arizona	Homewood Suites—Chandler, Arizona
Hampton Inn—Denver, Colorado	Hotel Rex—San Francisco, California
Hampton Inn—Ft. Lauderdale, Florida	Residence Inn—Fishkill, New York
Hampton Inn—Laredo, Texas	Residence Inn—Tyler, Texas
Hampton Inn—Lincoln, Nebraska	Residence Inn—West Palm Beach, Florida
Hampton Inn—Minnetonka, Minnesota	Residence Inn—Wilmington, Delaware
Hampton Inn—Sedona, Arizona	Sheraton Hotel—Birmingham, Alabama(1)
Hampton Inn—Tulsa, Oklahoma	TownePlace Suites—Fort Worth, Texas
Holiday Inn—Columbia, South Carolina	TownePlace Suites—Miami Lakes, Florida
Holiday Inn—Lafayette, Louisiana	TownePlace Suites—Miami West, Florida

(1)
This hotel is expected to be added to the collateral pool during the first half of 2002.

        We can obtain a release of any hotel in the collateral pool if we provide a substitute hotel or reduce the borrowing availability under the line of credit. The line of credit contains various covenants including the requirement that we maintain a minimum net worth, minimum debt and interest coverage ratios, and limitations on total indebtedness and liabilities.

        On March 21, 2001, we entered into an interest rate swap agreement, which effectively fixes the rate on $30 million of our floating rate debt at 6.775% through July 30, 2003. The 6.775% interest rate consists of a fixed rate of 4.775% plus the credit spread in effect on our line of credit (currently 200 basis points). The credit spread can vary from 150 basis points to 250 basis points, depending on our leverage ratios. The agreement effectively converts a portion of our floating rate debt to fixed rate in order to reduce our risk to increases in interest rates. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts.

        On November 3, 2000, we entered into an interest rate swap agreement for a notional amount of $40.0 million maturing in July 2003. The agreement effectively converts a portion of our floating rate debt to fixed rate in order to reduce our risk to increases in interest rates. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. Accordingly, the impact of fluctuations in interest rates on these interest rate swap agreements is fully offset by the opposite impact on the related debt. Under the interest rate swap agreement, we receive payments based on the one-month LIBOR rate of 6.80%

at December 31, 2000 and pays a fixed rate of 6.535%. The fair value of the interest rate swap is estimated based on quotes from the market makers of these instruments and represents the estimated amounts we would expect to receive or pay to terminate the agreements. Credit and market risk exposures are limited to the net interest differentials. The estimated unrealized net loss on these instruments was approximately $3.2 million at December 31, 2001. In connection with our sale of the outstanding notes, we terminated these two interest rate swap agreements at an aggregate cost of approximately $3.2 million.

Commercial Mortgage Bonds

        The following discussion summarizes certain terms of our commercial mortgage bonds.

  1996 Financing

        In November 1996, one of our special purpose subsidiaries issued $75 million of commercial mortgage bonds as follows:

Class	Initial Principal Amount	Rate	Stated Maturity
Class A	$50 million	6.83%	August 20, 2008
Class B	$25 million	7.30%	November 21, 2011

        The interest rate on the bonds is fixed. Principal payments on the Class A Bonds are based on a 141-month amortization schedule beginning in December 1996. Total monthly principal and interest payments approximate $0.5 million for the Class A Bonds. Principal payments on the Class B Bonds are payable based on a 39-month amortization schedule beginning in September 2008. Total monthly interest payments are approximately $0.2 million for the Class B Bonds. The bonds are collateralized by first mortgage liens on the following 15 hotel properties which had an aggregate net book value of $143.5 million at December 31, 2001:

Hotel—Location	Hotel—Location
Comfort Inn—Fort Mill, South Carolina	Holiday Inn Express—Austin, Texas
Comfort Inn—Marietta, Georgia	Residence Inn—Ann Arbor, Michigan
Doubletree Hotel—Del Mar, California	Residence Inn—Charlotte, North Carolina
Hampton Inn—Hattiesburg, Mississippi	Residence Inn—Ft. Worth, Texas
Hampton Inn—Lakewood, Colorado	Residence Inn—Orlando, Florida
Hampton Inn—Oklahoma City, Oklahoma	Residence Inn—Warwick, Rhode Island
Hampton Inn—Omaha, Nebraska	Residence Inn—Sacramento, California
Holiday Inn—Crystal Lake, Illinois

        The bonds do not permit us to sell or substitute for any of the 15 hotel properties that collateralize the bonds. The bonds can be prepaid upon payment of a yield maintenance premium. The outstanding principal balance on the bonds was $58.2 million at December 31, 2001. The bonds are non-recourse to our company.

        We used a portion of the net proceeds from the sale of the outstanding notes to redeem all of the Class A and Class B bonds issued in the 1996 financing.

  1998 Financing

        In December 1998, two of our special purpose subsidiaries completed a $95.8 million long-term mortgage financing of 10 hotels. Principal and interest payments, based on a 25-year amortization, of $0.7 million and escrow payments of $0.4 million for taxes and insurance are due monthly through December 2008 at which time all outstanding principal and interest is due. The debt bears interest at a fixed rate of 7.8% per annum. The debt is collateralized by first mortgage liens on the following 10 hotels which had an aggregate net book value of $126.4 million at December 31, 2001:

Hotel—Location	Hotel—Location
Hampton Inn—Bloomington, Minnesota	Residence Inn—Kansas City, Missouri
Hampton Inn—Indianapolis, Indiana	Sheraton—Milpitas, California
Hampton Inn—Memphis, Tennessee	Sheraton—Sunnyvale, California
Holiday Inn Express—Arlington Heights, Illinois	Four Points by Sheraton—Bakersfield, California
Holiday Inn Express—Wauwatosa, Wisconsin	Four Points by Sheraton—Pleasanton, California

        The bonds permit us to sell or substitute any of the 10 hotel properties that collateralize the bonds. The bonds cannot be prepaid prior to maturity. The outstanding balance on this debt at December 31, 2001 was $92.1 million. The debt is non-recourse to our company.

  2000 Financing

        In August 2000, two of our special purpose subsidiaries completed a $52.2 million long-term mortgage financing of eight hotels. Principal and interest payments, based on 25-year amortization, of $0.4 million and escrow payments of $0.2 million for taxes and insurance are due monthly through August 2010 at which time all principal and interest is due. The debt bears interest at a fixed rate of 8% per annum. The debt is collateralized by first mortgage liens on the following eight hotels which had an aggregate net book value of $85.0 million at December 31, 2001:

Hotel—Location	Hotel—Location
Hampton Inn—Houston, Texas	Residence Inn—Atlanta, Georgia
Hampton Inn—Jacksonville, Florida	Residence Inn—Jacksonville, Florida
Holiday Inn—Flint, Michigan	Residence Inn—Torrance, California
Holiday Inn Express—Downer's Grove, Illinois	Sheraton—Clayton, Missouri

        The bonds permit us to sell or substitute any of the eight hotel properties that collateralize the bonds. The bonds cannot be paid prior to maturity. The outstanding principal balance on this debt was $51.4 million at December 31, 2001. The debt is non-recourse to our company.

Other Mortgage Debt

        We own a 75% interest in the partnership which owns the San Francisco Hilton Fisherman's Wharf hotel. The Wharf hotel is subject to mortgage debt having a principal balance of $18.3 million at December 31, 2001. The debt is secured by a first mortgage lien on the Wharf hotel. This debt bears interest at a fixed rate of 8.22% per annum. Principal and interest payments, based on a 25-year amortization, of $152,000 and escrow payments of $50,000 are due monthly through November 2007 at which time all outstanding principal and interest is due. The Wharf hotel had a net book value of $44.4 million at December 31, 2001. This debt is non-recourse to our company.

Series B Preferred Stock

        RFS has 250,000 shares of Series B Preferred Stock outstanding. The shares of Series B Preferred Stock have a liquidation preference of $100 per share. Holders of the Series B Preferred Stock do not have voting rights unless dividends are in arrears with respect to the Series B Preferred Stock for two or more quarterly periods (whether or not consecutive) at which point the holders of the Series B Preferred Stock are entitled to elect two additional directors. Holders of the Series B Preferred Stock are entitled to receive quarterly cash dividends at an annual rate of 12.5% of the liquidation preference of $100 per share. RFS may redeem shares of the Series B Preferred Stock in whole but not in part, on or after December 31, 2003 at a price equal to its liquidation preference. If RFS does not redeem the

Series B Preferred Stock by January 1, 2006, the dividend rate increases by 2% per annum up to a maximum annual rate of 20.5%. The holders of the Series B Preferred Stock can require RFS to redeem the Series B Preferred Stock at varying premiums over the liquidation preference depending on when the shares are redeemed, upon a change of control, dissolution or winding up of RFS or on RFS's failure to qualify as a REIT.

        As of March 15, 2002, to our knowledge, CT Mezzanine Partners I LLC was the beneficial owner of all 250,000 shares of our Series B Preferred Stock. The address for CT Mezzanine Partners I LLC is 410 Park Avenue, 14th Floor, New York, New York.

DESCRIPTION OF THE EXCHANGE NOTES

        The outstanding notes were, and the exchange notes will be issued under an indenture (the "Indenture") dated as of February 26, 2002, by and among RFS Partnership, L.P. and RFS 2002 Financing, Inc. ("Finance" and, together with the Company (as defined below), the "Issuers"), the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). Finance was incorporated in 2002 for the sole purpose of acting as co-obligor for the exchange notes. Finance has no assets, will not conduct any operations and will not provide additional security for the exchange notes. In this section, the exchange notes are referred to as the "Notes."

        The following are descriptions of the material provisions of the Indenture. We urge you to read the Indenture because it, and not these descriptions, defines your rights as a holder of the Notes. A copy of the Indenture is being filed as an Exhibit to this registration statement.

        You can find the definitions of certain capitalized terms used in this section under the subheading "—Certain Definitions." For purposes of this section, references to the "Company," include only RFS Partnership, L.P. and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not its Subsidiaries. For purposes of this section, references to "we," "our," or "us" include only the Issuers and their successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not their Subsidiaries. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the TIA for a statement of such terms.

Brief Description of the Exchange Notes and the Guarantees

  The Exchange Notes

        The Notes are:

  •
  our general unsecured obligations,

  •
  ranked equal in right of payment with all of our existing, including the outstanding notes, and future unsecured senior Indebtedness,

  •
  ranked senior in right of payment to our outstanding Preferred Stock and all of our existing and future Subordinated Indebtedness,

  •
  effectively subordinated to all of our existing and future secured Indebtedness,

  •
  effectively senior to all indebtedness and preferred stock of our Parent,

  •
  effectively subordinated to all indebtedness and preferred stock of any of our Subsidiaries that are not Guarantors, and

  •
  unconditionally guaranteed by the Guarantors.

        As of December 31, 2001, on an actual and a pro forma basis, after giving effect to the issuance of the outstanding notes and our sale of common stock on February 20, 2002 and the application of the proceeds therefrom as discussed herein, we and our Subsidiaries had outstanding an aggregate of approximately $301.1 million and $175.2 million, respectively, of secured Indebtedness, and our Subsidiaries that are not Guarantors would have had outstanding an aggregate of approximately $219.9 million and $161.8 million, respectively, of Indebtedness, all of which would effectively be senior to the Notes.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

        The term "Subsidiaries" as used in this "Description of the Exchange Notes" does not include Unrestricted Subsidiaries and, except as expressly set forth herein, does not include the Issuers. As of the date of the Indenture, none of our Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

  The Guarantees

        The Notes will be jointly and severally irrevocably and unconditionally guaranteed (the "Guarantees") on a senior unsecured basis by the Parent and each of the other Guarantors. The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being subject to avoidance as a fraudulent transfer under applicable law. See "Certain Bankruptcy Limitations" below.

Principal Maturity and Interest; Additional Notes

        We will issue the Notes in a maximum aggregate principal amount of $125 million in this exchange offer. The Indenture provides, in addition to the $125 million aggregate principal amount of Notes being issued, for the issuance of additional notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes will be issued on the same terms as the Notes and will constitute part of the same series of securities as the Notes and will vote together as one series on all matters with respect to the Notes. All references to "Notes" herein includes the Additional Notes. We will issue Notes in denominations of $1,000 and integral multiples of $1,000.

        The Notes will mature on March 1, 2012. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent date to which interest has been paid or provided for (the "Interest Payment Date"), payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2002, to the Persons in whose names such Notes are registered at the close of business on the February 15 or August 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the "Holders") at the addresses set forth in our registry books. See "Book-Entry; Delivery; Form and Transfer—Same Day Settlement and Payment" below. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, the City of New York.

Certain Bankruptcy Limitations

        We conduct a substantial portion of our operations through our Subsidiaries and Unrestricted Subsidiaries. Accordingly, our ability to meet our cash obligations is dependent in part upon the ability of these subsidiaries to make cash distributions to us. In addition, any right we have to receive the assets of any such subsidiary upon its liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) will effectively be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that we are recognized as a creditor or preferred stockholder of such subsidiary, in which case our claims would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to the Indebtedness or stock held by the Company or the Parent. See "Risk Factors."

        Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, a court may avoid (i.e., cancel) a Guarantor's obligations if it concludes that the Guarantor received less than reasonably equivalent value or fair consideration for entering into its Guarantee, and that, when it did so (or, in some jurisdictions, when it became obligated to make payments thereunder), it was or was rendered insolvent, left with inadequate capital with which to conduct its business, or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay.

        A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives from the issuance of the Notes. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although we cannot assure you that a court would give Holders the benefit of this provision. See "Risk Factors—Under certain circumstances, courts may void the guarantees under fraudulent transfer laws."

        If a court avoided the obligations of a Guarantor under its Guarantee, Holders of the Notes would have to return payments (if any) already received from that Guarantor on its Guarantee and to look to the assets of the Company and any remaining Guarantors for payment. There can be no assurance that those remaining assets would suffice to pay the outstanding principal of, premium, if any, and interest on the Notes.

        Substantially all of the Partnership's subsidiaries are non-guarantor subsidiaries. Currently, RFS Leasing VII, Inc. is the sole guarantor subsidiary of the notes and will guarantee the Notes on a full and unconditional basis. This subsidiary was recently formed and had no substantial operations through January 1, 2001. Since that date, the subsidiary's only activities relate to the 23 hotels it leases directly or indirectly from the Company. Summarized financial data for this subsidiary as of and for the year ended December 31, 2001 is as follows (in millions):

Cash	$1.8
Hotel receivables	1.6
Deferred income taxes	7.7
Other assets	0.3

Total assets	$11.4

Accounts payable and accrued expenses	$4.7
Shareholders' equity	6.7

Total liabilities and shareholders' equity	$11.4

Total hotel revenue	$84.0
Percentage lease rental expense	32.2
Hotel operating expense	72.6

Operating loss	(20.8)
Interest expense	(0.4)
Benefit from income taxes	7.7

Net loss	$(13.5)

Optional Redemption

        At any time prior to March 1, 2005, the Company may on any one or more occasions redeem the Notes issued under the Indenture at a redemption price of 109.750% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with cash in an amount not in excess of the Net Cash Proceeds of one or more public offerings of the Parent's Qualified Capital Stock; provided, that:

  (1)
  at least 65% of the aggregate principal amount of the Notes (but in no event less than $100 million aggregate principal amount of the Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company, the Parent and their respective Subsidiaries); and

  (2)
  the redemption occurs within 90 days of the date of the closing of such offering.

        At any time on or after March 1, 2007, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing March 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to the date of redemption of the Notes ("Redemption Date"):

Year	Percentage
2007	104.875%
2008	103.250%
2009	101.625%
2010 and thereafter	100.000%

        In addition, at any time prior to March 1, 2007, the Company may, at its option, redeem the Notes, in whole or in part, from time to time, upon not less than 30 days' nor more than 60 days' notice at a redemption price equal to the greater of (i) 104.875% of the principal amount of the Notes so redeemed, plus accrued and unpaid interest and (ii) the Make-Whole Premium, plus, to the extent not included in the Make-Whole Premium, accrued and unpaid interest to, but not including, the redemption date.

        If the Redemption Date hereunder is on or after an interest payment record date ("Record Date") on which the Holders of record have a right to receive the corresponding interest due on or before the associated Interest Payment Date, any accrued and unpaid interest due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Mandatory Redemption

        The Notes will not have the benefit of any sinking fund, and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

        In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

        Notice of any redemption will be sent, by first class mail, at least 30 days' and not more than 60 days' prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Certain Covenants

        The Indenture contains certain covenants that will, among other things, restrict our ability to borrow money, pay dividends on or repurchase capital stock, make investments, and sell assets or enter into mergers or consolidations. The following summaries of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. The Indenture, and not this description, details your rights as a Holder of the Notes.

  Repurchase of Notes at the Option of the Holder Upon a Change of Control

        The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest to the Change of Control Purchase Date.

        The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, we shall promptly purchase all Notes properly tendered in response to the Change of Control Offer.

        As used herein, a "Change of Control" means:

          (1)  any "person" (including any group that is deemed to be a "person") is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the aggregate Voting Equity Interests of the Parent or (other than the Parent or a wholly owned Subsidiary of the Parent) the Company (including as a result of any merger or consolidation of the Company or the Parent with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Parent's or the Company's assets, in either case, on a consolidated basis, in one transaction or a series of related transactions),

          (2)  any merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all of the Parent's assets to another Person, if the Parent's Voting Equity Interests that are outstanding immediately prior to such transaction are changed into or exchanged for, cash, securities or property, unless pursuant to such transaction such Voting Equity Interests are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the Voting Equity Interests of the surviving person or transferee,

          (3)  the Parent shall cease to own beneficially a majority of the voting power of the Voting Equity Interests of the Company or the consolidated financial statements of the Parent would not include the Company and its Subsidiaries, determined in accordance with GAAP,

          (4)  the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office, or

          (5)  either or both of the Company and the Parent adopt a plan of liquidation.

        As used in this covenant, "person" (including any group that is deemed to be a "person") has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

        On or before the Change of Control Purchase Date, we will:

          (1)  accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)  deposit with our paying agent (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest to the Change of Control Payment Date) of all Notes so tendered, and

          (3)  deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

        The Paying Agent will promptly pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest to the Change of Control Payment Date) and the Trustee will promptly authenticate and deliver to each such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holders thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The Change of Control Offer feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred. In addition, no assurances can be given that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of our or their obligations under such covenant.

        If the Change of Control Purchase Date hereunder is on or after a Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

  Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, the Company and the Parent will not, and neither the Company nor the Parent will permit any of their respective Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness. Notwithstanding the foregoing if, on the date of such incurrence (the "Incurrence Date"), (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would exist after giving effect on a pro forma basis to, such incurrence of Indebtedness, and (y) the Consolidated Coverage Ratio of the Parent for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.00 to 1.00 (the "Debt Incurrence Ratio"), then:

          (1)  the Company and the Parent and their respective Subsidiaries may incur Indebtedness (other than Secured Indebtedness and Subsidiary Indebtedness), (including Disqualified Capital Stock) if, after giving effect to, on a pro forma basis, such incurrence and the receipt and application of proceeds therefrom, the aggregate amount of all outstanding Indebtedness and Disqualified Capital Stock of the Parent and its Subsidiaries, (including outstanding amounts of Refinancing Indebtedness), including the Company and its Subsidiaries, determined on a consolidated basis, without duplication, is less than or equal to 65% of the Adjusted Total Assets of the Parent and its Subsidiaries, including the Company and its Subsidiaries; and

          (2)  the Company and the Parent and their respective Subsidiaries may incur Secured Indebtedness and the Parent's Subsidiaries, excluding the Company but including the Company's Subsidiaries, may incur Subsidiary Indebtedness (including Disqualified Capital Stock), if, after giving effect, on a pro forma basis, to such incurrence of Indebtedness and the receipt and application of proceeds therefrom, the aggregate amount of all outstanding Secured Indebtedness and Subsidiary Indebtedness (including Disqualified Capital Stock), of the Parent and its Subsidiaries (including outstanding amounts of Refinancing Indebtedness in respect of Secured Indebtedness and Subsidiary Indebtedness and Disqualified Capital Stock), including for purposes of Secured Indebtedness only, the Secured Indebtedness of the Company, determined on a consolidated basis, without duplication, is less than or equal to 45% of the Adjusted Total Assets of the Parent and its Subsidiaries, including the Company and its Subsidiaries.

        The foregoing limitations of this covenant will not prohibit the Company's incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $175 million, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale so long as neither the Company, any of Guarantors nor any the Parent's or the Company's Subsidiaries continues to be an obligor under such Indebtedness.

        Indebtedness (including Disqualified Capital Stock) of any Person that is outstanding at the time such Person becomes a Subsidiary (including upon designation of any subsidiary or other Person as a Subsidiary) of either or both of the Company or the Parent or is merged with or into or consolidated with either or both of the Company or the Parent or a Subsidiary of either or both of the Company and the Parent shall be deemed to have been incurred at the time such Person becomes or is designated a Subsidiary of either or both of the Company and the Parent or is merged with or into or consolidated with either or both of the Company and the Parent or a Subsidiary, as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, subject to clause (2) of the first paragraph above, a guarantee of Indebtedness of either or both of the Company or the Parent or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred or, if later, at the time the guarantor thereof became a Subsidiary of the Company or the Parent will not constitute a separate incurrence, or amount outstanding, of Indebtedness for purposes of the foregoing provisions (other than clause (2) of the first paragraph above). Upon each incurrence of Indebtedness, the Company may designate pursuant to which provision of this covenant such Indebtedness is being incurred and the Company may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

  Limitation on Issuances of Guarantees by Subsidiaries

        The Company will not permit any of its Subsidiaries and the Parent will not permit any of its Subsidiaries, directly or indirectly, to guarantee any Indebtedness of either or both of the Company or the Parent or of any Guarantor, including any Indebtedness under the Credit Agreement that ranks equally with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless:

          (1)  such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes by such Subsidiary, and

          (2)  such Subsidiary waives and agrees not to, in any manner whatsoever, claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company, the Parent or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee;

provided, that this provision shall not be applicable to any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary and which was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary. If the Guaranteed Indebtedness ranks equally in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall rank equally in right of payment with, or subordinate in right of payment to, the Guarantee. If the Guaranteed Indebtedness is subordinate in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

  Limitations on Liens

        The Company and the Parent will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any Indebtedness, unless the Company and the Parent provide, and cause their respective Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Guarantees are equally and ratably so secured.

        Notwithstanding the foregoing, the Company and the Parent may, and may permit their respective Subsidiaries to incur, assume or suffer to exist Liens of any kind upon any of their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing Indebtedness in an aggregate amount outstanding at any time (including outstanding amounts of Refinancing Indebtedness), without duplication, less than or equal to 45% of Adjusted Total Assets of the Parent and its Subsidiaries, including the Company and its Subsidiaries, determined on a consolidated basis.

  Limitation on Restricted Payments

        The Indenture provides that the Company and the Parent will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

          (1)  a Default or an Event of Default shall have occurred and be continuing,

          (2)  the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio and clauses (1) or (2) of the first paragraph in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

          (3)  the aggregate amount of all Restricted Payments made by the Company and the Parent and their respective Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

            (a)  95% of the aggregate Funds From Operations (determined by excluding income resulting from transfers of assets by the Company or the Parent or any of their respective Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Issue Date occurs, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which the Company's and the Parent's consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Securities and Exchange Commission (the "Commission") (or, in the event Funds From Operations for such period is a deficit, then minus 100% of such deficit), plus

            (b)  the aggregate Net Cash Proceeds received by the Company or the Parent from the sale of Qualified Capital Stock (other than (i) to a Subsidiary of either or both of the Company or the Parent and (ii) to the extent applied in connection with a Qualified Exchange or a Permitted Investment or, to avoid duplication, otherwise given credit for in any provision of the following paragraph), after the Issue Date, plus

            (c)  except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Funds From Operations, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or the Parent or any of their respective Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or the Parent or any of their Subsidiaries in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition, plus

            (d)  the purchase price of noncash tangible assets acquired in exchange for an issuance of Qualified Capital Stock of either of the Company or the Parent on or after the Issue Date (other than, in order to avoid duplication, acquisitions that constitute Permitted Investments and other than from the Parent, the Company or any of their respective Subsidiaries).

Notwithstanding the foregoing, so long as the Parent is otherwise maintaining its status as a REIT under the Code, the Company or the Parent may declare or pay any dividend or make any distribution that is necessary to maintain the Parent's status as a REIT under the Code if at the time of such declaration (or, if there is no declaration, at the time of payment):

              (x)  the aggregate principal amount of all outstanding Indebtedness of the Parent and its Subsidiaries, including the Company and its Subsidiaries, on a consolidated basis at such time is less than 65% of Adjusted Total Assets; and

              (y)  no Default or Event of Default shall have occurred and be continuing.

        The full amount of all Restricted Payments made pursuant to the foregoing paragraph, however, will be counted as Restricted Payments for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading "Limitation on Restricted Payments."

        The provisions of the first paragraph under this section shall not prohibit:

            (a)  a Qualified Exchange, or

            (b)  the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

        Clauses (2) and (3) of the first paragraph under this section shall not prohibit:

            (c)  repurchases of Capital Stock from the Company's or the Parent's employees or directors (or their heirs or estates) or from employees or directors (or their heirs or estates) of Company's or the Parent's Subsidiaries upon the death, disability or termination of employment in an aggregate amount to all employees and directors (or their heirs and estates) not to exceed $500,000 per year or $3 million in the aggregate on and after the Issue Date, or

            (d)  any dividend, distribution or other payments by any Subsidiary of the Company or the Parent (other than the Company) on its Equity Interests that is paid pro rata to all holders of such Equity Interests.

        The provisions of the first paragraph under this section shall not prohibit:

            (e)  Restricted Payments pursuant to this clause (e) in an aggregate amount not to exceed $25 million.

        The full amount of any Restricted Payment made pursuant to the foregoing clauses (b), (c), (d) and (e) (but not pursuant to clause (a)) of the preceding paragraph, however, will be counted as Restricted Payments for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading "—Limitation on Restricted Payments."

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Not later than (1) 45 days following the end of any calendar quarter in which any Restricted Payment is made, and (2) 10 days after the making of any Restricted Payment which, when added to the sum of all Restricted Payments made in a calendar quarter, would cause the aggregate of all Restricted Payments made in such quarter to exceed $5 million (other than payments of quarterly dividends on Capital Stock of the Company or the Parent in the ordinary course of business), the Parent and the Company shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payments, stating the amount of such Restricted Payments, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payments were made and certifying that such Restricted Payments were made in compliance with the terms of the Indenture.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that the Company and the Parent will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of their respective Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of the Company or the Parent or any of their respective Subsidiaries, except:

          (1)    restrictions imposed by the Notes or the Indenture or by other Indebtedness ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are not more restrictive, taken as a whole, than those imposed by the Indenture and the Notes,

          (2)    restrictions imposed by applicable law;

          (3)    existing restrictions under Existing Indebtedness;

          (4)    restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Company or the Parent or any of their respective Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

          (5)    restrictions imposed by Indebtedness incurred under the Credit Agreement permitted to be incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided, that such restrictions or requirement are no more restrictive in any material respect than that imposed by the Credit Agreement as of the Issue Date;

          (6)    restrictions with respect solely to any Subsidiary of either or both of the Company or the Parent imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold;

          (7)    in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (1), (3) or (4) or this clause (7) of this paragraph that are not more restrictive in any material respect than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced;

          (8)    customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice;

          (9)    any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien; and

          (10)    restrictions imposed by or, to the extent set forth in the Indenture, in connection with Indebtedness incurred under clause (2) of the first paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

  Limitations on Layering Indebtedness

        The Indenture provides that the Company or the Parent will not and will not permit any of their respective Subsidiaries to incur any Indebtedness that is contractually subordinated in right of payment to any of either or both of the Company's or the Parent's Indebtedness or the Indebtedness of any Guarantor unless such Indebtedness is as contractually subordinated in right of payment to the Notes or such Guarantor's Guarantee, as applicable, at least to the same extent as it is to such other Indebtedness.

  Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that the Company or the Parent will not and will not permit any of their respective Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of a Subsidiary or Unrestricted Subsidiary), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary, whether by the Company or the Parent or one of their respective Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of our Subsidiaries or Unrestricted Subsidiary and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless:

          (1)    at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents; provided, that with respect to the sale of one or more hotel properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such hotel properties so long as such Indebtedness is secured by a first priority Lien on the hotel property or properties sold;

          (2)    no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to such Asset Sale; and

          (3)    the Parent and the Company determine in good faith that the consideration received by the Parent, the Company or their respective Subsidiaries, as applicable, equals the fair market value for such Asset Sale.

        In the event and to the extent that immediately following any Asset Sale the Net Cash Proceeds received by the Company or the Parent or any of their respective Subsidiaries from such Asset Sale, plus the Net Cash Proceeds of any other Asset Sale(s) which occurred (i) on or after the Issue Date and (ii) within the 360-day period proceeding such Asset Sale, exceed 10% of Adjusted Consolidated Net Tangible Assets, the Indenture provides that within 360 days following such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Amount") shall be:

          (a)    invested in assets and property (except in connection with the acquisition of a Subsidiary which is a Guarantor in a Related Business, other than notes, bonds, obligation and securities) which will immediately constitute or be a part of a Related Business of the Company or the Parent or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction, or

          (b)    used to retire Indebtedness incurred under the Credit Agreement and to permanently reduce the amount of such Indebtedness permitted to be incurred pursuant to the second paragraph under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

Pending the final application of any Net Cash Proceeds, the Company or the Parent may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

        The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in (a) or (b) of the preceding paragraph shall constitute "Excess Proceeds." Within 30 days after the date that the amount of Excess Proceeds exceeds $10 million, which date will not be prior to 390 days after the Asset Sale that generated such Excess Proceeds, the Company shall apply an amount (the "Asset Sale Offer Amount") equal to the Excess Proceeds to the repurchase of the Notes and such other Indebtedness ranking on a parity with the Notes and with provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale(s) pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest to the date of payment. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period").

        Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the other provisions of this covenant:

          (1)    the Company or the Parent may and their respective Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

          (2)    the Company and the Parent may and their respective Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

          (3)    the Company and the Parent may and their respective Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Company's or the Parent's business or the business of such Subsidiary, as applicable;

          (4)    the Company and the Parent may and the Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to the Company or the Parent or any of the Guarantors;

          (5)    the Company and the Parent may and their respective Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign, or otherwise dispose of assets (or related assets or in related transactions) with a fair market value of less than $2 million;

          (6)    the Company and the Parent may and their respective Subsidiaries may surrender or waive or settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture; and

          (7)    the Company and the Parent may and their respective Subsidiaries may make Permitted Investments pursuant to clause (d) in the definition thereof and Restricted Investments permitted under the covenant "Limitation on Restricted Payments".

        All Net Cash Proceeds from an Event of Loss shall be reinvested or used as otherwise provided above in clauses (a) or (b) of the second paragraph of this covenant.

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

  Limitation on Transactions with Affiliates

        The Indenture provides that neither the Company, the Parent nor any of their respective Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions), (1) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company or the Parent, as the case may be, and no less favorable to the Company or the Parent than could have been obtained in an arm's length transaction with a non-Affiliate, and (2) if involving consideration to either party in excess of $2 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Parent's Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested, and (3) if involving consideration to either party in excess of $10 million, unless in addition the Company or the Parent, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company or the Parent from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

  Limitation on Merger, Sale or Consolidation

        The Indenture provides that neither Company nor the Parent will consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of their assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

          (1)    either (a) the Company or the Parent, as applicable, is the continuing entity or (b) the resulting, surviving or transferee entity, as applicable, is an entity organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the Company's or the Parent's, as applicable, obligations in connection with the Notes or the Guarantee, as applicable;

          (2)    no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

          (3)    unless such transaction is solely the merger of the Company or the Parent and one of a Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reorganization into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio and clauses (1) or (2) of the first paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and

          (4)    each Guarantor shall have, if necessary, confirmed in writing that its Guarantee shall apply to the obligations of the Company, or the surviving entity in accordance with the Notes and the Indenture.

        Upon any consolidation or merger, the successor entity formed by such consolidation or into which the Company or the Parent is merged shall succeed to and (except in the case of a lease or any transfer of all or substantially all of the Company's or the Parent's assets) be substituted for, and may exercise every right and power of, the Company or the Parent, as applicable, under the Indenture with the same effect as if such successor entity had been named therein as the Company or the Parent, as applicable, and (except in the case of a lease or any transfer of all or substantially all of the Company's or the Parent's assets) the Company or the Parent, as applicable, shall be released from the obligations under the Indenture, the Notes and the Guarantee, as applicable, except with respect to any obligations that arise from, or are related to, such transaction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's or the Parent's interest in which constitutes all or substantially all of the Company's or the Parent's properties and assets, shall be deemed to be the transfer of all or substantially all of the Company's or the Parent's properties and assets.

  Limitation on Lines of Business

        The Indenture provides that neither the Company, the Parent, nor any of their respective Subsidiaries or Unrestricted Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors, is a Related Business.

  Release of Guarantors

        The Indenture provides that no Guarantor (other than the Parent) will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture, (1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee, on a senior basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture; and (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing. The provisions of clause (2) of this paragraph shall not apply to the merger of any Guarantors with and into each other or with or into the Company or the Parent.

        Upon the sale or disposition (including by merger or stock purchase) of a Guarantor (other than the Parent) as an entirety to an entity which is not and is not required to become a Guarantor, or the designation of a Guarantor (other than the Parent) to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "—Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees, and under all of its pledges of assets or other security interests which secure, any of the Company's or the Parent's Indebtedness or Indebtedness of any other of their respective Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of the Company's or the Parent's Indebtedness or any Indebtedness of any of their respective Subsidiaries.

  Limitation on Status as Investment Company

        The Indenture prohibits the Company and the Parent and their respective Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

  Restrictions on Activities of Finance

        Notwithstanding anything in the Indenture to the contrary, Finance will not (a) own any material assets, (b) become liable for any obligations or Indebtedness other than the Notes (including any additional Notes incurred pursuant to the covenant described above under the caption "Limitation on Incurrence of Indebtedness") pursuant to the terms of the Indenture, or (c) engage in any business activities other than the co-issuance of the Notes (including any additional Notes incurred pursuant to the covenant described above under the caption "Limitation on Incurrence of Indebtedness").

  Future Guarantors

        The Issuers and the Parent shall cause RFS Financing Partnership, L.P., RFS Leasing II, Inc. and RFS Financing Corporation (the "Future Guarantors") to fully and unconditionally guarantee on a senior basis the performance of the Notes and the other obligations of the Issuers under the Indenture to the same extent as such obligations are guaranteed by the other Guarantors, and within 120 days of the Issue Date, to cause each such Future Guarantor to execute and deliver to the Trustee a supplemental indenture making such Future Guarantor a party to the Indenture. For additional information regarding the Future Guarantors, see "Note 10. Consolidating Financial Information" to the Consolidated Financial Statements of RFS Partnership, L.P.

Reports

        The Indenture provides that whether or not the Company and the Parent are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company and the Parent will deliver to the Trustee (and if the Company and the Parent are not subject to such reporting requirements to each Holder) within five days after the Company and the Parent are or would have been (if they were subject to such reporting obligations) required to file such statements with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company and the Parent were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

          (1)    the Company's failure to pay any installment of interest (or liquidated damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

          (2)    the Company's failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

          (3)    the Company's failure or the failure by the Parent or any of their respective Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitations on Sale of Assets and Subsidiary Stock," and "Limitation on Merger, Sale or Consolidation," the continuance of such failure for a period of 30 days,

          (4)    certain events of bankruptcy, insolvency or reorganization in respect of the Company, the Parent or any of their respective Significant Subsidiaries,

          (5)    a default occurs (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in any of the Company's or the Parent's Indebtedness or the Indebtedness of any of their respective Subsidiaries with an aggregate amount outstanding in excess of $7.5 million (or if such Indebtedness is Non-Recourse Indebtedness, $20 million) (a) resulting from the obligor's failure to pay principal of or interest on such Indebtedness, or (b) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity,

          (6)    final unsatisfied judgments not covered by insurance aggregating in excess of $7.5 million, at any one time rendered against the Company or the Parent or any of their respective Subsidiaries and not stayed, bonded or discharged within 60 days, and

          (7)    any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee.

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to the Company or the Parent or any of their respective Significant Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued and unpaid interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to the Company or the Parent or any of their respective Significant Subsidiaries occurs, all principal and accrued and unpaid interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by reason of such acceleration have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default or Event of Default, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

        Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

          (1)    Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on the Notes, from the funds deposited for that purpose (as explained below);

          (2)    Our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

          (3)    The Trustee will retain its rights, powers, duties and immunities, and we will retain our obligations in connection therewith; and

          (4)    Other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' obligations with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to the Company, the Parent or any of their respective Subsidiaries described under "Events of Default" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

          (1)    We must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

          (2)    In the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)    we have received from, or there has been published by the Internal Revenue Service, a ruling or

            (B)    since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

          (3)    In the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

          (4)    No Default or Event of Default may have occurred and be continuing on the date of the deposit. In addition, in order to exercise Legal Defeasance, no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

          (5)    The Defeasance may not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company, the Parent or any of their respective Subsidiaries are a party or by which the Company, the Parent or any of their Subsidiaries are bound;

          (6)    We must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

          (7)    We must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

        The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture and the Notes and the Guarantees will be revived, and the Defeasance will be deemed not to have occurred.

Amendments and Supplements

        The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into supplemental indentures for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the

Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

          (1)    change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the city of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or otherwise modify such covenants in a manner adverse to the Holders after the corresponding Asset Sale or Change of Control has occurred or alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes as a right, or at our option, in a manner adverse to the Holders, or

          (2)    reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture,

          (3)    modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

          (4)    cause the Notes or any Guarantee to become contractually subordinate in right of payment to any other Indebtedness of the Company or the applicable Guarantor, as the case may be.

Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

        The Indenture provides that no direct or indirect partner, stockholder, employee, officer or director, as such, past, present or future of the Company, the Parent, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of either of or both of the Company and the Parent, including by designation, or is merged or consolidated into or with either of the Company or the Parent or one of their respective Subsidiaries.

        "Acquisition" means (i) the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration, or (ii) an acquisition by the Company or the Parent or any of their respective Subsidiaries from any other Person of one or more hotel properties.

        "Adjusted Consolidated Net Income" means, with respect to the Parent, the net income (or loss) of the Parent and its Consolidated Subsidiaries, including the Company and its Consolidated Subsidiaries,

(determined on a consolidated basis in accordance with GAAP) (it being understood that the net income of a Subsidiary shall be consolidated with the Parent only to the extent of the Parent's proportionate interest in such Subsidiary; provided, that the minority interest of the Company attributable to outstanding Units held by Persons other than the Parent shall not be deducted for purposes hereof), adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

          (a)    all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock),

          (b)    the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which the Company or the Parent or any of their respective Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to the Company or the Parent or a Consolidated Subsidiary of either or both of the Company and the Parent during such period, but in any case not in excess of such Person's pro rata share of their net income for such period,

          (c)    the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

          (d)    the net income, if positive, of any of the Company's or the Parent's respective Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions to the Company is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and

          (e)    the net income of, and all dividends and distributions from any Unrestricted Subsidiary of either or both of the Company and the Parent, up to an aggregate amount equal to all Investments made by either or both of the Company and the Parent and their respective Subsidiaries prior to the date of determination.

        "Adjusted Consolidated Net Tangible Assets" means, at the date of determination, the total amount of assets of the Parent and its respective Subsidiaries, including the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting from the total amount of assets:

          (1)    all current liabilities of the Company and the Parent and their respective Subsidiaries, excluding intercompany items, and

          (2)    all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles,

all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and the Parent and their respective Subsidiaries, in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Reports" covenant.

        "Adjusted Total Assets" means, at the date of determination, for the Parent and its Subsidiaries, including the Company and its Subsidiaries, the sum of:

          (1)    Total Assets for the Parent as of the end of the calendar quarter preceding the date of determination as set forth on the most recent quarterly or annual consolidated balance sheet of the Parent and its Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Reports" covenant, and

          (2)    any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

        "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company and the Parent. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Parent and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control. Notwithstanding the foregoing, "Affiliate" shall not include Wholly Owned Subsidiaries.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

        "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

        "Board of Directors"    means, with respect to any Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means, with respect to any entity, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that entity, including partnership units in the case of a partnership).

        "Cash Equivalent" means:

          (1)    securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof);

          (2)    time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million; or

          (3)    commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.

and in the case of each of clauses (1), (2) and (3) above maturing within one year after the date of acquisition.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having maturity comparable to March 1, 2007 that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issue of corporate debt securities of comparable maturity to March 1, 2007. "Independent Investment Banker" means Credit Suisse First Boston Corporation, Banc of America Securities LLC or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an investment banking firm of national reputation selected by the Company.

        "Comparable Treasury Price" means with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (ii) the Company obtains fewer than three such Reference Security Dealer Quotations, the average of all such quotations.

        "Consolidation" means, with respect to the Company and the Parent, the consolidation of the accounts of the Subsidiaries with those of the Company and the Parent, all in accordance with GAAP; provided, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company and the Parent. The term "Consolidated" has a correlative meaning to the foregoing.

        "Consolidated Coverage Ratio" of the Parent on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of the Parent attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of the Parent (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Parent's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

          (1)    Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of "Adjusted Consolidated Net Income,"

          (2)    transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of "Adjusted Consolidated Net Income,"

          (3)    the incurrence of any Indebtedness, (including the issuance of any Disqualified Capital Stock), (other than Indebtedness incurred under any revolving credit facility) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period,

          (4)    the Consolidated Fixed Charges of the Parent attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and

          (5)    for any Reference Period that includes the full fiscal quarter ended March 31, 2001, the aggregate Consolidated EBITDA of the Parent shall be adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income and actually paid), up to $65,496,000 for the cash payments and related expenses by Subsidiaries of the Parent to subsidiaries of Hilton Hotels Corporation for the cancellation of executory contracts that was recorded by the Parent as an expense on January 1, 2001, as described in the Parent's annual report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Commission prior to the Issue Date.

        "Consolidated EBITDA" means, for any period, the Adjusted Consolidated Net Income for such period adjusted to add thereto (to the extent deducted from net revenues in determining Adjusted Consolidated Net Income), without duplication, the sum of

          (1)    Consolidated income tax expense,

          (2)    Consolidated depreciation and amortization expense,

          (3)    Consolidated Fixed Charges, and

          (4)    all other non-cash charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of the Company or the Parent or any of their respective Consolidated Subsidiaries, less the amount of all cash payments made by the Company or the Parent or any of their respective Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is not a Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Parent or the Company in such Subsidiary; provided, further, that if any Subsidiary of either of the Company or the Parent is not a Wholly Owned Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to: (x) the amount of Adjusted Consolidated Net Income attributable to such Subsidiary, multiplied by (y) the percentage ownership interest in the income of such Subsidiary not owned on the last day of such period by the Company or the Parent or any of their respective Subsidiaries.

        "Consolidated Fixed Charges" of the Parent means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

          (a)    interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of the Parent and its Consolidated Subsidiaries, including the Company and its Consolidated Subsidiaries, during such period, and, in any case, including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

          (b)    the amount of dividends accrued or payable (or guaranteed) by the Parent or any of its Consolidated Subsidiaries, including the Company and its Consolidated Subsidiaries, in respect of Preferred Stock (other than by Subsidiaries of the Parent to the Parent or the Parent's Wholly Owned Subsidiaries, including the Company and its Subsidiaries), and

          (c)    for any period the aggregate Consolidated Fixed Charges of the Parent shall be adjusted to subtract therefrom (to the extent added thereto in such period and to the extent actually paid), up to the aggregate Transaction Costs.

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, and (y) interest expense attributable to any Indebtedness represented by the guaranty by the Parent or a Subsidiary of the Parent, including the Company and its Subsidiaries, of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Continuing Director" means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company or the Parent, if such agreement was approved by a vote of such majority of directors).

        "Credit Agreement" means the Fifth Amended and Restated Credit Agreement dated as of July 16, 2001 by and among the Company, certain financial institutions and Bank of America, N.A., as agent, as amended by the First Amendment thereto dated November 19, 2001, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement with respect to Indebtedness incurred under the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

          (1)    extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

          (2)    adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company, the Parent and Guarantors and their respective successors and assigns,

          (3)    increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

          (4)    otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Disqualified Capital Stock" means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (except for (i) customary change of control and asset sale provisions, (ii) the Units, and (iii) if in effect on the Issue Date, provisions relating to the loss of such Person's status as a REIT; provided, that such Person shall be deemed to have incurred an amount of Indebtedness equal to the amount of Disqualified Capital Stock equal to the greater of the voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends at the time such Person's status as a REIT is lost) including at the option of the holder thereof, by such Person, the Parent, the Company, or any of their respective Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions.

        "Equity Interests" means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

        "Event of Loss" means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exempted Affiliate Transaction" means (a) customary employee or director compensation and indemnification arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of the Parent or (b) any Restricted Payment permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of either (i) operating partnership units of the Company, or (ii) common stock of the Parent, and (c) transactions solely between or among the Company and the Parent or solely between and among the Company or the Parent and any of their Consolidated Subsidiaries or solely among Consolidated Subsidiaries of the Company or the Parent or solely among any combination of the foregoing.

        "Existing Indebtedness" means the Indebtedness of the Company, the Parent and their respective Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, reduced to the extent such amounts are repaid, refinanced or retired.

        "Funds From Operations" for any period means the consolidated net income of the Parent and its Subsidiaries for such period determined in conformity with GAAP excluding gains or losses from debt restructurings which would be extraordinary items in accordance with GAAP and sales of depreciable operating property, plus depreciation of real property (including furniture, fixtures and equipment) and after adjustments for unconsolidated partnerships and joint ventures plus the minority interest in the Company, if applicable, and to the extent actually paid or accrued in such period, plus Transaction Costs.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

        "Guarantee" means a guarantee by each Guarantor for payment of the Notes by such Guarantor. The Guarantee will be an unsecured senior obligation of each Guarantor and will be unconditional regardless of the enforceability of the Notes and the Indenture.

        "Guarantor" means RFS Hotel Investors, Inc. and RFS Leasing VII, Inc. and each Subsidiary of either of the Company or the Parent that executes a Guarantee in accordance with the provisions of the Indenture.

        "Indebtedness" of any Person means, without duplication,

          (a)    all liabilities and obligations, contingent or otherwise, of any such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would ordinarily constitute a trade payable to trade creditors;

          (b)    all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

          (c)    all net obligations of such Person under Interest Swap and Hedging Obligations;

          (d)    all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support for or that are otherwise its legal liability or which are secured by any assets or property of such Person;

          (e)    any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

          (f)    all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

provided, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness."

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any Person in any other Person means (without duplication):

          (a)    the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

          (b)    the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

          (c)    other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

          (d)    the making of any capital contribution by such Person to such other Person; and

          (e)    the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary.

The Company and the Parent shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company, the Parent nor any of their respective Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or the Parent or any of their respective Subsidiaries shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company, the Parent or any of their respective Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Wholly Owned Subsidiary and a Guarantor if, upon the issuance, sale or other disposition of any portion of Company's, the Parent's or the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Wholly Owned Subsidiary. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "Issue Date" means the date of first issuance of the outstanding notes under the Indenture.

        "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

        "Make-Whole Premium" means, with respect to a Note, the sum of the present values of the remaining scheduled payments of interest, principal and premium thereon (not including any portion of such payments of interest accrued as of the date of redemption) as if the Notes were redeemed on March 1, 2007 pursuant to "—Optional Redemption" on such date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points.

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company or the Parent in the case of a sale of Qualified Capital Stock and by the Company or the Parent and their Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company or the Parent that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company or the Parent upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or the Parent or any of their Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

        "Non-Recourse Indebtedness" means Indebtedness (a) as to which neither the Company, the Parent nor any of their respective Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness of the Company, the Parent or any of their respective Subsidiaries, (2) is directly or indirectly liable (as a guarantor or otherwise) other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness of the Company, the Parent or any of their respective Subsidiaries, or (3) constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent, the Company or any of the Guarantors to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture, including any liquidated damages due pursuant to the terms of the Registration Rights Agreement.

        "Offering" means the offering of the Notes by the Company and Finance.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Parent" means RFS Hotel Investors, Inc. or its successor.

        "Permitted Indebtedness" means that:

          (a)    the Company and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

          (b)    the Company, the Parent and their respective Subsidiaries as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness or any Indebtedness (including Disqualified Capital Stock), described in clause (a) or incurred pursuant to the Debt Incurrence Ratio test and clause (1) or (2) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which was refinanced pursuant to this clause (b);

          (c)    the Company, the Parent and their respective Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry; provided, that the aggregate principal amount outstanding of such Indebtedness (including any Refinancing Indebtedness and any other Indebtedness issued to retire, refinance, refund, defease or replace such Indebtedness) shall at no time exceed $2,000,000;

          (d)    the Company may incur Indebtedness owed to (borrowed from) any Guarantor, and any Guarantor may incur Indebtedness owed to (borrowed from) any other Guarantor or the Company; provided, that in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and in the case of Indebtedness of a Guarantor such Indebtedness shall be unsecured and contractually subordinated in all respects to such Guarantor's obligations pursuant to such Guarantor's Guarantee and any event that causes such Guarantor no longer to be a Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;"

          (e)    the Company, the Parent and their respective Subsidiaries may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates.

        "Permitted Investment" means:

          (a)    any Investment in any of the Notes;

          (b)    any Investment in Cash Equivalents;

          (c)    intercompany notes to the extent permitted under clause (d) of the definition of "Permitted Indebtedness";

          (d)    Investments in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Subsidiary of the Company or the Parent or such Person is immediately merged with or into the Company or the Parent or one of their respective Subsidiaries;

          (e)    any Investment in any Person in exchange for the Company's or the Parent's Qualified Capital Stock or made with the Net Cash Proceeds of any substantially concurrent sale of the Company's or the Parent's Qualified Capital Stock; and

          (f)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Limitations on Sale of Assets and Subsidiary Stock."

        "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

        "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless and to the extent otherwise specifically stated herein.

        "Qualified Capital Stock" means any Capital Stock of the Company or the Parent that is not Disqualified Capital Stock.

        "Qualified Exchange" means:

          (1)    any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of the Company or the Parent issued on or after the Issue Date with the Net Cash Proceeds received by the Company or the Parent from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary); and

          (2)    any issuance of Qualified Capital Stock of the Company or the Parent in exchange for any Capital Stock or Indebtedness of the Company or the Parent issued on or after the Issue Date.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

        "Reference Treasury Dealer Quotations" means, with respect of each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the each Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Refinancing Indebtedness" means Indebtedness, including Disqualified Capital Stock, (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing (plus, in each case, the amount of any premium paid in connection with such Refinancing in accordance with the terms of the documents governing the Indebtedness refinanced without giving effect to any modification thereof made in connection with or in contemplation of such refinancing); provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by the Company, the Parent and their Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Parent are materially related to such businesses.

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

        "Restricted Payment" means, with respect to any Person:

          (a)    the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person;

          (b)    any payment (except to the extent made with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person;

          (c)    other than with the proceeds from the substantially concurrent sale of or in exchange for Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

          (d)    any Restricted Investment by such Person;

provided, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of the Company or the Parent to the extent payable solely in shares of Qualified Capital Stock of such issuer or (2) any dividend, distribution or other payment to the Company or the Parent, or to any of the Guarantors, by the Company or the Parent or any of their Subsidiaries and any Investment in any Subsidiary of the Company or the Parent by the Company or the Parent.

        "Secured Indebtedness" means any Indebtedness or Disqualified Capital Stock secured by a Lien upon property of either of the Company or the Parent or any of their respective Subsidiaries.

        "Stated Maturity" when used with respect to any Note, means March 1, 2012.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto ("contractually") to the Notes or such Guarantee, as applicable.

        "Subsidiary" with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, (i) except as expressly set forth in the Indenture, the Company shall not be considered a Subsidiary of the Parent for any purpose under the Indenture (including the definitions used therein), but each direct and indirect Subsidiary of the Company will be considered a Subsidiary of the Parent, and (ii) an Unrestricted Subsidiary shall not be a Subsidiary of the Company or the Parent or of any of their Subsidiaries for any purpose under the Indenture (including the definitions used therein). Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company and the Parent.

        "Subsidiary Indebtedness" means, without duplication, all Unsecured Indebtedness (including guarantees other than guarantees by Subsidiaries of Secured Indebtedness) of which a Subsidiary of the Company or the Parent other than a Guarantor is the obligor. A release of the Guarantee of a Guarantor which remains a Subsidiary of either of the Company or the Parent shall be deemed to be an incurrence of Subsidiary Indebtedness in an amount equal to the proportionate interest of the Company or the Parent in the Unsecured Indebtedness of such Guarantor.

        "Total Assets" means, at the date of determination, the sum of:

          (1)    Undepreciated Real Estate Assets, and

          (2)    all other assets of the Parent, the Company and their respective Subsidiaries on a consolidated basis determined in conformity with GAAP (but excluding intangibles and accounts receivable).

        "Transaction Costs" means (i) the payment of a yield maintenance premium of up to $6.5 million in connection with the redemption or repurchase of the RFS Financing Partnership, L.P. Commercial Mortgage Bonds, Series 1996-1; (ii) up to $3.2 million of termination fees in connection with the termination of Interest Swap and Hedging Obligations in connection with the termination of interest swap agreements in connection with the issuance of the Notes, each as described in this prospectus.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, assuming a price for the comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company, the Parent or the applicable Subsidiary plus capital improvements) of real estate assets of the Parent and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

        "Units" means limited partnership units of the Company that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of the Company are redeemable for cash or common stock of the Parent.

        "Unsecured Indebtedness" means any Indebtedness or Disqualified Capital Stock of the Company or the Parent or any of their Subsidiaries that is not Secured Indebtedness.

        "Unrestricted Subsidiary" means any subsidiary of either of the Company or the Parent that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or the Parent or any other Subsidiary of the Company or the Parent and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that such Subsidiary at the time of such designation (a) is not party to any agreement, contract, arrangement or understanding with the Company, the Parent or any Subsidiary of the Company or the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company, the Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or the Parent; (b) is a Person with respect to which neither of the Company, the Parent nor any of their Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of either of the Company, the Parent or any of their Subsidiaries.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to clauses (1) and (2) of the first paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying Shares) are owned by either or both of the Company or the Parent or one or more Wholly Owned Subsidiaries of either or both of the Company and the Parent or a combination thereof.

Book-Entry; Delivery; Form and Transfer

        The certificates representing the exchange notes will be issued in fully registered form without interest coupons. The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

        The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "—Transfer of Interests in Global Notes for Certificated Notes." Initially, the Trustee will act as Paying Agent and Registrar. The Global Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Depositary Procedures

        DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"), including the Euroclear System ("Euroclear") and Clearstream, Luxembourg (formerly Cedelbank). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other person's ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant and not on the records maintained by DTC.

        DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the Initial Purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "—Transfers of Interests in Global Notes for Certificated Notes."

        Except as described in "—Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither we, the Guarantors, the Trustee nor any agent of ours, the Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

        DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, us or the Guarantors. None of we, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we, the Guarantors and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

        The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream, Luxembourg) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        DTC has advised us that it will take any action permitted to be taken by a holder of Global Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "—Transfers of Interests in Global Notes for Certificated Notes."

        The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof and you should make yourself generally aware of the rules and procedures discussed herein.

  Transfers of Interests in Global Notes for Certificated Notes

        An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes or (iii) upon the request of the Trustee or Holders of a majority of the outstanding principal amount of Notes, after there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

        Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

        None of we, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Same Day Settlement and Payment

        The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes material United States federal income tax consequences relating to the purchase, ownership, and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, tax-exempt organizations, partnerships or other pass-through entities, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, persons holding notes as a part of a hedging or conversion transaction or a straddle, persons subject to the alternative minimum tax, or holders of notes whose "functional currency" is not the U.S. dollar. This disclosure is addressed only to persons who acquire the notes at original issue at the initial issue price and does not address the tax consequences to subsequent purchasers of the notes. Furthermore, the discussion below is based upon the current federal income tax laws and interpretations thereof as of the date hereof. Such authorities may be repealed, revoked, or modified so as to result in federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following summary does not consider the effect of any applicable foreign, state, local, or other tax laws or estate or gift tax considerations.

        Persons considering the purchase, ownership, or disposition of notes should consult their tax advisors concerning the federal income tax consequences of such purchase, ownership, or disposition in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

        Because the exchange notes will be identical to the outstanding notes in all relevant economic respects, the exchange of the outstanding notes for the exchange notes will not be treated as an exchange for United States federal income tax purposes. Consequently, there will be no United States federal income tax consequences to the exchange, and holders of the exchange notes will continue to account for the notes for federal income tax purposes as if the exchange had not taken place.

U.S. Holders

        As used herein, a "U.S. holder" of a note means a holder that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

        A "non-U.S. holder" of a note is a holder that for U.S. federal income tax purposes is a non-resident alien or a corporation, trust, or estate that is not a U.S. holder.

  Stated Interest on Notes

        Except as set forth below, interest on a note generally will be taxable to a U.S. holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for tax purposes. In general, interest paid to U.S. holders who report the income on the cash receipts and disbursements method of accounting will be taxable to them when received.

Interest earned by U.S. holders who report their income on the accrual method of accounting will be taxable when accrued, regardless of when it is actually received. A principal payment on a note will be treated as a tax-free return of capital to the extent that the U.S. holder's tax basis in the note is allocable to that payment. The notes are not expected to be issued with original issue discount, as defined in the Internal Revenue Code of 1986, as amended.

  Market Discount

        If a U.S. holder purchases a note for an amount that is less than its principal amount as of the purchase date, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. holder will be required to treat any principal payment in respect of, or any gain realized on the sale, exchange, retirement, or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the accrued, but not previously taxed, market discount at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note. The amount of deferred interest expense for a taxable year is limited to the amount of market discount that accrues, but is not recognized currently. Any such deferred interest expense generally is allowed as a deduction not later than the year in which the related market discount income is recognized, the note matures, or the U.S. holder sells the note.

        Any market discount generally will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder irrevocably elects to accrue such market discount on the basis of a constant interest rate. In addition, a U.S. holder may elect to include market discount in income currently as it accrues. If a U.S. holder makes a current inclusion election, the rule described above regarding deferral of interest deductions will not apply. Once made, the current inclusion election applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service ("IRS").

        Treasury regulations implementing the market discount rules have not yet been issued, and uncertainty exists with respect to many aspects of those rules. Due to the substantial lack of regulatory guidance with respect to the market discount rules, it is unclear how those rules will affect any secondary market that develops for the notes. Prospective investors should consult their tax advisors regarding the application of the market discount rules to the notes.

  Amortizable Bond Premium

        A U.S. holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note using a constant yield method that reflects semiannual compounding. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the note. Bond premium on a note held by a U.S. holder that does not make such an election to amortize the premium will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all taxable debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

  Sale, Exchange, and Retirement of Notes

        Upon the sale, exchange, redemption, retirement, or other disposition of a note (other than an exchange of outstanding notes for exchange notes), a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement, or other disposition and such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note, in general, will be the U.S. holder's cost therefor, increased by any accrued market discount previously included in income by the U.S. holder with respect to the note and reduced by the amount of any payments, other than qualified stated interest payments, received and any amortized premium previously deducted from income by the U.S. holder with respect to the note. Except as described above with respect to market discount or except to the extent that the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, redemption, retirement, or other disposition, the note has been held for more than one year. Under current law, long-term capital gains of noncorporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income and the deductibility of capital losses is subject to limitations.

        The exchange of a note by a U.S. holder for a registered exchange note in the exchange offer should not constitute a taxable exchange. A U.S. holder will have the same tax basis and holding period in the exchange note as it did in the note.

Non-U.S. Holders

  Stated Interest on Notes

        Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding, no U.S. federal withholding tax will be imposed with respect to the payment by us or our paying agent of interest on a note owned by a non-U.S. holder (the "portfolio interest exception"), provided that (1) such non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in the Partnership, (2) such non-U.S. holder is not a controlled foreign corporation (as defined in the federal income tax laws) that is related, directly or indirectly, to us, (3) such non-U.S. holder is not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of its business, and (4) such non-U.S. holder provides us or our withholding agent with appropriate documentation of the non-U.S. holder's foreign status.

        To satisfy the requirement referred to in clause (4) of the preceding paragraph, the beneficial owner of such note, or a financial institution holding the note on behalf of such owner, must provide, in accordance with specified procedures, us or our paying agent with a statement to the effect that the beneficial owner is not a U.S. holder. That requirement will be met if:

  •
  the beneficial owner provides an IRS Form W-8BEN that contains, among other information, his name and address, and certifies, under penalties of perjury, that he is not a U.S. holder;

  •
  a financial institution holding the note on behalf of the beneficial owner provides an IRS Form W-8IMY, an acceptable substitute form, or such other form as the IRS may provide that is signed under penalties of perjury and contains the appropriate information; or

  •
  in the case of a foreign partnership and certain foreign trusts, such partnership or trust provides additional documentation (typically a Form W-8IMY to which are attached Forms W-8BEN from each partner or beneficiary) certifying that the individual partners, beneficiaries, or other owners of the partnership or trust are not U.S. holders and providing such persons' names and addresses.

        If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exception described above, interest payments on a note made to such non-U.S. holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our paying agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding or eligibility for a reduced rate under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

        If a non-U.S. holder is engaged in a trade or business in the U.S. and payments on a note are effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from U.S. federal withholding tax as discussed above, will be subject to U.S. federal income tax on such payments at regular graduated rates in the same manner as if it were a U.S. holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, payments on a note, to the extent included in taxable income, will also be included in such foreign corporation's earnings and profits.

  Sale, Exchange, and Retirement of Notes

        In general, no U.S. federal withholding tax will be imposed with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange, redemption, retirement, or other disposition of a note. However, any such gain or income will be subject to U.S. federal income tax if either (1) such gain or income is effectively connected with a U.S. trade or business of the non-U.S. holder, in which case the non-U.S. holder will be subject to U.S. federal income tax on such gain or income at regular graduated rates in the same manner as if it were a U.S. holder, or (2) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met, in which case the non-U.S. holder will incur a 30% tax on such gain or income.

  Estate Tax

        A note beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the capital or profit interests in the Partnership and provided that the interest payments with respect to such note, if received at the time of such individual's death, would not have been effectively connected with the conduct of a U.S. trade or business by such individual.

Information Reporting and Backup Withholding

        A noteholder may, under certain circumstances, be subject to "backup withholding" with respect to "reportable payments." Backup withholding generally applies if the holder of a note (1) fails to furnish us or our withholding agent its social security number or other taxpayer identification number ("TIN"), (2) furnishes us or our withholding agent an incorrect TIN, (3) fails to report properly interest, dividends, or other "reportable payments," or (4) under certain circumstances, fails to provide us, our withholding agent, or such noteholder's securities broker with a certified statement, signed under penalty of perjury, that the TIN is its correct taxpayer identification number and that the noteholder is not subject to backup withholding. Backup withholding will not apply with respect to payments made to certain noteholders, including corporations, certain tax-exempt recipients, and certain non-U.S. holders that comply with the requisite certification procedures. Noteholders should consult their tax advisors as to the application of backup withholding to payments received by them with respect to the notes.

        We will report to the noteholders (other than certain exempt U.S. holders, including corporations, tax-exempt organizations, and qualified pension and profit-sharing plans) and to the IRS within a reasonable time after the end of each calendar year the amount of any "reportable payments" during such year and the amount of tax withheld, if any, with respect to payments on the notes.

        Due to the complexity of the U.S. federal income tax rules applicable to noteholders and the considerable uncertainty that exists with respect to many aspects of those rules, potential investors should consult their tax advisors regarding the tax treatment of the acquisition, ownership, and disposition of the notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The issuers have agreed that, for a period of 180 days after the expiration date for this exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 13, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        The issuers will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal to be delivered by broker-dealers states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer the issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in a letter of transmittal. The issuers have agreed to pay all expenses related to the exchange offer as described in "The Exchange Offer—Fees and Expenses," other than commissions or concessions of any brokers or dealers and any transfer taxes and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Prior to the exchange offer, there has been no public market for the outstanding notes. We do not intend to apply for listing of the exchange notes on any securities exchange. There can be no assurance that an active market for the exchange notes will develop. To the extent that a market for the exchange notes develops, the market value of the exchange notes will depend on market conditions (including yields on alternative investments and general economic conditions), our financial condition and other conditions. Those conditions might cause the exchange notes, to the extent that they are actively traded, to trade at a significant discount from face value. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

        We have not agreed to compensate broker-dealers who effect the exchange of outstanding notes on behalf of holders.

LEGAL MATTERS

        Certain legal matters in connection with the exchange notes and the guarantees offered hereby will be passed upon for us by Hunton & Williams.

EXPERTS

        The consolidated financial statements of RFS Hotel Investors, Inc. and RFS Partnership, L.P. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, all included or incorporated by reference in this prospectus, have been so included or incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement on file with the SEC. This prospectus summarizes material provisions of agreements and other documents. Since these summaries may not contain all of the information that you may find important, you should review the full text of these documents, which can be found as either exhibits to the registration statement or exhibits to other filings we have made. This prospectus incorporates important business and financial information about our company that is not included in or delivered with this document.

        RFS is, and as a result of this exchange offer the Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly RFS files, and the Partnership will file, periodic reports, proxy statements (RFS only) and other information with the SEC. In addition, under the indenture governing the notes, we have agreed that during any period in which RFS and the Partnership are not subject to the reporting and informational requirements of the Exchange Act, so long as any notes remain outstanding, we will distribute to the holders of the notes, copies of the financial information that we would have been required to file with the SEC pursuant to the Exchange Act.

        This registration statement, as well as such reports, proxy statements and other information filed by us with the SEC, can be inspected and copied at prescribed rates at the Public Reference Section of the SEC's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as RFS and the Partnership, that file electronically with the Commission. The address of this web site is http:/ /www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus certain information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the exchange offer:

  •
  RFS's Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  RFS's Definitive Proxy Statement for its 2002 Annual Meeting of Shareholders, filed on March 15, 2002; and

  •
  RFS's Current Reports on Form 8-K dated February 26, 2002; February 19, 2002; February 15, 2002; February 8, 2002; and January 31, 2002.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than its date.

        We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Requests for such copies should be directed to the Chief Financial Officer, at 850 Ridge Lake Boulevard, Suite 300, Memphis, Tennessee 38120, telephone number (901) 767-7005.

INDEX TO FINANCIAL STATEMENTS

RFS Hotel Investors, Inc.
Report of Independent Accountants	F-2
Consolidated Balance Sheets—December 31, 2001 and 2000	F-3
Consolidated Statements of Operations—For the Years Ended December 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Comprehensive Income (Loss)—For the Years Ended December 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Shareholders' Equity—For the Years Ended December 31, 2001, 2000 and 1999	F-6
Consolidated Statements of Cash Flows—For the Years Ended December 31, 2001, 2000 and 1999	F-7
Notes to Consolidated Financial Statements	F-9
Unaudited Pro Forma Consolidated Statement of Operations—For the Year Ended December 31, 2001	F-22
Notes to Unaudited Pro Forma Consolidated Statement of Operations	F-24
Unaudited Pro Forma Consolidated Balance Sheet—December 31, 2001	F-25
Notes to Unaudited Pro Forma Consolidated Balance Sheet	F-27
RFS Partnership, L.P.
Report of Independent Accountants	F-28
Consolidated Balance Sheets—December 31, 2001 and 2000	F-29
Consolidated Statements of Operations—For the Years Ended December 31, 2001, 2000 and 1999	F-30
Consolidated Statements of Comprehensive Income (Loss)—For the Years Ended December 31, 2001, 2000 and 1999	F-31
Consolidated Statements of Partners' Capital—For the Years Ended December 31, 2001, 2000 and 1999	F-32
Consolidated Statements of Cash Flows—For the Years Ended December 31, 2001, 2000 and 1999	F-33
Notes to Consolidated Financial Statements	F-34
Report of Independent Accountants	F-51
Schedule III—Real Estate and Accumulated Depreciation—December 31, 2001	F-52
Unaudited Pro Forma Consolidated Statement of Operations—For the Year Ended December 31, 2001	F-57
Notes to Unaudited Pro Forma Consolidated Statement of Operations	F-59
Unaudited Pro Forma Consolidated Balance Sheet—December 31, 2001	F-60
Notes to Unaudited Pro Forma Consolidated Balance Sheet	F-62

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of RFS Hotel Investors, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of RFS Hotel Investors, Inc. (the "Company") at December 31, 2001 and 2000, and the results of its operations and cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities."

PricewaterhouseCoopers LLP

Dallas, Texas
February 7, 2002,
except for Note 10 as to which the
date is February 26, 2002

RFS HOTEL INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2001	December 31, 2000
ASSETS
Investment in hotel properties, net	$615,562	$635,997
Cash and cash equivalents	5,735	3,681
Restricted cash	6,817	4,929
Accounts receivable	5,533	13,041
Deferred expenses, net	6,964	6,814
Other assets	3,517	9,005
Deferred income taxes	24,734

Total assets	$668,862	$673,467

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$20,857	$12,734
Borrowings on Line of Credit	81,188	50,273
Mortgage notes payable	219,947	227,158
Minority interest in Operating Partnership, 2,458 and 2,562 units issued and outstanding at December 31, 2001 and 2000, respectively and other consolidated subsidiaries	31,059	34,848

Total liabilities	353,051	325,013

Series B Preferred Stock, $0.01 par value, 5,000 shares authorized, 250 shares issued and outstanding	25,000

Commitments and contingencies
Shareholders' equity:
Series A Preferred Stock, $.01 par value, 5,000 shares authorized, 974 shares issued and outstanding at December 31, 2000		10
Common Stock, $.01 par value, 100,000 shares authorized, 25,811 and 25,088 shares issued at December 31, 2001 and 2000, respectively	258	251
Additional paid-in capital	368,361	374,910
Other comprehensive income	(3,220)
Treasury stock, at cost, 576 shares	(8,100)	(8,100)
Distributions in excess of earnings	(66,488)	(18,617)

Total shareholders' equity	290,811	348,454

Total liabilities and shareholders' equity	$668,862	$673,467

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands, except per share data)

	2001	2000	1999
Revenue:
Rooms	$188,725
Food and beverage	17,695
Other operating departments	9,103
Lease revenue	5,782	$106,574	$98,962
Other	573	785	700

Total hotel revenue	221,878	107,359	99,662

Hotel operating expenses:
Rooms	37,000
Food and beverage	13,533
Other operating departments	2,201
Undistributed operating expenses:
Property operating costs	22,550
Property taxes, insurance and other	12,848	10,747	9,859
Franchise costs	17,007
Maintenance and repair	9,741
Management fees	5,762
Depreciation	29,605	27,198	24,210
Lease termination	65,496
Amortization of deferred expenses and unearned compensation	1,384	674	858
General and administrative	19,436	6,304	3,687

Total operating expenses	236,563	44,923	38,614

Operating income (loss)	(14,685)	62,436	61,048
Interest expense	26,042	24,052	20,836

Income (loss) before minority interest, (gain) loss on sale
of hotels, and income taxes	(40,727)	38,384	40,212
Minority interests	(1,157)	3,218	3,620
(Gain) loss on sale of hotel properties	(1,127)	4,376	1,602
Benefit from income taxes	(24,714)

Net income (loss)	(13,729)	30,790	34,990
Preferred stock dividends	(3,125)	(1,412)	(1,412)
Gain on redemption of Series A preferred Stock	5,141

Net income (loss) applicable to common shareholders	$(11,713)	$29,378	$33,578

Earnings (loss) per share—basic and diluted	$(0.47)	$1.20	$1.34
Weighted average common shares outstanding—basic	25,045	24,559	25,002
Weighted average common shares outstanding—diluted	25,045	24,580	25,002

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands)

	2001	2000	1999
Net income (loss)	$(13,729)	$30,790	$34,990
Unrealized holding losses arising on interest rate swaps	(3,220)	—	—

Comprehensive income (loss)	$(16,949)	$30,790	$34,990

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands, except per share data)

		Common Stock
	Preferred Stock	Number of Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income	Treasury Stock	Distributions in Excess of Income	Total
Balances at December 31, 1998	$10	25,021	$251	$373,156		$(2,012)	$(4,468)	$366,937
Purchase of treasury shares				205		(1,644)		(1,439)
Issuance of restricted common shares to officers and directors		41
Distributions on common shares, ($1.54 per share)							(38,519)	(38,519)
Distributions on preferred shares, ($1.45 per share)							(1,412)	(1,412)
Amortization of unearned compensation				726				726
Net income							34,990	34,990

Balances at December 31, 1999	$10	25,062	$251	$374,087		$(3,656)	$(9,409)	$361,283
Purchase of treasury shares						(4,444)		(4,444)
Issuance of common shares		13		162				162
Issuance of restricted common shares to officers and directors		13
Distributions on common shares, ($1.54 per share)							(38,586)	(38,586)
Distributions on preferred shares, ($1.54 per share)							(1,412)	(1,412)
Amortization of unearned compensation				661				661
Net income							30,790	30,790

Balances at December 31, 2000	$10	25,088	$251	$374,910		$(8,100)	$(18,617)	$348,454
Purchase of preferred shares	(10)			(12,990)				(13,000)
Issuance of common shares		453	4	5,112				5,116
Issuance of restricted common shares to officers and directors		270	3					3
Distributions on common shares, ($1.255 per share)							(30,661)	(30,661)
Distributions on preferred shares, ($3.125 per Series B share)							(3,481)	(3,481)
Unrealized holding losses arising on interest rate swaps					$(3,220)			(3,220)
Amortization of unearned compensation				1,329				1,329
Net income (loss)							(13,729)	(13,729)

Balances at December 31, 2001		25,811	$258	$368,361	$(3,220)	$(8,100)	$(66,488)	$290,811

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands)

	2001	2000	1999
Cash flows from operating activities:
Net income (loss)	$(13,729)	$30,790	$34,990
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,343	28,908	26,281
Minority interest in Operating Partnership	(1,157)	3,218	3,620
(Gain) loss on sale of hotel properties	(1,127)	4,376	79
Changes in assets and liabilities:
Accounts receivable	7,508	(2,240)	(145)
Other assets	5,432	(3,473)	2,277
Deferred income taxes	(24,734)
Accounts payable and accrued expenses	5,930	3,644	(218)

Net cash provided by operating activities	10,466	65,223	66,884

Cash flows from investing activities:
Investment in hotel properties and hotels under development	(18,013)	(32,551)	(34,066)
Cash paid for franchise fees	(65)		(49)
Restricted cash	(1,888)	(379)	6,727
Proceeds from sale of hotel properties	11,324	22,087	808

Net cash used by investing activities	(8,642)	(10,843)	(26,580)

Cash flows from financing activities:
Purchase of treasury stock		(4,444)	(1,439)
Proceeds from borrowings	66,688	81,200	16,500
Payments on debt	(42,984)	(86,047)	(7,021)
Redemption of preferred stock	(13,000)
Distributions to common and preferred shareholders	(34,142)	(39,972)	(39,931)
Distributions to limited partners	(3,135)	(3,988)	(3,954)
Redemption of units			(22)
Issuance of common and preferred stock, net of $1,060 issuance costs	28,439	162
Loan fees paid	(1,636)	(3,523)	(538)

Net cash provided (used) by financing activities	230	(56,612)	(36,405)

Net increase (decrease) in cash and cash equivalents	2,054	(2,232)	3,899
Cash and cash equivalents at beginning of period	3,681	5,913	2,014

Cash and cash equivalents at end of period	$5,735	$3,681	$5,913

Supplemental disclosure of cash flow information:
Cash paid for interest	$24,403	$22,970	$20,172

        Supplemental disclosure of non-cash activities:

        In 2001, the Company:

            i.  Issued 103 thousand shares of common stock with a value of $1.6 million in exchange for 103 thousand Operating Partnership units and issued 7 thousand shares of common stock with a value of $0.1 million for an interest in a subsidiary partnership.

          ii.  Recorded a liability of $3.2 million for the fair value of the interest rate swaps at December 31, 2001.

          iii.  Sold a hotel that closed on February 20, 2001 in which a loss and related liability of $1.0 million was recorded in the financial statements in 2000 as a non-cash transaction at December 31, 2000.

        In 2000, the Company recorded a $0.1 million allocation to paid-in capital from minority interest.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF RFS HOTEL INVESTORS, INC.

Note 1. Organization

        RFS Hotel Investors, Inc. ("RFS" or the "Company") is a hotel real estate investment trust which, at December 31, 2001, owned interests in 58 hotels with 8,424 rooms located in 24 states (collectively the "Hotels") through its approximate 91% equity interest in RFS Partnership L.P. (the "Operating Partnership"). RFS, the Operating Partnership, and their subsidiaries are herein referred to, collectively, as the "Company".

        The following table provides a schedule of the hotels by brand at December 31, 2001:

Franchise Affiliation	Hotel Properties	Rooms/Suites
Full Service hotels:
Sheraton	4	864
Holiday Inn	5	954
Independent	2	331
Sheraton Four Points	2	412
Hilton	1	234
Doubletree	1	221

	15	3,016

Extended Stay hotels:
Residence Inn by Marriott	14	1,851
TownePlace Suites by Marriott	3	285
Homewood Suites by Hilton	1	83

	18	2,219

Limited Service hotels:
Hampton Inn	17	2,113
Holiday Inn Express	5	637
Comfort Inn	2	337
Courtyard by Marriott	1	102

	25	3,189

Total	58	8,424

        The following summarizes the number of hotels owned for the periods presented:

	2001	2000	1999
Hotels owned at beginning of years	60	62	60
Acquisitions and developed hotels placed into service			2
Sales of hotels	(2)	(2)

Hotels owned at end of years	58	60	62

        Under the REIT Modernization Act (the "RMA") that became effective January 1, 2001, the Company is permitted to lease its hotels to wholly-owned taxable real estate investment trust ("REIT") subsidiaries of the Company ("TRS Lessees"), provided that the TRS Lessees engage a third-party management company to manage the hotels. Effective January 1, 2001, the Company terminated its operating leases, management contracts and related ancillary agreements with Hilton Hotels Corporation ("Hilton") for approximately $65.5 million. This transaction represents the cancellation of certain executory contracts some of which extended through 2012. The cancellation of these agreements entitles the TRS Lessees to retain the operating profits or losses from the hotels, which previously accrued to Hilton under these contracts and, in the opinion of management, gives the Company (i) more control over the daily operations of the hotels, (ii) the benefits from any cost efficiencies or ancillary revenues generated at the hotels, and (iii) flexibility, in that the hotels are not encumbered by long term leases which are difficult to amend and expensive to terminate. As a result of this transaction, the Company began reporting hotel revenues and expenses rather than lease revenue. All of the hotels continue to operate under the same franchise affiliation as prior to the contract termination.

        Simultaneous with the termination of the leases, management contracts and related agreements, the TRS Lessees entered into new management contracts with Flagstone Hospitality Management ("Flagstone"). At December 31, 2001, Flagstone manages 51 of the Company's 58 hotels and the remaining seven hotels are managed by four other third-party management companies. Only five of the Company's hotels are operated under long-term leases with third parties as of December 31, 2001.

        In connection with the termination of the leases and related agreements, the Company redeemed 973,684 shares of its Series A Preferred Stock owned by Hilton for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that was included in net income available to common shareholders in the first quarter 2001.

Note 2. Summary of Significant Accounting Policies

        Principles of Consolidation.    The consolidated financial statements include the accounts of RFS, the Operating Partnership and their consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Fair Value of Financial Instruments.    The Company's financial instruments include rents receivable, accounts payable, other accrued expenses, mortgage loans payable and interest rate swap agreements. The fair values of these financial instruments other than the interest rate swap agreements and mortgage loans payable are not materially different from their carrying or contract values. The fair value of the interest rate swaps are estimated based on quotes from the market makers of these instruments and represents the estimated amounts the Company would expect to pay to terminate the agreements. Credit and market risk exposures are limited to the net interest differentials. The estimated unrealized net loss on these instruments was approximately $3.2 million and $0.8 million at December 31, 2001 and 2000. The carrying values of the Company's borrowings are estimated to be below fair value by approximately $11.5 million due to changes in comparable interest rates.

        Investment in Hotel Properties.    Hotel properties are recorded at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings and improvements and five to seven years for furniture and equipment. Repairs and maintenance costs are charged to expense as incurred. The Company periodically reviews the carrying value of each Hotel to determine if circumstances exist indicating impairment in the carrying value of the investment in the hotel or that depreciation periods should be modified. If circumstances support the possibility of impairment, the Company will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel based on discounted future cash flows. The Company does not believe that there are any facts or circumstances indicating impairment of any of its investment in hotel properties.

        Cash and Cash Equivalents.    All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

        Restricted Cash.    Restricted cash includes amounts the Company must make available for the replacement and refurbishment of furniture and equipment and amounts held in escrow by certain lenders for the payment of taxes and insurance.

        Deferred Expenses.    Deferred expenses, consisting of initial fees paid to franchisors, loan fees and other costs incurred in issuing debt, are recorded at cost. Amortization of franchise fees is computed using the straight-line method over the lives of the franchise agreements, which range from 10 to 15 years. Amortization of loan fees and other costs incurred in issuing debt are computed using the interest method over the maturity period of the related debt. Accumulated amortization of deferred expenses is $6.6 million and $5.0 million at December 31, 2001 and 2000, respectively.

        Minority Interest in Operating Partnership and other Consolidated Subsidiaries.    Minority interest in the Operating Partnership and other Consolidated Subsidiaries represents the limited partners' proportionate share of the equity in the Operating Partnership and other Consolidated Subsidiaries. Income (loss) is allocated to minority interest based on the weighted average percentage ownership throughout the year.

        Treasury Stock.    The Board of Directors approved a stock repurchase program to buy back up to 3 million shares of common stock on the open market subject to certain market conditions and other factors. During 2000, the Company repurchased 409 thousand shares of common stock at an average price per share of $10.88 or $4.4 million, bringing the total number of shares repurchased under the program to 576 thousand.

        Revenue Recognition.    In accordance with Staff Accounting Bulletin (SAB) 101, lease revenue is recognized as income after certain specific annual hurdles have been achieved by the lessee in accordance with the provisions of the Percentage Lease agreements. The lessees are in compliance with their rental obligations under the Percentage Leases. For the years ended December 31, 2001 and 2000, five and fifty-six hotels were leased to third party lessees, respectively.

        Income Taxes.    The Company has elected to be treated as a REIT under Sections 856 to 860 of the Internal Revenue Code. Prior to January 1, 2001, the Company, as a REIT, was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Company leases its hotels to wholly-owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Basic and Diluted Earnings Per Share.    Basic earnings per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of common shares and equivalents outstanding during the period. Common share equivalents represent shares issuable upon exercise of options. For the year ended December 31, 2001, the common share equivalents would be antidilutive, and accordingly are not assumed to be outstanding for the computation of diluted earnings per share. For the years ended December 31, 2000, 1999, the Company's Series A Preferred Stock, if converted to common shares, would be antidilutive; accordingly, the Series A Preferred Stock is not assumed to be converted in the computation of diluted earnings per share. In addition, the Series B Preferred Stock is non-convertible and accordingly, is not included in the computation of diluted earning per share.

        Derivatives.    Effective January 1, 2001, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Upon adoption of SFAS 133 on January 1, 2001, the Company recorded a liability of approximately $0.8 million with a corresponding charge to other comprehensive income representing the fair value of its interest rate swap agreements. At December 31, 2001, the fair value of the Company's interest rate swap agreements was a liability of approximately $3.2 million and is included in "Accounts payable and accrued expenses" with the related unrealized loss recorded in other comprehensive income within shareholders' equity. If LIBOR interest rates remain unchanged for the next twelve months, the Company estimates that interest expense will be $2.5 million higher than if the Company had not entered into the swaps. In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives (cash flow hedges). Derivatives are used primarily to fix the rate on debt based on floating-rate indices. The Company does not use derivatives for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

        Segment Information.    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, the Company has determined that its business is conducted in one operating segment.

        Distributions.    The Company intends to pay regular quarterly distributions on its common shares and Operating Partnership units and the current quarterly distribution is $0.25 per share or unit, declared on January 31, 2002. Additionally, the Company pays regular quarterly dividends on its Series B Preferred Stock in accordance with its dividend requirements. The Company's ability to make distributions is dependent upon receipt of its quarterly distributions from the Operating Partnership.

Note 3. Investment in Hotel Properties

        Investment in hotel properties consists of the following at December 31, 2001, and 2000, respectively (in thousands):

	2001	2000
Land	$70,401	$71,886
Building and improvements	543,912	541,847
Furniture and equipment	115,479	106,554
Capital improvements program expenditures	16,422	19,245

	746,214	739,532
Accumulated depreciation	(130,652)	(103,535)

	$615,562	$635,997

        Capitalized interest was $0 and $0.6 million for the years ended December 31 2001 and 2000, respectively.

Note 4. Debt

        The following details the Company's debt outstanding at December 31, 2001 and 2000 and the net book value of the collateral pledged against the debt at December 31, 2001 (dollar amounts in thousands):

			Collateral
	Interest Rate	Maturity	# of Hotels	Net Book Value	2001	2000
Variable Rate Debt:
Line of Credit	LIBOR + 200bp	July 2004	24	$216,228	$11,188	$10,273
Fixed Rate Debt:
Line of Credit	6.54%	July 2003	(a)	(a)	40,000	40,000
Line of Credit	4.78%	July 2003	(a)	(a)	30,000
Mortgage	6.83%	August 2008	15	143,522	33,181	36,971
Mortgage	7.30%	November 2011	(b)	(b)	25,000	25,000
Mortgage	7.83%	December 2008	10	126,404	92,087	93,460
Mortgage	8.22%	November 2007	1	44,421	18,271	18,556
Mortgage	4.50%	January 2001				1,125
Mortgage	8.00%	August 2010	8	84,987	51,408	52,046

				$615,562	$301,135	$277,431

(a)
Interest rate swaps have fixed the rate of interest on these portions of the Line of Credit and these portions are also collateralized by the twenty-four properties pledged against the variable portion of the Line. The interest rate swaps mature in July 2003.

(b)
This mortgage is also collateralized by the fifteen properties pledged against the previous mortgage in the table.

        The interest rate on the $140 million Line of Credit that matures in July 2004 ranges from 150 basis points to 250 basis points above LIBOR, depending on the Company's ratio of total debt to its investment in hotel properties (as defined). The interest rate on the variable contracts of the Line of Credit outstanding at December 31, 2001 was 4.03%, calculated as the LIBOR interest rate of 2.03% plus 200 basis points. The Line of Credit is collateralized by first priority mortgages on 24 hotels that restrict the transfer, pledge or other hypothecation of the hotels (collectively, the "Collateral Pool"). The Company may obtain a release of the pledge of any hotel in the Collateral Pool if the Company provides a substitute hotel or reduces the total availability under the Line of Credit. Borrowings under the Line of Credit are limited to the Borrowing Base Value, which was $111.4 million at December 31, 2001. The Line of Credit contains various covenants including the maintenance of a minimum net worth, minimum debt and interest coverage ratios, and total indebtedness and liability limitations. The Company was in compliance with these covenants at December 31, 2001.

        The Company participates in two interest rate swap agreements. One of the interest rate swap agreements is for a notional amount of $30 million maturing in July 2003. Under this interest rate swap agreement, the Company receives payments based on the one month LIBOR rate of 2.14% and pays a fixed rate of 4.775% at December 31, 2001. In addition, the Company participates in a second interest rate swap agreement for a notional amount of $40 million maturing in July 2003. Under the second interest rate swap agreement, the Company receives payments based on the one-month LIBOR rate of 2.14% and pays a fixed rate of 6.535% at December 31, 2001.

        The differences to be paid or received by the Company under the terms of the interest rate swap agreements are accrued as interest rates change and recognized as an adjustment to interest expense by the Company pursuant to the terms of the agreements and have a corresponding effect on its future cash flows. Agreements such as these contain a credit risk that the counterparties may be unable to meet the terms of the agreement. The Company minimizes that risk by evaluating the creditworthiness of its counterparties, which is limited to major banks and financial institutions, and does not anticipate non-performance by the counterparties. Net receipts (payments) under the interest rate swap agreements were $(1.3) million, $0.1 million and $0 for the years ended December 31, 2001, 2000 and 1999.

        The fair value of the interest rate swap agreements are estimated based on quotes from the market makers of these instruments and represents the estimated amounts the Company would expect to receive or pay to terminate the agreements. Credit and market risk exposures are limited to the net interest differentials. The estimated unrealized net loss on these instruments was approximately $3.2 million and $0.8 million at December 31, 2001 and 2000.

        The Company's other borrowings are nonrecourse to the Company and contain provisions allowing for the substitution of collateral (except for the 1996 CMBS debt which matures in two tranches in August 2008 and November 2011), upon satisfaction of certain conditions, after the respective loans have been outstanding for approximately four years. Most of the mortgage borrowings are repayable and subject to various prepayment penalties, yield maintenance, or defeasance obligations. At December 31, 2001 and 2000, approximately 96% of RFS' debt is fixed at an average interest rate of 7.7%.

Note 4. Debt (Continued)

        Future scheduled principal payments of debt obligations at December 31, 2001 are as follows (in thousands):

Amount
2002	$6,547
2003	7,044
2004	88,735
2005	8,152
2006	8,772
Thereafter	181,885

$301,135

        The Company in the future may seek to increase further the amount of its credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Although the Company has no charter restrictions on the amount of indebtedness the Company may incur, the Board of Directors of the Company has adopted a current policy limiting the amount of indebtedness that the Company will incur to an amount not in excess of approximately 45% of the Company's investment in hotel properties, at cost, (as defined). The Board of Directors may change the debt policy at any time without shareholder approval.

        The Company may incur, or cause the Operating Partnership to incur, indebtedness to meet distribution requirements imposed on a REIT under the Internal Revenue Code including the requirement that a REIT distribute to its shareholders annually at least 90% (effective January 1, 2001) of its taxable income to the extent that working capital and cash flow from the Company's investments are insufficient to make such distributions.

Note 5. Income Taxes

        The Company elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute as least 90% of its taxable income to its stockholders. It is management's current intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate level federal income taxes on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

        Prior to January 1, 2001, the Company was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Company leases its hotels to wholly-owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        The components of income tax expense (benefit) for the year ended December 31, 2001 are as follows:

Current:
State	$20
Deferred:
Federal	$(24,734)

Benefit from income taxes	$(24,714)

        The deferred tax benefit was calculated using an effective tax rate of 38% applied to the income of the TRS Lessees, adjusted for temporary differences related to the Hilton lease termination transaction. The deferred tax asset relates mainly to the payments to terminate the operating leases, management contracts and ancillary agreements with Hilton that were expensed for financial reporting purposes whereas, for tax purposes, these payments will be amortized over the lives of the leases. The Company believes that the TRS Lessees will generate sufficient future taxable income to realize in full this deferred tax asset. Accordingly, no valuation allowance has been recorded at December 31, 2001.

        The reconciliation of the Company's statutory income tax rate to effective tax rate for the year ended December 31, 2001 is as follows:

Statutory U.S. Federal income tax benefit	35%
State income tax benefit	3%
Non-taxable REIT income	25%
Other	1%

Effective tax rate	64%

Reconciliation between GAAP net income (loss) and REIT taxable income:

        The following table reconciles GAAP net income (loss) to taxable income for the years ended December 31, 2001, 2000 and 1999:

	2001	2000	1999
GAAP net income (loss)	$(13,729)	$30,790	$34,990
Plus GAAP net loss on taxable subsidiaries included above	40,234	889	1,302

GAAP net income from REIT operations (a)	26,505	31,679	36,292
Book/tax differences on minority interest share of TRS Lessees' loss	(3,206)
Book/tax differences on depreciation and amortization	4,333	(2,005)	(4,609)
Book/tax differences on gains/losses from capital transactions	4,781	3,745	52
Other book/tax differences, net	(180)	915	1,689

Adjusted taxable income subject to distribution requirement (b)	$32,233	$34,334	$33,424

(a)    All adjustments to "GAAP net income from REIT operations" are net of amounts attributable to taxable REIT subsidiaries and non-qualified REIT subsidiaries.

(b)    The dividend requirement was 90% in 2001 and 95% in 1999 and 2000, respectively.

Characterization of distributions:

        The following table characterizes distributions paid per common share for the years ended December 31, 2001, 2000 and 1999:

	2001		2000		1999
	$	%	$	%	$	%
Ordinary income	$1.13	89.8%	$1.43	92.8%	$1.54	100%
Return of capital	0.09	6.7%	0.02	1.3%
Capital gains			0.01	0.3%
Unrecaptured Section 1250 gain	0.04	3.5%	0.08	5.6%

	$1.26	100%	$1.54	100%	$1.54	100%

Note 6. Capital Stock

        Preferred Stock.    The Board of Directors is authorized to provide for the issuance of up to 5 million shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

        In 1996, the Company issued to one of the lessees 973,684 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Company redeemed the Series A Preferred Stock on January 1, 2001 for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that is included in net income (loss) applicable to common shareholders in 2001.

        On January 2, 2001, the Company issued 250 thousand shares of non-convertible mandatorily redeemable Series B Preferred Stock for $25 million prior to fees and expenses of approximately $1 million. Holders of the Series B Preferred Stock are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5%. If not redeemed prior to January 1, 2006, the dividend rate increases 2.0% per annum up to a maximum rate of 20.5%. The Company may redeem shares of the Series B Preferred Stock in whole but not in part, on or after December 31, 2003 at the original price of $25 million. If the shares are redeemed before December 31, 2003, the redemption price is at varying amounts over the original share price. The shares are mandatorily redeemable by the holders at varying premiums over the original share price upon a change of control, dissolution, or winding up of the Company or on the Company's failure to qualify as a REIT.

        Operating Partnership Units.    RFS is the sole general partner of the Operating Partnership and is obligated to contribute the net proceeds from any issuance of its equity securities to the Operating Partnership in exchange for units of partnership interest ("Units") corresponding in number and terms to the equity securities issued. The Operating Partnership may also issue Units to third parties in exchange for cash or property, and Units so issued to third parties are redeemable at the option of the holder for a like number of shares of common stock of the Company, or cash, or a combination thereof, at the election of the Company.

Note 7. Commitments and Contingencies

        The Company maintains comprehensive insurance on each of its hotels, including liability, fire and extended coverage, of the type and amount customarily obtained for or by hotel owners. All 10 of the Company's hotels in California are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under building codes which were less stringent with regard to earthquake related requirements. An earthquake could render significant damage to the Company's hotels. Additionally, areas in Florida where six of the Company's hotels are located may experience hurricane or high-wind activity. The Company has earthquake insurance policies on its hotels in California and wind insurance policies on certain of its hotels located in Florida. However, various types of catastrophic losses, like earthquakes and floods may not be fully insurable or may not be economically insurable. With respect to its hotels in California, in addition to the applicable deductibles under its earthquake insurance policies, the Company is self-insured for the first $5 million per earthquake. The Company believes its current property insurance, which expires June 30, 2002, will protect it against losses resulting from a terrorist attack. Upon renewal, the Company does not know whether its property insurance will protect it against losses resulting from a terrorist attack. The Company believes that such losses may not be economically insurable. In the event of a substantial loss, the Company's insurance coverage may not be able to cover the full current market value or replacement cost of its lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also affect our ability to replace or renovate a hotel after it has been damaged or destroyed.

        As of December 31, 2001, the Company had a $0.6 million letter of credit outstanding. The letter of credit serves as collateral on the worker's compensation plan set-up on behalf of the hotel employees of Flagstone. On January 1, 2002, the letter of credit was increased to $2.0 million. There are no outstandings on the letter of credit.

        Effective January 1, 2001, the Company receives rental income from five hotels leased to third parties under the Percentage Leases which expire in 2007 (1 hotel), 2008 (2 hotels) and 2009 (2 hotels).

        Minimum future rental income (base rents) due the Company under these noncancelable operating leases at December 31, 2001, is as follows (in thousands):

Year	Amount
2002	$2,489
2003	2,489
2004	2,489
2005	2,489
2006	2,489
2007 and thereafter	3,853

$16,298

        Lease revenue is based on a percentage of room revenues, food and beverage revenues and other revenues of the Hotels. Both the base rent and the threshold room revenue in each lease computation are adjusted annually for changes in the Consumer Price Index ("CPI"). The adjustment is calculated at the beginning of each calendar year. The CPI adjustments made in January 2001 and 2000 were 3.4% and 2.7%, respectively.

        The Company may terminate any lease agreement with respect to a hotel property upon the sale of a hotel property in exchange for a termination payment to the lessee. Under the Percentage Leases, the Company is obligated to pay the costs of real estate taxes, property insurance, maintenance of underground utilities and structural elements of the Hotels, and to set aside a portion of the Hotels' revenues to fund capital expenditures for the periodic replacement or refurbishment of furniture, fixtures and equipment required for the retention of the franchise licenses with respect to the Hotels.

Note 8. Stock-Based Compensation Plans

        The Company's Restricted Stock and Stock Option Plan (the "Plan") provides for the grant of stock options to purchase a specified number of shares of common stock ("Options") and grants of restricted shares of common stock ("Restricted Stock"). Under the Plan, approximately 2.3 million shares of common stock, of which 650 thousand shares may be restricted stock, are available for awards to the officers and key employees of the Company and 675 thousand shares of common stock, of which 120 thousand shares may be restricted stock, are available for awards to Directors of the Company who are not officers or employees. Options issued under the plan have a maximum term of ten years from the date of grant. The exercise price of the options shall be determined on the date of each grant.

        The Company applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. In 1995, the Financial Accounting Standards Board issued SFAS Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to adopt the provisions of SFAS 123. However, pro forma disclosures, as if the Company adopted the cost recognition requirements of SFAS 123, are required by SFAS 123 and are presented below.

        A summary of the Company's stock options under the Plan as of December 31, 2001, 2000 and 1999, and the changes during the years are presented below (in thousands, except per share data):

	2001			2000			1999
	Number of Shares Underlying Options		Weighted Average Exercise Price	Number of Shares Underlying Options		Weighted Average Exercise Price	Number of Shares Underlying Options		Weighted Average Exercise Price
Outstanding at beginning of years		1,207	$13.43		1,484	$13.83		1,091	$14.99
Granted		680	11.47		50	11.06		600	11.99
Exercised		(343)	12.30		(30)	11.88
Forfeited		(156)	13.72		(297)	14.64		(207)	14.64

Outstanding at end of years		1,388	$12.76		1,207	$13.43		1,484	$13.83

Exercisable at end of years		519	$14.28		700	$14.25		604	$15.34

Weighted-average fair value			$1.10			$0.60			$1.75

Price range of shares under option	$ $	10.50 to 16.87		$ $	10.50 to 16.87		$ $	10.50 to 16.87

        The weighted average remaining contractual life of options outstanding as of December 31, 2001 is 8.0 years.

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend of $1.10; volatility of 26.7% for 2001 grants, volatility of 26.2% for 2000 grants and 29% for 1999 grants, risk-free interest rate of 4.8% for 2001, 6.2% for 2000 and 5.9% for 1999 and expected life of 6 years for 2001, 2000, and 1999.

        Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net income (loss) and earnings per share would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999
Net income (loss) applicable to common shareholders:
As reported	$(11,713)	$29,378	$33,578
Pro forma	$(12,013)	$29,045	33,279
Basic and diluted earnings (loss) per share:
As reported	$(0.47)	$1.20	$1.34
Pro forma	$(0.48)	$1.18	$1.33

        The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

        Restricted Stock.    A summary of the status of the Company's restricted stock grants as of December 31, 2001, 2000 and 1999 and the changes during the years are presented below (value is computed as the weighted average fair market value of the restricted stock at grant date):

	2001		2000		1999
	# Shares	Value	# Shares	Value	# Shares	Value
Outstanding at beginning of year	343,000	$13.42	329,000	$13.56	288,000	$13.82
Granted, subject to vesting	270,000	$13.11	14,000	$11.36	41,000	$11.75
Forfeited	(1,333)	$11.88

Outstanding at end of year	611,667	$13.31	343,000	$13.42	329,000	$13.56

Vested at end of year	314,000	$13.65	270,662	$13.89	211,999	$14.40

Note 9. Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement requires that long-lived assets to be disposed of other than by sale be considered held and used until they are disposed of. The Statement requires that long-lived assets to be disposed of by sale be accounted for under the requirements of SFAS No. 121 which requires that such assets be measured at the lower of carrying amounts or fair value less cost to sell and to cease depreciation. SFAS No. 144 requires a probability-weighted cash flow estimation approach with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range of possible future cash flow amounts are estimated. As a result, discontinued operations will no longer be measured on a net realizable basis, and future operating losses will no longer be recognized before they occur. Additionally, goodwill will be removed from the scope SFAS No. 144 and as a result will no longer be required to be allocated to long-lived assets to be tested for impairment. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is not currently affected by the Statement's requirements.

Note 10. Subsequent Events

        In January, the Company sold its interest in an investment in an unconsolidated partnership for approximately $1.2 million, recognizing a gain on sale of approximately $1.1 million.

        On February 20, 2002, the Company sold 1.15 million shares of common stock. Net proceeds of approximately $14.2 million from the sale of the common stock were used to reduce the outstanding balance on the line of credit.

        On February 26, 2002, the Company sold $125 million of senior notes. The senior notes are unsecured and guaranteed by the Company and certain of its subsidiaries. The Company has or is expected to use the net proceeds to retire the 1996 CMBS mortgage debt ($58.2 million outstanding at December 13, 2001), pay the prepayment penalty on the 1996 CMBS mortgage debt of approximately $6.5 million, terminate the two outstanding interest rate swap agreements for approximately $3.2 million, with the balance used to reduce outstanding borrowings under the line of credit. As a result of the prepayment of the 1996 CMBS debt, the Company will also expense $1.4 million in unamortized debt costs.

RFS Hotel Investors, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2001

        The following unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2001 is based in part on the Consolidated Statement of Operations of RFS Hotel Investors, Inc. ("RFS") for the year ended December 31, 2001 and assumes that the following occurred on January 1, 2001:

  •
  The sale of 1.15 million shares of common stock resulting in net proceeds of approximately $14.2 million that were used to reduce the outstanding balance on the line of credit. This transaction is referred to as the "Equity Offering".

  •
  The sale of $125 million of senior notes payable bearing interest at 9.75%. The net proceeds from the senior notes offering of approximately $121.5 million will be used as follows: (1) $58.2 million to redeem our 1996 commercial mortgage bonds and $6.5 million to pay a yield maintenance premium, (2) $53.6 million to pay down the outstanding balance under our line of credit and (3) $3.2 million to pay interest rate swap termination fees. As a result of the prepayment of the 1996 commercial mortgage bonds, the Company will also expense, as an extraordinary item, $1.4 million in unamortized debt costs. These transactions are collectively referred to as the "Debt Offering".

        In the opinion of our management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. This unaudited Pro Forma Consolidated Statement of Operations is presented for illustrative purposes only and is not necessarily indicative of what RFS Hotel Investors, Inc.'s actual results of operations would have been assuming the transactions described above occurred on the indicated dates, nor does it purport to represent RFS Hotel Investors, Inc.'s results of operations for future periods. The unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with the RFS Hotel Investors, Inc.'s unaudited Pro Forma Consolidated Balance Sheet at December 31, 2001 and the historical audited financial statements of RFS Hotel Investors, Inc.

RFS Hotel Investors, Inc
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2001
(in thousands)

	Historical RFS Hotel Investors, Inc.	Equity Offering		Debt Offering		Pro Forma RFS Hotel Investors, Inc.
	(note a)
Revenue:
Rooms	$188,725					$188,725
Food and beverage	17,695					17,695
Other operating departments	9,103					9,103
Lease revenue	5,782					5,782
Other	573					573

Total hotel revenue	221,878	—		—		221,878

Hotel operating expenses:
Rooms	37,000					37,000
Food and beverage	13,533					13,533
Other operating departments	2,201					2,201
Undistributed operating expenses:
Property operating costs	22,550					22,550
Property taxes, insurance and other	12,848					12,848
Franchise costs	17,007					17,007
Maintenance and repair	9,741					9,741
Management fees	5,762					5,762
Depreciation	29,605					29,605
Lease termination	65,496					65,496
Amortization of deferred expenses and unearned compensation	1,384					1,384
General and administrative	19,436					19,436

Total operating expenses	236,563	—		—		236,563

Operating loss	(14,685)	—		—		(14,685)
Interest expense	26,042	$(1,116	)(b)	$3,938	(c)	28,864

Loss before gain on sale of hotels and income taxes	(40,727)	1,116		(3,938)		(43,549)
Minority interests	(1,157)	95	(d)	(335	)(d)	(1,397)
Gain on sale of hotels	(1,127)					(1,127)
Benefit from income taxes (note e)	(24,714)					(24,714)

Loss from continuing operations	(13,729)	1,021		(3,603)		(16,311)
Preferred stock dividends	(3,125)					(3,125)
Gain on redemption of Series A preferred stock	5,141					5,141

Loss from continuing operations applicable to common shareholders	$(11,713)	$1,021		$(3,603)		$(14,295)

Loss from continuing operations per share—basic and diluted	$(0.47)					$(0.57)
Weighted average common shares outstanding—basic and diluted	25,045					25,045

RFS Hotel Investors, Inc.
Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a)
Represents RFS Hotel Investors, Inc.'s historical results of operations.

(b)
To record the decrease in interest expense resulting from the application of the $14.2 million in net proceeds from the Equity Offering to reduce borrowings on the line of credit (computed using the line of credit's 2001 weighted average interest rate of 7.87%).

(c)
To record the net impact on interest expense from the Debt Offering, calculated as follows:

1)
Increase in interest expense of $12.2 million on the $125 million senior notes at 9.75%;

2)
Decrease in interest expense of $4.3 million resulting from the $53.6 million reduction in the line of credit balance (computed using the line of credit's 2001 weighted average interest rate of 7.87%);

3)
Decrease in interest expense of $4.2 million due to the $58.2 million redemption of the 1996 commercial mortgage bonds (computed using the 2001 weighted average interest rate of 7.03%); and

4)
Increase in interest expense of $0.2 million due to the amortization of the senior notes debt issuance costs ($350 thousand), offset by the elimination of the historical amortization of the 1996 commercial mortgage bonds debt issuance costs ($153 thousand).

(d)
To record the allocation to minority interest in Operating Partnership for its 8.5% share of the change in interest expense arising from the application of the net proceeds from the Equity Offering and the Debt Offering.

(e)
There is no pro forma tax adjustment from the $2.6 million increase in loss from continuing operations as the taxable income or loss of the taxable REIT subsidiaries is not impacted by the pro forma adjustments.

RFS Hotel Investors, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2001

        The following unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2001 is based in part on the Consolidated Balance Sheet of RFS Hotel Investors, Inc. and assumes the following occurred on December 31, 2001:

  •
  The sale of 1.15 million shares of common stock resulting in net proceeds of approximately $14.2 million that were used to reduce the outstanding balance on the line of credit. This transaction is referred to as the "Equity Offering".

  •
  The sale of $125 million of senior notes payable bearing interest at 9.75%. The net proceeds from the senior notes offering of approximately $121.5 million will be used as follows: (1) $58.2 million to redeem our 1996 commercial mortgage bonds and $6.5 million to pay a yield maintenance premium, (2) $53.6 million to pay down the outstanding balance under our line of credit and (3) $3.2 million to pay interest rate swap termination fees. As a result of the prepayment of the 1996 commercial mortgage bonds, the Company will also expense, as an extraordinary item, $1.4 million in unamortized debt costs. These transactions are collectively referred to as the "Debt Offering".

        In the opinion of our management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what RFS Hotel Investors, Inc.'s actual financial position would have been had the transactions described above occurred on December 31, 2001, nor does it purport to represent RFS Hotel Investors, Inc.'s future financial position. The unaudited Pro Forma Consolidated Balance Sheet should be read in conjunction with the RFS Hotel Investors, Inc.'s Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2001 and the historical audited financial statements of RFS Hotel Investors, Inc.

RFS Hotel Investors, Inc
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2001
(in thousands)

	Historical RFS Hotel Investors, Inc.	Equity Offering		Debt Offering		Pro Forma RFS Hotel Investors, Inc.
	(note a)
ASSETS
Investment in hotel properties, net	$615,562					$615,562
Cash and cash equivalents	5,735					5,735
Restricted cash	6,817					6,817
Accounts receivable	5,533					5,533
Deferred expenses, net	6,964			$2,137	(d)	9,101
Other assets	3,517					3,517
Deferred income taxes	24,734					24,734

Total assets	$668,862	$—		$2,137		$670,999

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$20,857			$(3,220)	(e)	$17,637
Borrowings on Line of Credit	81,188	$(14,175)	(b)	(53,599)	(f)	13,414
Senior notes payable				125,000	(h)	125,000
Mortgage notes payable	219,947			(58,181)	(i)	161,766
Minority interest in Operating Partnership	31,059	(149)	(c)	(945)	(g)	29,965

Total liabilities	353,051	(14,324)		9,055		347,782

Series B Preferred Stock	25,000					25,000

Commitments and contingencies
Shareholders' equity:
Common Stock	258	12	(b)			270
Additional paid-in capital	368,361	14,312	(b)			382,673
Other comprehensive income	(3,220)			3,220	(e)	—
Treasury stock, at cost, 576 shares	(8,100)					(8,100)
Distributions in excess of earnings	(66,488)			(10,138)	(j)	(76,626)

Total shareholders' equity	290,811	14,324		(6,918)		298,217

Total liabilities and shareholders' equity	$668,862	$—		$2,137		$670,999

RFS Hotel Investors, Inc.
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)
Represents RFS Hotel Investors, Inc.'s historical balance sheet.

(b)
Represents the issuance of 1.15 million shares of common stock and the application of the $14.2 million in net proceeds to reduce the balance outstanding on the line of credit and the allocation from minority interest in Operating Partnership as discussed in (c) below.

(c)
To record the net impact of the Equity Offering on minority interest in Operating Partnership, specifically (1) a decrease of $1.4 million due to the decrease in the minority interest ownership percentage in the Operating Partnership from 9% to 8.5% and (2) a increase of $1.2 million representing the minority interest in Operating Partnership's share of the Equity Offering.

(d)
To record (1) the debt issuance costs of $3.5 million on the $125 million senior notes offering, and (2) to write-off the unamortized debt issuance costs ($1.4 million) on the 1996 commercial mortgage bonds that were retired.

(e)
To remove the $3.2 million liability and other comprehensive income associated with the interest rate swaps that were terminated.

(f)
To record the payment of $53.6 million to reduce borrowings outstanding on the line of credit.

(g)
To record the minority interest in Operating Partnership's share of the $11.1 million in expenses from the Debt Offering.

(h)
To record the issuance of $125 million senior notes.

(i)
To record the payment of $58.2 million to retire the 1996 commercial mortgage bonds.

(j)
To record the following expenses from the Debt Offering, net of the $0.9 million allocation to the minority interest in Operating Partnership:

1)
$6.5 million yield maintenance premium to retire the 1996 commercial mortgage bonds;

2)
$3.2 million to terminate the interest rate swaps; and

3)
$1.4 million write-off of unamortized debt issuance costs associated with the 1996 commercial mortgage bonds.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
RFS Hotel Investors, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of RFS Partnership, L.P. (the "Partnership") at December 31, 2001 and 2000, and the results of its operations and cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Partnership adopted the provisions of Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities."

PricewaterhouseCoopers LLP

Dallas, Texas
February 7, 2002,
except for Note 11 as to which the
date is February 26, 2002

RFS PARTNERSHIP, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2001	December 31, 2000
ASSETS
Investment in hotel properties, net	$615,562	$635,997
Cash and cash equivalents	5,735	3,681
Restricted cash	6,817	4,929
Accounts receivable	5,533	13,041
Deferred expenses, net	6,964	6,814
Other assets	3,517	9,005
Deferred income taxes	24,734

Total assets	$668,862	$673,467

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	$23,032	$12,908
Borrowings on Line of Credit	81,188	50,273
Mortgage notes payable	219,947	227,158

Total liabilities	324,167	290,339

Commitments and contingencies
Series B Preferred Units, $0.01 par value, 5,000 units authorized, 250 units issued and outstanding	25,000

Redeemable limited partnership units at redemption value, 2,458 units and 2,562 units at December 31, 2001 and 2000, respectively	27,980	33,461

Partners' Capital:
Series A Preferred Units, $.01 par value, 5,000 units authorized, 974 units issued and outstanding at December 30, 2000		18,141
Other comprehensive income	(3,220)
General partnership units, 25,235 units and 24,512 units at December 31, 2001 and 2000, respectively	294,935	331,526

Total partners' capital	291,715	349,667

Total liabilities and partners' capital	$668,862	$673,467

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands, except per unit data)

	2001	2000	1999
Revenue:
Rooms	$188,725
Food and beverage	17,695
Other operating departments	9,103
Lease revenue	5,782	$106,574	$98,962
Other	573	785	700

Total hotel revenue	221,878	107,359	99,662

Hotel operating expenses:
Rooms	37,000
Food and beverage	13,533
Other operating departments	2,201
Undistributed operating expenses:
Property operating costs	22,550
Property taxes, insurance and other	12,848	10,747	9,859
Franchise costs	17,007
Maintenance and repair	9,741
Management fees	5,762
Depreciation	29,605	27,198	24,210
Lease termination	65,496
Amortization of deferred expenses and unearned compensation	1,384	674	858
General and administrative	19,436	6,304	3,687

Total operating expenses	236,563	44,923	38,614

Operating income (loss)	(14,685)	62,436	61,048
Interest expense	26,042	24,052	20,836

Income (loss before (gain) loss on sale
of hotels and income taxes	(40,727)	38,384	40,212
(Gain) loss on sale of hotel properties	(1,127)	4,376	1,602
Benefit from income taxes	(24,714)

Net income (loss)	(14,886)	34,008	38,610
Preferred unit dividends	(3,125)	(1,412)	(1,412)
Gain on redemption of Series A preferred units	5,141

Net income (loss) applicable to unitholders	$(12,870)	$32,596	$37,198

Net income (loss) allocated to general partnership units	$(11,713)	$29,378	$33,578

Net income (loss) allocated to limited partnership units	$(1,157)	$3,218	$3,620

Earnings (loss) per unit—basic and diluted	$(0.47)	$1.20	$1.35
Weighted average common units outstanding—basic	27,520	27,121	27,569
Weighted average common units outstanding—diluted	27,520	27,127	27,569

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands)

	2001	2000	1999
Net income (loss)	$(14,886)	$34,008	$38,610
Unrealized holding losses arising on interest rate swaps	(3,220)	—	—

Comprehensive income (loss)	$(18,106)	$34,008	$38,610

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

For The Years Ended December 31, 2001, 2000 and 1999

(IN THOUSANDS)

Balance, December 31, 1998	$371,283
Redemption of units	(1,439)
Distributions	(43,885)
Allocation from redeemable units	4,652
Contribution from general partner related to amortization of stock-based compensation	726
Net income	38,610

Balance, December 31, 1999	369,947
Contributions	162
Redemption of units	(4,444)
Distributions	(43,985)
Allocation to redeemable units	(6,682)
Contribution from general partner related to amortization of stock-based compensation	661
Net income	34,008

Balance, December 31, 2000	349,667
Issuance of units	3,621
Redemption of Series A Preferred units	(13,000)
Distributions	(37,277)
Allocation from redeemable units	5,481
Contribution from general partner related to amortization of stock-based compensation	1,329
Unrealized holding loss on interest rate swaps	(3,220)
Net loss	(14,886)

Balance, December 31, 2001	$291,715

The accompanying notes are an integral part of these consolidated financial statements.

RFS PARTNERSHIP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands)

	2001	2000	1999
Cash flows from operating activities:
Net income (loss)	$(14,886)	$34,008	$38,610
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,343	28,908	26,281
(Gain) loss on sale of hotel properties	(1,127)	4,376	79
Changes in assets and liabilities:
Accounts receivable	7,508	(2,240)	(145)
Other assets	5,432	(3,473)	2,277
Deferred income taxes	(24,734)
Accounts payable and accrued expenses	5,930	3,644	(218)

Net cash provided by operating activities	10,466	65,223	66,884

Cash flows from investing activities:
Investment in hotel properties and hotels under development	(18,013)	(32,551)	(34,066)
Cash paid for franchise fees	(65)		(49)
Restricted cash	(1,888)	(379)	6,727
Proceeds from sale of hotel properties	11,324	22,087	808

Net cash used by investing activities	(8,642)	(10,843)	(26,580)

Cash flows from financing activities:
Redemption of units		(4,444)	(1,461)
Proceeds from borrowings	66,688	81,200	16,500
Payments on debt	(42,984)	(86,047)	(7,021)
Redemption of Series A preferred units	(13,000)
Distributions to unitholders	(37,277)	(43,960)	(43,885)
Proceeds from issuance of units, net of $1,060 issuance costs in 2001	28,439	162
Loan fees paid	(1,636)	(3,523)	(538)

Net cash provided (used) by financing activities	230	(56,612)	(36,405)

Net increase (decrease) in cash and cash equivalents	2,054	(2,232)	3,899
Cash and cash equivalents at beginning of period	3,681	5,913	2,014

Cash and cash equivalents at end of period	$5,735	$3,681	$5,913

Supplemental disclosure of cash flow information:
Cash paid for interest	$24,403	$22,970	$20,172

        Supplemental disclosure of non-cash activities:

        In 2001, the Partnership:

            i.  Recorded a liability of $3.2 million for the fair value of the interest rate swaps at December 31, 2001.

            ii.  Sold a hotel that closed on February 20, 2001 in which a loss and related liability of $1.0 million was recorded in the financial statements in 2000 as a non-cash transaction at December 31, 2000.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF RFS PARTNERSHIP, L.P.

Note 1. Organization

        RFS Partnership, L.P. (the "Partnership") owns interests in 58 hotels with 8,424 rooms located in 24 states (collectively the "Hotels") at December 31, 2001.    RFS Hotel Investors, Inc. ("RFS") is the general partner and owns an approximate 91% ownership in the Partnership. At December 31, 2001, third party limited partners own the remaining 9%.

        The following table provides a schedule of the hotels by brand at December 31, 2001:

Franchise Affiliation	Hotel Properties	Rooms/Suites
Full Service hotels:
Sheraton	4	864
Holiday Inn	5	954
Independent	2	331
Sheraton Four Points	2	412
Hilton	1	234
Doubletree	1	221

	15	3,016

Extended Stay hotels:
Residence Inn by Marriott	14	1,851
TownePlace Suites by Marriott	3	285
Homewood Suites by Hilton	1	83

	18	2,219

Limited Service hotels:
Hampton Inn	17	2,113
Holiday Inn Express	5	637
Comfort Inn	2	337
Courtyard by Marriott	1	102

	25	3,189

Total	58	8,424

        The following summarizes the number of hotels owned for the periods presented:

	2001	2000	1999
Hotels owned at beginning of years	60	62	60
Acquisitions and developed hotels placed into service			2
Sales of hotels	(2)	(2)

Hotels owned at end of years	58	60	62

        Under the REIT Modernization Act (the "RMA") that became effective January 1, 2001, the Partnership is permitted to lease its hotels to wholly-owned taxable real estate investment trust ("REIT") subsidiaries of the Partnership ("TRS Lessees"), provided that the TRS Lessees engage a third-party management company to manage the hotels. Effective January 1, 2001, the Partnership terminated its operating leases, management contracts and related ancillary agreements with Hilton Hotels Corporation ("Hilton") for approximately $65.5 million. This transaction represents the cancellation of certain executory contracts some of which extended through 2012. The cancellation of these agreements entitles the TRS Lessees to retain the operating profits or losses from the hotels, which previously accrued to Hilton under these contracts and, in the opinion of management, gives the Partnership (i) more control over the daily operations of the hotels, (ii) the benefits from any cost efficiencies or ancillary revenues generated at the hotels, and (iii) flexibility, in that the hotels are not encumbered by long term leases which are difficult to amend and expensive to terminate. As a result of this transaction, the Partnership began reporting hotel revenues and expenses rather than lease revenue. All of the hotels continue to operate under the same franchise affiliation as prior to the contract termination.

        Simultaneous with the termination of the leases, management contracts and related agreements, the TRS Lessees entered into new management contracts with Flagstone Hospitality Management ("Flagstone"). At December 31, 2001, Flagstone manages 51 of the Partnership's 58 hotels and the remaining seven hotels are managed by four other third-party management companies. Only five of the Partnership's hotels are operated under long-term leases with third parties as of December 31, 2001.

        In connection with the termination of the leases and related agreements, the Partnership redeemed 973,684 units of its Series A Preferred units owned by Hilton for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that was included in net income available to common unitholders in the first quarter 2001.

Note 2. Summary of Significant Accounting Policies

        Principles of Consolidation.    The consolidated financial statements include the accounts of the Partnership and their consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Fair Value of Financial Instruments.    The Partnership's financial instruments include rents receivable, accounts payable, other accrued expenses, mortgage loans payable and interest rate swap agreements. The fair values of these financial instruments other than the interest rate swap agreements and mortgage loans payable are not materially different from their carrying or contract values. The fair value of the interest rate swaps are estimated based on quotes from the market makers of these instruments and represents the estimated amounts the Partnership would expect to pay to terminate the agreements. Credit and market risk exposures are limited to the net interest differentials. The estimated unrealized net loss on these instruments was approximately $3.2 million and $0.8 million at December 31, 2001 and 2000. The carrying values of the Partnership's borrowings are estimated to be below fair value by approximately $11.5 million due to changes in comparable interest rates.

        Investment in Hotel Properties.    Hotel properties are recorded at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings and improvements and five to seven years for furniture and equipment. Repairs and maintenance costs are charged to expense as incurred. The Partnership periodically reviews the carrying value of each Hotel to determine if circumstances exist indicating impairment in the carrying value of the investment in the hotel or that depreciation periods should be modified. If circumstances support the possibility of impairment, the Partnership will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel based on discounted future cash flows. The Partnership does not believe that there are any facts or circumstances indicating impairment of any of its investment in hotel properties.

        Cash and Cash Equivalents.    All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

        Restricted Cash.    Restricted cash includes amounts the Partnership must make available for the replacement and refurbishment of furniture and equipment and amounts held in escrow by certain lenders for the payment of taxes and insurance.

        Deferred Expenses.    Deferred expenses, consisting of initial fees paid to franchisors, loan fees and other costs incurred in issuing debt, are recorded at cost. Amortization of franchise fees is computed using the straight-line method over the lives of the franchise agreements, which range from 10 to 15 years. Amortization of loan fees and other costs incurred in issuing debt are computed using the interest method over the maturity period of the related debt. Accumulated amortization of deferred expenses is $6.6 million and $5.0 million at December 31, 2001 and 2000, respectively.

        Revenue Recognition.    In accordance with Staff Accounting Bulletin (SAB) 101, lease revenue is recognized as income after certain specific annual hurdles have been achieved by the lessee in accordance with the provisions of the Percentage Lease agreements. The lessees are in compliance with their rental obligations under the Percentage Leases. For the year ended December 31, 2001 and 2000, five and fifty-six hotels were leased to third party lessees, respectively.

        Income Taxes.    Prior to January 1, 2001, the Partnership was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Partnership leases its hotels to wholly-owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Partnership accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the Partnership accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Basic and Diluted Earnings Per Unit.    Basic earnings per unit is computed by dividing net income (loss) applicable to unitholders by the weighted average number of units outstanding during the period. Diluted earnings per unit is computed by dividing net income (loss) applicable to unitholders by the weighted average number of units and equivalents outstanding during the period. Unit equivalents represent units issuable upon exercise of options. For the year ended December 31, 2001, the unit equivalents would be antidilutive, and accordingly are not assumed to be outstanding for the computation of diluted earnings per unit. For the years ended December 31, 2000, 1999, the Partnership's Series A Preferred Units, if converted to general partnership units, would be antidilutive; accordingly, the Series A Preferred Units are not assumed to be converted in the computation of diluted earnings per unit. In addition, the Series B Preferred Units are non-convertible and accordingly, are not included in the computation of diluted earnings per unit.

        Derivatives.    Effective January 1, 2001, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Upon adoption of SFAS 133 on January 1, 2001, the Partnership recorded a liability of approximately $0.8 million with a corresponding charge to other comprehensive income representing the fair value of its interest rate swap agreements. At December 31, 2001, the fair value of the Partnership's interest rate swap agreements was a liability of approximately $3.2 million and is included in "Accounts payable and accrued expenses" with the related unrealized loss recorded in other comprehensive income within partners' capital. If LIBOR interest rates remain unchanged for the next twelve months, the Partnership estimates that interest expense will be $2.5 million higher than if the Partnership had not entered into the swaps. In the normal course of business, the Partnership is exposed to the effect of interest rate changes. The Partnership limits these risks by following established risk management policies and procedures including the use of derivatives (cash flow hedges). Derivatives are used primarily to fix the rate on debt based on floating-rate indices. The Partnership does not use derivatives for trading or speculative purposes. Further, the Partnership has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

        Segment Information.    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, the Partnership has determined that its business is conducted in one operating segment.

        Distributions.    The Partnership intends to pay regular quarterly distributions on its units and the current quarterly distribution is $0.25 per share or unit, declared on January 31, 2002. Additionally, the Partnership pays regular quarterly dividends on its Series B Preferred Units in accordance with its dividend requirements.

Note 3. Investment in Hotel Properties

        Investment in hotel properties consists of the following at December 31, 2001, and 2000, respectively (in thousands):

	2001	2000
Land	$70,401	$71,886
Building and improvements	543,912	541,847
Furniture and equipment	115,479	106,554
Capital improvements program expenditures	16,422	19,245

	746,214	739,532
Accumulated depreciation	(130,652)	(103,535)

	$615,562	$635,997

        Capitalized interest was $0 and $0.6 million for the years ended December 31 2001 and 2000, respectively.

Note 4. Debt

        The following details the Partnership's debt outstanding at December 31, 2001 and 2000 and the net book value of the collateral pledged against the debt at December 31, 2001 (dollar amounts in thousands):

			Collateral
	Interest Rate	Maturity	# of Hotels	Net Book Value	2001	2000
Variable Rate Debt:
Line of Credit	LIBOR + 200bp	July 2004	24	$216,228	$11,188	$10,273
Fixed Rate Debt:
Line of Credit	6.54%	July 2003	(a)	(a)	40,000	40,000
Line of Credit	4.78%	July 2003	(a)	(a)	30,000
Mortgage	6.83%	August 2008	15	143,522	33,181	36,971
Mortgage	7.30%	November 2011	(b)	(b)	25,000	25,000
Mortgage	7.83%	December 2008	10	126,404	92,087	93,460
Mortgage	8.22%	November 2007	1	44,421	18,271	18,556
Mortgage	4.50%	January 2001				1,125
Mortgage	8.00%	August 2010	8	84,987	51,408	52,046

				$615,562	$301,135	$277,431

(a)
Interest rate swaps have fixed the rate of interest on these portions of the Line of Credit and these portions are also collateralized by the twenty-four properties pledged against the variable portion of the Line. The interest rate swaps mature in July 2003.

(b)
This mortgage is also collateralized by the fifteen properties pledged against the previous mortgage in the table.

        The interest rate on the $140 million Line of Credit that matures in July 2004 ranges from 150 basis points to 250 basis points above LIBOR, depending on the Partnership's ratio of total debt to its investment in hotel properties (as defined). The interest rate on the variable contracts of the Line of Credit outstanding at December 31, 2001 was 4.03%, calculated as the LIBOR interest rate of 2.03% plus 200 basis points. The Line of Credit is collateralized by first priority mortgages on 24 hotels that restrict the transfer, pledge or other hypothecation of the hotels (collectively, the "Collateral Pool"). The Partnership may obtain a release of the pledge of any hotel in the Collateral Pool if the Partnership provides a substitute hotel or reduces the total availability under the Line of Credit. Borrowings under the Line of Credit are limited to the Borrowing Base Value, which was $111.4 million at December 31, 2001. The Line of Credit contains various covenants including the maintenance of a minimum net worth, minimum debt and interest coverage ratios, and total indebtedness and liability limitations. The Partnership was in compliance with these covenants at December 31, 2001.

        The Partnership participates in two interest rate swap agreements. One of the interest rate swap agreements is for a notional amount of $30 million maturing in July 2003. Under this interest rate swap agreement, the Partnership receives payments based on the one month LIBOR rate of 2.14% and pays a fixed rate of 4.775% at December 31, 2001. In addition, the Partnership participates in a second interest rate swap agreement for a notional amount of $40 million maturing in July 2003. Under the second interest rate swap agreement, the Partnership receives payments based on the one-month LIBOR rate of 2.14% and pays a fixed rate of 6.535% at December 31, 2001.

        The differences to be paid or received by the Partnership under the terms of the interest rate swap agreements are accrued as interest rates change and recognized as an adjustment to interest expense by the Partnership pursuant to the terms of the agreements and have a corresponding effect on its future cash flows. Agreements such as these contain a credit risk that the counterparties may be unable to meet the terms of the agreement. The Partnership minimizes that risk by evaluating the creditworthiness of its counterparties, which is limited to major banks and financial institutions, and does not anticipate non-performance by the counterparties. Net receipts (payments) under the interest rate swap agreements were $(1.3) million, $0.1 million and $0 for the years ended December 31, 2001, 2000 and 1999.

        The fair value of the interest rate swap agreements are estimated based on quotes from the market makers of these instruments and represents the estimated amounts the Partnership would expect to receive or pay to terminate the agreements. Credit and market risk exposures are limited to the net interest differentials. The estimated unrealized net loss on these instruments was approximately $3.2 million and $0.8 million at December 31, 2001 and 2000.

        The Partnership's other borrowings are nonrecourse to the Partnership and contain provisions allowing for the substitution of collateral (except for the 1996 CMBS debt which matures in two tranches in August 2008 and November 2011), upon satisfaction of certain conditions, after the respective loans have been outstanding for approximately four years. Most of the mortgage borrowings are repayable and subject to various prepayment penalties, yield maintenance, or defeasance obligations. At December 31, 2001 and 2000, approximately 96% of the Partnership's debt is fixed at an average interest rate of 7.7%.

        Future scheduled principal payments of debt obligations at December 31, 2001 are as follows (in thousands):

Amount
2002	$6,547
2003	7,044
2004	88,735
2005	8,152
2006	8,772
Thereafter	181,885

$301,135

        The Partnership in the future may seek to increase further the amount of its credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Although the Partnership has no charter restrictions on the amount of indebtedness the Partnership may incur, the Board of Directors of RFS have adopted a current policy limiting the amount of indebtedness that RFS will incur to an amount not in excess of approximately 45% of RFS's investment in hotel properties, at cost, (as defined). The Board of Directors may change the debt policy at any time without shareholder approval.

        The Partnership may incur indebtedness to meet its distribution requirements to the extent that working capital and cash flow from the Partnership's investments are insufficient to make such distributions.

Note 5. Income Taxes

        Prior to January 1, 2001, the Partnership was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Partnership leases its hotels to wholly owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Partnership accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the Partnership accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        The components of income tax expense (benefit) for the year ended December 31, 2001 are as follows:

Current:
State	$20
Deferred:
Federal	$(24,734)

Benefit from income taxes	$(24,714)

        The deferred tax benefit was calculated using an effective tax rate of 38% applied to the loss of the TRS Lessees, adjusted for temporary differences related to the Hilton lease termination transaction. The deferred tax asset relates mainly to the payments to terminate the operating leases, management contracts and ancillary agreements with Hilton that were expensed for financial reporting purposes whereas, for tax purposes, these payments will be amortized over the lives of the leases. The Partnership believes that the TRS Lessees will generate sufficient future taxable income to realize in full this deferred tax asset. Accordingly, no valuation allowance has been recorded at December 31, 2001.

        The reconciliation of the TRS's statutory income tax rate to effective tax rate for the year ended December 31, 2001 is as follows:

Statutory U.S. Federal income tax benefit of the Partnership	0%
Items of taxable income applicable to the TRS Lessees:
Statutory U.S. Federal income tax benefit	35%
State income tax benefit	3%
Non-taxable REIT income	25%
Other	1%

Effective tax rate	64%

Note 6. Partnership Units

        Preferred Units.    The Board of Directors is authorized to provide for the issuance of up to 5 million units of Preferred Units in one or more series, to establish the number of units in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

        In 1996, the Partnership issued to one of the lessees 973,684 units of Series A Convertible Preferred Units (the "Series A Preferred Units"). The Partnership redeemed the Series A Preferred Units on January 1, 2001 for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that is included in net income (loss) applicable to unitholders in 2001.

        On January 2, 2001, the Partnership issued 250 thousand shares of non-convertible mandatorily redeemable Series B Preferred Units for $25 million prior to fees and expenses of approximately $1 million. Holders of the Series B Preferred Units are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5%. If not redeemed prior to January 1, 2006, the dividend rate increases 2.0% per annum up to a maximum rate of 20.5%. The Partnership may redeem units of the Series B Preferred Units in whole but not in part, on or after December 31, 2003 at the original price of $25 million. If the units are redeemed before December 31, 2003, the redemption price is at varying amounts over the original unit price. The units are mandatorily redeemable by the holders at varying premiums over the original unit price upon a change of control, dissolution, or winding up of the Partnership.

        When RFS, the general partner, repurchases its outstanding common stock, the Partnership repurchases a matching number of units held by RFS at an equal price. The Board of Directors of RFS approved a stock repurchase program to buy back up to 3 million shares of common stock on the open market subject to certain market conditions and other factors. During 2000, RFS repurchased 409 thousand shares at an average price per share of $10.88 or $4.4 million which has been recorded as a reduction to partners' capital as a result of the redemption of units held by RFS to fund the repurchase, bringing the total number of shares repurchased under the program to 576 thousand.

        Redeemable Limited Partnership Units.    The Partnership may also issue limited partnership units to third parties in exchange for cash or property. The outstanding units of limited partnership interest in the Partnership are redeemable at the option of the holder for a like number of shares of common stock of RFS, or cash, or a combination thereof, at the election of RFS. Due to these redemption rights, these limited partnership units have been excluded from partners' capital and are included in redeemable limited partnership units and measured at redemption value as of the end of the periods presented based on the closing market price of RFS's common stock at December 31, 2001 and 2000, which was $11.38 and $13.06 respectively.

        General Partnership Units.    RFS is the sole general partner of the Partnership and is obligated to contribute the net proceeds from any issuance of its equity securities to the Partnership in exchange for Units of partnership interest corresponding in number and terms to the equity securities issued.

Note 7. Commitments and Contingencies

        The Partnership maintains comprehensive insurance on each of its hotels, including liability, fire and extended coverage, of the type and amount customarily obtained for or by hotel owners. All 10 of the Partnership's hotels in California are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under building codes which were less stringent with regard to earthquake related requirements. An earthquake could render significant damage to the Partnership's hotels. Additionally, areas in Florida where six of the Partnership's hotels are located may experience hurricane or high-wind activity. The Partnership has earthquake insurance policies on its hotels in California and wind insurance policies on certain of its hotels located in Florida. However, various types of catastrophic losses, like earthquakes and floods may not be fully insurable or may not be economically insurable. With respect to its hotels in California, in addition to the applicable deductibles under its earthquake insurance policies, the Partnership is self-insured for the first $5 million per earthquake. The Partnership believes its current property insurance, which expires June 30, 2002, will protect it against losses resulting from a terrorist attack. Upon renewal, the Partnership does not know whether its property insurance will protect it against losses resulting from a terrorist attack. The Partnership believes that such losses may not be economically insurable. In the event of a substantial loss, the Partnership's insurance coverage may not be able to cover the full current market value or replacement cost of its lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also affect our ability to replace or renovate a hotel after it has been damaged or destroyed.

        As of December 31, 2001, the Partnership had a $0.6 million Letter of Credit outstanding. The Letter of Credit serves as collateral on the worker's compensation plan set-up on behalf of the hotel employees of Flagstone. On January 1, 2002, the Letter of Credit was increased to $2.0 million. There are no outstandings on the Letter of Credit.

        Effective January 1, 2001, the Partnership receives rental income from five hotels leased to third parties under the Percentage Leases which expire in 2007 (1 hotel), 2008 (2 hotels) and 2009 (2 hotels). Minimum future rental income (base rents) due the Partnership under these noncancelable operating leases at December 31, 2001, is as follows (in thousands):

Year	Amount
2002	$2,489
2003	2,489
2004	2,489
2005	2,489
2006	2,489
2007 and thereafter	3,853

$16,298

        Lease revenue is based on a percentage of room revenues, food and beverage revenues and other revenues of the Hotels. Both the base rent and the threshold room revenue in each lease computation are adjusted annually for changes in the Consumer Price Index ("CPI"). The adjustment is calculated at the beginning of each calendar year. The CPI adjustments made in January 2001 and 2000 were 3.4% and 2.7%, respectively.

        The Partnership may terminate any lease agreement with respect to a hotel property upon the sale of a hotel property in exchange for a termination payment to the lessee. Under the Percentage Leases, the Partnership is obligated to pay the costs of real estate taxes, property insurance, maintenance of underground utilities and structural elements of the Hotels, and to set aside a portion of the Hotels' revenues to fund capital expenditures for the periodic replacement or refurbishment of furniture, fixtures and equipment required for the retention of the franchise licenses with respect to the Hotels.

Note 8. Stock-Based Compensation Plans

        RFS sponsors a Restricted Stock and Stock Option Plan (the "Plan") that provides for the grant of stock options to purchase a specified number of shares of common stock ("Options") and grants of restricted shares of common stock ("Restricted Stock"). Upon issuance of any stock, RFS is obligated to contribute the proceeds to the Partnership in exchange for an equal number of Partnership units. Under the Plan, approximately 2.3 million shares of common stock, of which 650 thousand shares may be restricted stock, are available for awards to the officers and key employees of RFS and 675 thousand shares of common stock, of which 120 thousand shares may be restricted stock, are available for awards to Directors of RFS who are not officers or employees. Options issued under the plan have a maximum term of ten years from the date of grant. The exercise price of the options shall be determined on the date of each grant.

        A summary of RFS's stock options under the Plan as of December 31, 2001, 2000 and 1999, and the changes during the years are presented below (in thousands, except per share data):

	2001			2000			1999
	Number of Shares Underlying Options		Weighted Average Exercise Price	Number of Shares Underlying Options		Weighted Average Exercise Price	Number of Shares Underlying Options		Weighted Average Exercise Price
Outstanding at beginning of years		1,207	$13.43		1,484	$13.83		1,091	$14.99
Granted		680	11.47		50	11.06		600	11.99
Exercised		(343)	12.30		(30)	11.88
Forfeited		(156)	13.72		(297)	14.64		(207)	14.64

Outstanding at end of years		1,388	$12.76		1,207	$13.43		1,484	$13.83

Exercisable at end of years		519	$14.28		700	$14.25		604	$15.34

Weighted-average fair value			$1.10			$0.60			$1.75

Price range of shares under option	$ $	10.50 to 16.87		$ $	10.50 to 16.87		$ $	10.50 to 16.87

        The weighted average remaining contractual life of options outstanding as of December 31, 2001 is 8.0 years.

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend of $1.10; volatility of 26.7% for 2001 grants, volatility of 26.2% for 2000 grants and 29% for 1999 grants, risk-free interest rate of 4.8% for 2001, 6.2% for 2000 and 5.9% for 1999 and expected life of 6 years for 2001, 2000, and 1999.

        Restricted Stock.    A summary of the status of RFS's restricted stock grants as of December 31, 2001, 2000 and 1999 and the changes during the years are presented below (value is computed as the weighted average fair market value of the restricted stock at grant date):

	2001		2000		1999
	# Shares	Value	# Shares	Value	# Shares	Value
Outstanding at beginning of year	343,000	$13.42	329,000	$13.56	288,000	$13.82
Granted, subject to vesting	270,000	$13.11	14,000	$11.36	41,000	$11.75
Forfeited	(1,333)	$11.88

Outstanding at end of year	611,667	$13.31	343,000	$13.42	329,000	$13.56

Vested at end of year	314,000	$13.65	270,662	$13.89	211,999	$14.40

Note 9. Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement requires that long-lived assets to be disposed of other than by sale be considered held and used until they are disposed of. The Statement requires that long-lived assets to be disposed of by sale be accounted for under the requirements of SFAS No. 121 which requires that such assets be measured at the lower of carrying amounts or fair value less cost to sell and to cease depreciation. SFAS No. 144 requires a probability-weighted cash flow estimation approach with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range of possible future cash flow amounts are estimated. As a result, discontinued operations will no longer be measured on a net realizable basis, and future operating losses will no longer be recognized before they occur. Additionally, goodwill will be removed from the scope SFAS No. 144 and as a result will no longer be required to be allocated to long-lived assets to be tested for impairment. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Partnership is not currently affected by the Statement's requirements.

Note 10. Consolidating Financial Information

        RFS Leasing VII, Inc., a wholly-owned subsidiary of the Partnership, has guaranteed on a full and unconditional basis, the payment of amounts due under the Partnership's $125 million senior notes. RFS Leasing VII, Inc. (Guarantor Subsidiary) is the only subsidiary of the Partnership that has guaranteed the senior notes. RFS Financing Partnership, L.P., RFS Leasing II, Inc., RFS Financing Corporation and RFS Financing 2002, LLC (a recently formed entity) are expected to become guarantors on a full and unconditional basis not later than June 26, 2002 (Future Guarantor Subsidiaries). At the time the Future Guarantor Subsidiaries become guarantors of the senior notes, they are each expected to be wholly-owned subsidiaries of the Partnership. The following tables present consolidating information for the Partnership, the Guarantor Subsidiary, the Future Guarantor Subsidiaries and the non-guarantor subsidiaries. The Guarantor Subsidiary leases 24 hotels from the Partnership.

Consolidating Balance Sheet
December 31, 2001
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Investment in hotel properties, net	$216,228		$143,523	$255,811		$615,562
Investment in consolidated entities	195,290			12,963	$(208,253)	—
Cash and cash equivalents	263	$1,846	1,621	2,005		5,735
Restricted cash	20		11	6,786		6,817
Accounts receivable	15,556	1,592	15,377	2,331	(29,323)	5,533
Deferred expenses, net	3,077		1,512	2,375		6,964
Other assets	1,814	299	188	1,216		3,517
Deferred income taxes		7,695	5,857	11,182		24,734

Total assets	$432,248	$11,432	$168,089	$294,669	$(237,576)	$668,862

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	$6,365	$4,709		$26,281	$(14,323)	$23,032
Borrowings on Line of Credit	81,188					81,188
Mortgage notes payable			$58,181	176,766	(15,000)	219,947

Total liabilities	87,553	4,709	58,181	203,047	(29,323)	324,167

Series B Preferred Units, $.01 par value, 5,000 units authorized, 250 units issued and outstanding	25,000					25,000

Redeemable units at redemption value	27,980					27,980

Other comprehensive income	(3,220)					(3,220)
General partnership units	294,935	6,723	109,908	91,622	(208,253)	294,935

Total partners' capital	291,715	6,723	109,908	91,622	(208,253)	291,715

Total liabilities and partners' capital	$432,248	$11,432	$168,089	$294,669	$(237,576)	$668,862

Consolidating Balance Sheet
December 31, 2000
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Investment in hotel properties, net	$189,759		$144,385	$301,853		$635,997
Investment in consolidated entities	217,872			—	(217,872)	—
Cash and cash equivalents	1,049		136	2,496		3,681
Restricted cash	309		11	4,609		4,929
Accounts receivable	23,410		10,078	5,823	(26,270)	13,041
Deferred expenses, net	2,384		1,690	2,740		6,814
Other assets	5,352		54	3,599		9,005

Total assets	$440,135		$156,354	$321,120	$(244,142)	$673,467

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	$6,734			$17,444	$(11,270)	$12,908
Borrowings on Line of Credit	50,273					50,273
Mortgage notes payable			$61,971	180,187	(15,000)	227,158

Total liabilities	57,007		61,971	197,631	(26,270)	290,339

Redeemable units at redemption value	33,461					33,461

Series A Preferred Units	18,141					18,141
General partnership units	331,526		94,383	123,489	(217,872)	331,526

Total partners' capital	349,667		94,383	123,489	(217,872)	349,667

Total liabilities and partners' capital	$440,135		$156,354	$321,120	$(244,142)	$673,467

Note 10. Consolidating Financial Information (Continued)

Consolidating Statement of Operations
For the Year Ended December 31, 2001
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Rooms		$72,800	$49,921	$66,004		$188,725
Food and beverage		8,014	4,542	5,139		17,695
Other operating departments		3,126	2,113	3,864		9,103
Lease revenue	$29,455		23,172	2,651	$(49,496)	5,782
Other	1,715	63	33	279	(1,517)	573

Total hotel revenue	31,170	84,003	79,781	77,937	(51,013)	221,878

Hotel operating expenses:
Rooms		15,203	9,229	12,568		37,000
Food and beverage		6,983	3,188	3,362		13,533
Other operating departments		969	590	642		2,201
Undistributed operating expenses:
Property operating costs	(216)	9,316	6,506	6,944		22,550
Property taxes, insurance and other	3,392	783	2,752	5,921		12,848
Franchise costs		5,854	4,516	6,637		17,007
Maintenance and repair		3,911	2,736	3,094		9,741
Management fees		2,761	1,246	1,755		5,762
Percentage lease expense		32,231	23,172	(5,907)	(49,496)	—
Depreciation	9,037		7,041	13,527		29,605
Lease termination		20,250	15,414	29,832		65,496
Amortization of deferred expenses and unearned compensation	64		187	1,133		1,384
General and administrative	1,384	6,547	4,063	7,442		19,436

Total operating expenses	13,661	104,808	80,640	86,950	(49,496)	236,563

Operating income (loss)	17,509	(20,805)	(859)	(9,013)	(1,517)	(14,685)
Interest expense	8,257	417	4,233	14,652	(1,517)	26,042
Equity in loss of consolidated subsidiaries	(24,138)	—		(22,047)	46,185	—

Income (loss) before (gain) loss on sale of hotels and income taxes	(14,886)	(21,222)	(5,092)	(45,712)	46,185	(40,727)
Gain on sale of hotels		—		(1,127)		(1,127)
Benefit from income taxes		(7,695)	(5,857)	(11,162)		(24,714)

Net income (loss)	(14,886)	(13,527)	765	(33,423)	46,185	(14,886)
Preferred unit dividends	(3,125)					(3,125)
Gain on redemption of Series A preferred units	5,141					5,141

Net income (loss) applicable to unitholders	$(12,870)	$(13,527)	$765	$(33,423)	$46,185	$(12,870)

Consolidating Statement of Operations
For the Year Ended December 31, 2000
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Lease revenue	$43,716		$25,015	$37,843		$106,574
Other	2,221		37	177	$(1,650)	785

Total hotel revenue	45,937		25,052	38,020	(1,650)	107,359

Undistributed operating expenses:
Property taxes, insurance and other	4,529		2,246	3,972		10,747
Depreciation	11,687		6,095	9,416		27,198
Amortization of deferred expenses and unearned compensation	67		181	426		674
General and administrative	3,617		100	2,587		6,304

Total operating expenses	19,900		8,622	16,401		44,923

Operating income	26,037		16,430	21,619	(1,650)	62,436
Interest expense	9,301		4,452	11,949	(1,650)	24,052
Equity in earnings of consolidated subsidiaries	20,621	—		—	(20,621)	—

Income before loss on sale of hotels	37,357		11,978	9,670	(20,621)	38,384
Loss on sale of hotels	3,349			1,027		4,376

Net income	34,008		11,978	8,643	(20,621)	34,008
Preferred unit dividends	(1,412)					(1,412)

Net income applicable to unitholders	$32,596		$11,978	$8,643	$(20,621)	$32,596

Consolidating Statement of Operations
For the Year Ended December 31, 1999
(in thousands)

	RFS Partnership, L.P.	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenue:
Lease revenue	$46,927		$24,780	$27,255		$98,962
Other	2,174		42	134	(1,650)	700

Total hotel revenue	49,101		24,822	27,389	(1,650)	99,662

Undistributed operating expenses:
Property taxes, insurance and other	4,401		2,195	3,263		9,859
Depreciation	11,275		5,535	7,400		24,210
Amortization of deferred expenses and unearned compensation	76		179	603		858
General and administrative	1,807		83	1,797		3,687

Total operating expenses	17,559		7,992	13,063		38,614

Operating income	31,542		16,830	14,326	(1,650)	61,048
Interest expense	6,535		4,685	11,266	(1,650)	20,836
Equity in earnings of consolidated subsidiaries	15,205	—		—	(15,205)	—

Income before loss on sale of hotels	40,212		12,145	3,060	(15,205)	40,212
Loss on sale of hotels	1,602					1,602

Net income	38,610		12,145	3,060	(15,205)	38,610
Preferred unit dividends	(1,412)					(1,412)

Net income applicable to unitholders	$37,198		$12,145	$3,060	$(15,205)	$37,198

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2001
(in thousands)

	LP Only	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$26,229	$(18,404)	$3,411	$(770)	$10,466
Cash flows from (used in) investing activities	(34,462)	—	(13,540)	39.360	(8,642)
Cash flows from (used in) financing activities	7,447	20,250	11,614	(39,081)	230

Net increase (decrease) in cash and cash equivalents	(786)	1,846	1,485	(491)	2,054
Cash and cash equivalents at beginning of period	1,049	—	136	2,496	3,681

Cash and cash equivalents at end of period	$263	$1,846	$1,621	$2,005	$5,735

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands)

	LP Only	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$28,142	$—	$18,515	$18,566	$65,223
Cash flows from (used in) investing activities	67,997	—	(14,966)	(63,874)	(10,843)
Cash flows from (used in) financing activities	(98,741)	—	(3,551)	45,680	(56,612)

Net increase (decrease) in cash and cash equivalents	(2,602)	—	(2)	372	(2,232)
Cash and cash equivalents at beginning of period	3,651	—	138	2,124	5,913

Cash and cash equivalents at end of period	$1,049	$—	$136	$2,496	$3,681

CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1999
(in thousands)

	LP Only	Guarantor Subsidiary	Future Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$37,786	$—	$17,863	$11,235	$66,884
Cash flows from (used in) investing activities	(3,855)	—	1,273	(23,998)	(26,580)
Cash flows from (used in) financing activities	(31,157)	—	(19,528)	14,280	(36,405)

Net increase (decrease) in cash and cash equivalents	2,774	—	(392)	1,517	3,899
Cash and cash equivalents at beginning of period	877	—	530	607	2,014

Cash and cash equivalents at end of period	$3,651	$—	$138	$2,124	$5,913

Note 11. Subsequent Events

      In January, the Partnership sold its interest in an investment in an unconsolidated partnership for approximately $1.2 million, recognizing a gain on sale of approximately $1.1 million.

        On February 20, 2002, RFS sold 1.15 million shares of common stock and contributed the net proceeds to the Partnership in exchange for 1.15 million common units. The Partnership used the net proceeds of approximately $14.2 million to reduce the outstanding balance on the line of credit.

        On February 26, 2002, the Partnership sold $125 million of senior notes. The senior notes are unsecured and guaranteed by the Partnership and certain of its subsidiaries. The Partnership has or is expected to use the net proceeds to retire the 1996 CMBS mortgage debt ($58.2 million outstanding at December 31, 2001), pay the prepayment penalty on the 1996 CMBS mortgage debt of approximately $6.5 million, terminate the two outstanding interest rate swap agreements for approximately $3.2 million, with the balance used to reduce outstanding borrowings under the line of credit. As a result of the prepayment of the 1996 CMBS debt, the Partnership will also expense $1.4 million in unamortized debt costs.

REPORT OF INDEPENDENT ACCOUNTANTS

         To the Board of Directors of
RFS Hotel Investors, Inc.

        Our audits of the consolidated financial statements referred to in our report dated February 7, 2002, except for Note 11, as to which the date is February 26, 2002, of RFS Partnership, L.P. also included an audit of the financial statement schedule included in this prospectus. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Dallas, Texas
February 7, 2002

RFS PARTNERSHIP, L.P.
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
as of December 31, 2001
(in thousands)

				Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at end of Period
		Initial Cost										Life upon Which Depreciation in Latest Income Statement is Calculated
									Accumulated Depreciation Buildings and Improvements	Net Book Value Buildings and Improvements
Description	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total			Date of Acquisition
Sheraton Hotel Clayton, MO	(1)	$1,599	$4,968		$7,343	$1,599	$12,311	$13,910	$1,626	$10,685	1993	40
Holiday Inn Columbia, SC	(1)	790	3,573		1,417	790	4,990	5,780	876	4,114	1993	40
Holiday Inn Louisville, KY	(1)	1,328	3,808		1,491	1,328	5,299	6,627	945	4,354	1993	40
Comfort Inn Marietta, GA	(2)	989	5,509		667	989	6,176	7,165	1,146	5,030	1993	40
Holiday Inn Lafayette, LA	(1)	700	8,858		1,621	700	10,479	11,179	1,969	8,510	1993	40
Residence Inn Kansas City, MO	(2)	392	5,344		503	392	5,847	6,239	1,084	4,763	1994	40
Comfort Inn Ft Mill, SC	(2)	763	6,612		481	763	7,093	7,856	1,310	5,783	1994	40
Hampton Inn Ft Lauderdale, FL	(1)	590	4,664		699	590	5,363	5,953	946	4,417	1994	40
Holiday Inn Express Arlington Heights, IL	(1)	350	4,121		569	350	4,690	5,040	786	3,904	1994	40
Hampton Inn Denver, CO	(1)	500	8,098		450	500	8,548	9,048	1,584	6,964	1994	40
Holiday Inn Express Downers Grove, IL	(1)	400	5,784		513	400	6,297	6,697	1,145	5,152	1994	40
Hampton Inn Indianapolis, IN	(2)	475	8,008		517	475	8,525	9,000	1,563	6,962	1994	40
Hampton Inn Lincoln, NE	(1)	350	4,829		466	350	5,295	5,645	966	4,329	1994	40
Hampton Inn Bloomington, MN	(2)	375	8,657		304	375	8,961	9,336	1,664	7,297	1994	40
Holiday Inn Express Bloomington, MN	(1)	780	6,910	$152	997	932	7,907	8,839	1,379	6,528	1994	40
Hampton Inn Minnetonka, MN	(1)	475	5,066		264	475	5,330	5,805	980	4,350	1994	40

RFS PARTNERSHIP, L.P.
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
as of December 31, 2001
(in thousands)

				Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at end of Period
		Initial Cost										Life upon Which Depreciation in Latest Income Statement is Calculated
									Accumulated Depreciation Buildings and Improvements	Net Book Value Buildings and Improvements
Description	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total			Date of Acquisition
Hampton Inn Oklahoma City, OK	(2)	$530	$6,826		$578	$530	$7,404	$7,934	$1,351	$6,053	1994	40
Hampton Inn Omaha, NE	(2)	450	6,362		566	450	6,928	7,378	1,267	5,661	1994	40
Hampton Inn Tulsa, OK	(1)	350	5,715		753	350	6,468	6,818	1,150	5,318	1994	40
Holiday Inn Express Wauwatosa, WI	(2)	700	4,926		662	700	5,588	6,288	996	4,592	1994	40
Residence Inn Fishkill, NY	(1)	2,280	10,484		915	2,280	11,399	13,679	1,971	9,428	1994	40
Residence Inn Providence, RI	(2)	1,385	7,742		513	1,385	8,255	9,640	1,472	6,783	1994	40
Residence Inn Tyler, TX	(1)	855	6,212		670	855	6,882	7,737	1,193	5,689	1994	40
Hampton Inn Memphis, TN	(2)	980	6,157		156	980	6,313	7,293	1,126	5,187	1994	40
Residence Inn Ft Worth, TX	(2)	985	10,726		957	985	11,683	12,668	1,978	9,705	1994	40
Residence Inn Wilmington, DE	(1)	1,100	8,488		358	1,100	8,846	9,946	1,586	7,260	1994	40
Residence Inn Torrance, CA	(1)	2,600	17,789		1,810	2,600	19,599	22,199	3,342	16,257	1994	40
Residence Inn Ann Arbor, MI	(2)	525	4,461	$227	3,279	752	7,740	8,492	1,154	6,586	1994	40
Holiday Inn Flint, MI	(1)	1,220	11,994		515	1,220	12,509	13,729	2,192	10,317	1994	40
Residence Inn Charlotte, NC	(2)	850	3,844	159	3,402	1,009	7,246	8,255	910	6,336	1994	40
Holiday Inn Express Austin, TX	(2)	500	4,737		477	500	5,214	5,714	852	4,362	1995	40
Hampton Inn Lakewood, CO	(2)	957	6,790		393	957	7,183	8,140	1,179	6,004	1995	40

RFS PARTNERSHIP, L.P.
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
as of December 31, 2001
(in thousands)

				Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at end of Period
		Initial Cost										Life upon Which Depreciation in Latest Income Statement is Calculated
									Accumulated Depreciation Buildings and Improvements	Net Book Value Buildings and Improvements
Description	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total			Date of Acquisition
Hampton Inn Hattiesburg, MS	(2)	$785	$4,653		$1,798	$785	$6,451	$7,236	$1,005	$5,446	1995	40
Hampton Inn Laredo, TX	(1)	1,037	4,116		31	1,037	4,147	5,184	661	3,486	1995	40
Residence Inn Atlanta, GA	(1)	1,306	10,200		772	1,306	10,972	12,278	1,631	9,341	1995	40
Holiday Inn Crystal Lake, IL	(2)	1,665	10,932		736	1,665	11,668	13,333	1,738	9,930	1995	40
Residence Inn Orlando, FL	(2)	1,045	8,880		342	1,045	9,222	10,267	1,408	7,814	1995	40
Residence Inn Sacramento, CA	(2)	1,000	13,122		163	1,000	13,285	14,285	1,983	11,302	1996	40
Doubletree Hotel Del Mar, CA	(2)	1,500	13,535	$294	284	1,794	13,819	15,613	1,928	11,891	1996	40
Courtyard by Marriott Flint, MI	(1)	600	4,852		196	600	5,048	5,648	638	4,410	1996	40
Hampton Inn Sedona, AZ	(1)	1,464	3,858		148	1,464	4,006	5,470	432	3,574	1997	40
Hampton Inn Chandler, AZ	(1)	485	3,950		46	485	3,996	4,481	453	3,543	1997	40
Hampton Inn Houston, TX	(1)	606	4,919		49	606	4,968	5,574	607	4,361	1997	40
Sheraton Hotel Milpitas, CA	(2)	5,253	23,169		666	5,253	23,835	29,088	2,917	20,918	1997	40
Sheraton Hotel Sunnyvale, CA	(2)	785	22,401		774	785	23,175	23,960	2,836	20,339	1997	40
Sheraton Four Points Pleasanton, CA	(2)	1,935	19,251		495	1,935	19,746	21,681	2,430	17,316	1997	40
Sheraton Four Points Bakersfield, CA	(2)	1,390	7,554		626	1,390	8,180	9,570	968	7,212	1997	40
Beverly Heritage Milpitas, CA	(1)	5,250	25,118		4,878	5,250	29,996	35,246	3,073	26,923	1997	40

RFS PARTNERSHIP, L.P.
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
as of December 31, 2001
(in thousands)

				Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at end of Period
		Initial Cost										Life upon Which Depreciation in Latest Income Statement is Calculated
									Accumulated Depreciation Buildings and Improvements	Net Book Value Buildings and Improvements
Description	Encumbrances	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total			Date of Acquisition
Sheraton Hotel Birmingham, AL	(1)	$3,103	$13,491		$1,067	$3,103	$14,558	$17,661	$1,475	$13,083	1997	40
Residence Inn Jacksonville, FL	(1)	1,339	4,990		63	1,339	5,053	6,392	521	4,532	1997	40
Residence Inn West Palm Beach, FL	(1)	1,293	4,025		9	1,293	4,034	5,327	385	3,649	1998	40
Hampton Inn Jacksonville, FL	(1)	1,047	4,375		11	1,047	4,386	5,433	419	3,967	1998	40
Homewood Suites Chandler, AZ	(1)	485	4,601		24	485	4,625	5,110	430	4,195	1998	40
Hotel Rex San Francisco, CA	(1)	3,000	11,039		112	3,000	11,151	14,151	1,015	10,136	1998	40
Hilton San Francisco, CA	$18,556	3,007	28,308		11,498	3,007	39,806	42,813	2,813	36,993	1998	40
TownPlace Suites Ft. Worth, TX	(1)	753	4,721		99	753	4,820	5,573	359	4,461	1998	40
TownPlace Suites Miami, FL	(1)	895	5,187		30	895	5,217	6,112	334	4,883	1999	40
TownPlace Suites Miami (West), FL	(1)	914	5,210		170	914	5,380	6,294	290	5,090	1999	40
Unimproved land Crystal Lake, IL	none	504				504		504		0	1995	n/a

Totals		$69,569	$484,519	$832	$59,393	$70,401	$543,912	$614,313	$76,437	$467,475

(1)
Property is collateral for the Line of Credit.

(2)
Property is collateral for long-term, fixed rate debt.

	2001	2000	1999
Cost of land and improvements, buildings and improvements:
Balance at beginning of year	$613,733	$618,066	$573,912
Additions	11,849	17,179	44,154
Disposals	(11,269)	(21,512)

Balance at end of year	$614,313	$613,733	$618,066

Accumulated depreciation on land improvements, buldings and improvements
Balance at beginning of year	$64,247	$53,124	$40,979
Additions	13,571	16,994	12,145
Disposals	(1,381)	(5,871)

Balance at end of year	$76,437	$64,247	$53,124

RFS Partnership, L.P.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2001

        The following unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2001 is based in part on the Consolidated Statement of Operations of RFS Partnership, L.P. (the "Partnership") for the year ended December 31, 2001 and assumes that the following occurred on January 1, 2001:

  •
  The sale of 1.15 million units to RFS Hotel Investors, Inc., the general partner, resulting in net proceeds of approximately $14.2 million that were used to reduce the outstanding balance on the line of credit. This transaction is referred to as the "Capital Offering".

  •
  The sale of $125 million of senior notes payable bearing interest at 9.75%. The net proceeds from the senior notes offering of approximately $121.5 million will be used as follows: (1) $58.2 million to redeem our 1996 commercial mortgage bonds and $6.5 million to pay a yield maintenance premium, (2) $53.6 million to pay down the outstanding balance under our line of credit and (3) $3.2 million to pay interest rate swap termination fees. As a result of the prepayment of the 1996 commercial mortgage bonds, the Partnership will also expense, as an extraordinary item, $1.4 million in unamortized debt costs. These transactions are collectively referred to as the "Debt Offering".

        In the opinion of our management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. This unaudited Pro Forma Consolidated Statement of Operations is presented for illustrative purposes only and is not necessarily indicative of what RFS Partnership, L.P.'s actual results of operations would have been assuming the transactions described above occurred on the indicated dates, nor does it purport to represent RFS Partnership, L.P.'s results of operations for future periods. The unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with the RFS Partnership, L.P.'s unaudited Pro Forma Consolidated Balance Sheet at December 31, 2001 and the historical audited financial statements of RFS Partnership, L.P.

RFS Partnership, L.P.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2001
(in thousands)

	Historical RFS Partnership, L.P.	Capital Offering		Debt Offering	Pro Forma RFS Partnership, L.P.
	(note a)
Revenue:
Rooms	$188,725				$188,725
Food and beverage	17,695				17,695
Other operating departments	9,103				9,103
Lease revenue	5,782				5,782
Other	573				573

Total hotel revenue	221,878	—		—	221,878

Hotel operating expenses:
Rooms	$37,000				37,000
Food and beverage	13,533				13,533
Other operating departments	2,201				2,201
Undistributed operating expenses:
Property operating costs	22,550				22,550
Property taxes, insurance and other	12,848				12,848
Franchise costs	17,007				17,007
Maintenance and repair	9,741				9,741
Management fees	5,762				5,762
Depreciation	29,605				29,605
Lease termination	65,496				65,496
Amortization of deferred expenses and unearned compensation	1,384				1,384
General and administrative	19,436				19,436

Total operating expenses	236,563	—		—	236,563

Operating loss	(14,685)	—		—	(14,685)
Interest expense	26,042	$(1,116)	(b)	$3,938 (c)	28,864

Loss before gain on sale of hotels and income taxes	(40,727)	1,116		(3,938)	(43,549)
Gain on sale of hotels	(1,127)				(1,127)
Benefit from income taxes (note d)	(24,714)				(24,714)

Loss from continuing operations	(14,886)	1,116		(3,938)	(17,708)
Preferred unit dividends	(3,125)				(3,125)
Gain on redemption of Series A preferred units	5,141				5,141

Loss from continuing operations applicable to unitholders	$(12,870)	$1,116		$(3,938)	$(15,692)

Loss from continuing operations per unit — basic and diluted	$(0.47)				$(0.57)
Weighted average units outstanding — basic and diluted	27,520				27,520

RFS Partnership, L.P.
Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a)
Represents RFS Partnership, L.P.'s historical results of operations.

(b)
To record the decrease in interest expense resulting from the application of the $14.2 million in net proceeds from the Capital Offering to reduce borrowings on the line of credit (computed using the line of credit's 2001 weighted average interest rate of 7.87%).

(c)
To record the net impact on interest expense from the Debt Offering, calculated as follows:

1)
Increase in interest expense of $12.2 million on the $125 million senior notes at 9.75%;

2)
Decrease in interest expense of $4.3 million resulting from the $53.6 million reduction in the line of credit balance (computed using the line of credit's 2001 weighted average interest rate of 7.87%);

3)
Decrease in interest expense of $4.2 million due to the $58.2 million redemption of the 1996 commercial mortgage bonds (computed using the 2001 weighted average interest rate of 7.03%); and

4)
Increase in interest expense of $0.2 million due to the amortization of the senior notes debt issuance costs ($350 thousand), offset by the elimination of the historical amortization of the 1996 commercial mortgage bonds debt issuance costs ($153 thousand).

(d)
There is no pro forma tax adjustment from the $2.8 million increase in loss from continuing operations as the taxable income or loss of the taxable REIT subsidiaries is not impacted by the pro forma adjustments.

RFS Partnership, L.P.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2001

        The following unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2001 is based in part on the Consolidated Balance Sheet of RFS Partnership, L.P. and assumes the following occurred on December 31, 2001:

  •
  The sale of 1.15 million common units to RFS Hotel Investors, Inc., the general partner, resulting in net proceeds of approximately $14.2 million that were used to reduce the outstanding balance on the line of credit. This transaction is referred to as the "Capital Offering".

  •
  The sale of $125 million of senior notes payable bearing interest at 9.75%. The net proceeds from the senior notes offering of approximately $121.5 million will be used as follows: (1) $58.2 million to redeem our 1996 commercial mortgage bonds and $6.5 million to pay a yield maintenance premium, (2) $53.6 million to pay down the outstanding balance under our line of credit and (3) $3.2 million to pay interest rate swap termination fees. As a result of the prepayment of the 1996 commercial mortgage bonds, the Partnership will also expense, as an extraordinary item, $1.4 million in unamortized debt costs. These transactions are collectively referred to as the "Debt Offering".

        In the opinion of our management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what RFS Partnership, L.P.'s actual financial position would have been had the transactions described above occurred on December 31, 2001, nor does it purport to represent RFS Partnership, L.P.'s future financial position. The unaudited Pro Forma Consolidated Balance Sheet should be read in conjunction with the RFS Partnership, L.P.'s unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2001 and the historical audited financial statements of RFS Partnership, L.P.

RFS Partnership, L.P.
Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2001
(in thousands)

	Historical RFS Partnership, L.P.	Capital Offering		Debt Offering		Pro Forma RFS Partnership, L.P.
	(note a)
ASSETS
Investment in hotel properties, net	$615,562					$615,562
Cash and cash equivalents	5,735					5,735
Restricted cash	6,817					6,817
Accounts receivable	5,533					5,533
Deferred expenses, net	6,964			$2,137	(c)	9,101
Deferred income taxes	24,734					24,734
Other assets	3,517					3,517

Total assets	$668,862	$—		$2,137		$670,999

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	$23,032			$(3,220	)(d)	$19,812
Borrowings on Line of Credit	81,188	$(14,175	)(b)	(53,599	)(e)	13,414
Senior notes payable				125,000	(f)	125,000
Mortgage notes payable	219,947			(58,181	)(g)	161,766

Total liabilities	324,167	(14,175)		10,000		319,992

Commitments and contingencies
Series B Preferred Units	25,000					25,000

Redeemable limited partnership units	27,980					27,980

Partners' Capital
Other comprehensive income	(3,220)			3,220	(d)	—
General partnership units	294,935	14,175	(b)	(11,083	)(h)	298,027

Total partners' capital	291,715	14,175		(7,863)		298,027

Total liabilities and partners' capital	$668,862	$—		$2,137		$670,999

RFS Partnership, L.P.
Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)
Represents the RFS Partnership, L.P.'s historical balance sheet.

(b)
Represents the issuance of 1.15 million common units and the application of the $14.2 million in net proceeds to reduce the balance outstanding on the line of credit.

(c)
To record (1) the debt issuance costs of $3.5 million on the $125 million senior notes offering, and (2) to write-off the unamortized debt issuance costs ($1.4 million) on the 1996 commercial mortgage bonds that were retired.

(d)
To remove the $3.2 million liability and other comprehensive income associated with the interest rate swaps that were terminated.

(e)
To record the payment of $53.6 million to reduce borrowings outstanding on the line of credit.

(f)
To record the issuance of $125 million senior notes.

(g)
To record the payment of $58.2 million to retire the 1996 commercial mortgage bonds.

(h)
To record the following expenses from the Debt Offering:

1)
$6.5 million yield maintenance premium to retire the 1996 commercial mortgage bonds;

2)
$3.2 million to terminate the interest rate swaps; and

3)
$1.4 million write-off of unamortized debt issuance costs associated with the 1996 commercial mortgage bonds.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

RFS Hotel Investors, Inc., RFS 2002 Financing, Inc., RFS Leasing VII, Inc.

        The charter of RFS Hotel Investors, Inc. (the "Company") obligates the Company to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act (the "TBCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful. The Company has entered into indemnification agreements with its executive officers and directors providing for indemnification by the Company of its executive officers and directors to the fullest extent permitted by applicable law.

        Any indemnification by the Company pursuant to the provisions of the Charter or indemnification agreements described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and is, therefore, unenforceable.

        The TBCA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, without violating the TBCA or the corporation's charter. The Company's Charter contains a provision eliminating the personal liability of its directors or officers to the Company or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

        The Company may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. The laws of Tennessee authorize Tennessee corporations to purchase and maintain insurance for former or existing directors or officers of the corporation against any liability assisted against and incurred by such person in that capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the laws of Tennessee. The Company's Charter does not limit this authority to obtain insurance.

        The charters for RFS 2002 Financing, Inc. ("Financing") and RFS Leasing VII, Inc. ("RFS Leasing") provide for substantially the same indemnification as set forth above for the present and former directors and officers of Financing and RFS Leasing, respectively, provided, however, that neither Financing nor RFS Leasing has entered into such separate indemnification agreements with its executive officers and directors providing for indemnification by the company of its executive officers and directors to the fullest extent permitted by applicable law.

RFS Partnership, L.P.

        The Fifth Amended and Restated Agreement of Limited Partnership of RFS Partnership, L.P. (the "Partnership"), as amended, (the "Partnership Agreement") provides, generally, for the indemnification of an "indemnitee" against any and all losses, claims, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable expenses) that relate to the operations of the Partnership unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For purposes of this Item 20, the term "Indemnitee" includes any person made a party to a proceeding by reason of his status as a director or officer of the Partnership, or the General Partner, and such other persons (including affiliates of the General Partner or the Partnership) as the General Partner, may designate from time to time in its discretion. Any such indemnification will be made only out of assets of the Partnership, and in no event may an Indemnitee subject the limited partners of the Partnership to personal liability by reason of the indemnification provisions in the Partnership Agreement. For purposes of this Item 20, the term "General Partner" means the Company and any person who becomes a substitute or additional General Partner, and any of their successors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted pursuant to the foregoing provisions or otherwise, the Partnership has been advised that, in the opinion of the Commission, such indemnification is against public policy and, therefore, unenforceable.

        The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of the Partnership Agreement.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	EXHIBIT
*3.1	Second Restated Charter of RFS Hotel Investors, Inc. dated March 6, 1995.
*3.1(a)	Articles of Amendment to Second Restated Charter of RFS Hotel Investors, Inc. dated February 27, 1996.
3.1(b)	Second Articles of Amendment to Second Restated Charter of RFS Hotel Investors, Inc. dated June 27, 1996 (previously filed as Exhibit 3.1 to RFS's Report on Form 8-K dated July 8, 1996 and incorporated herein by reference).
3.1(c)	Articles of Amendment to the Second Restated Charter of RFS Hotel Investors, Inc. dated December 27, 2000 (previously filed as Exhibit 3.1 to RFS's current report on Form 8-K dated January 16, 2001 and incorporated herein by reference).
*3.1(d)	Articles of Amendment to the Second Restated Charter of RFS Hotel Investors, Inc. dated December 13, 2001.
3.2	By-Laws of RFS Hotel Investors, Inc. (previously filed as Exhibit 3.2 to RFS's form S-11 Registration Statement, Registration No. 33-63696 and incorporated herein by reference).
3.3	Fifth Amended and Restated Agreement of Limited Partnership of RFS Partnership, L.P. dated January 2, 2001 (previously filed as Exhibit 3.3 to RFS's Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).
*3.4	Charter of RFS 2002 Financing, Inc. dated February 8, 2002.

*3.5	By-Laws of RFS 2002 Financing, Inc. dated February 8, 2002.
*3.6	Charter of RFS Leasing VII, Inc. dated November 13, 2000.
*3.6(a)	Articles of Amendment to the Charter of RFS Leasing VII, Inc. dated December 10, 2001.
*3.7	By-Laws of RFS Leasing VII, Inc. dated November 13, 2000.
*4.1	Indenture dated February 26, 2002 among RFS Partnership, L.P., RFS 2002 Financing, Inc., RFS Leasing VII, Inc., RFS Hotel Investors, Inc. and U.S. Bank National Association (the "Indenture").
*4.2	Form of Global Note evidencing the 9.75% Series B Senior Notes due 2012 of RFS Partnership, L.P. and RFS 2002 Financing, Inc. (included as Exhibit A to Exhibit 4.1 of this registration statement).
*4.3	Form of Guaranty by RFS Hotel Investors, Inc. and RFS Leasing VII, Inc. (included as Exhibit A to Exhibit 4.1 of this registration statement).
*4.4	Registration Rights Agreement dated February 26, 2002 among RFS Partnership, L.P., RFS 2002 Financing, Inc., RFS Leasing VII, Inc., RFS Hotel Investors, Inc., Credit Suisse First Boston Corporation and Banc of America Securities LLC.
*5.1	Opinion of Hunton & Williams regarding Legality.
*8.1	Opinion of Hunton & Williams regarding REIT status of RFS Hotel Investors, Inc.
*12.1	Statement regarding Computation of Ratios of RFS Hotel Investors, Inc.
*12.2	Statement regarding Computation of Ratios of RFS Partnership, L.P.
*21.1	List of Subsidiaries of RFS Hotel Investors, Inc.
*23.1	Consent of Hunton & Williams (contained in Exhibit 5.1).
*23.2	Consent of Hunton & Williams (contained in Exhibit 8.1).
**23.3	Consents of PricewaterhouseCoopers LLP.
*24.1	Power of Attorney (included on the signature pages).
*25.1	Statement of Eligibility and Qualification on Form T-1 of the U.S. Bank National Association, as Trustee under the Indenture.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Letter to Registered Holders.
*99.3	Form of Letter to Clients.
*99.4	Form of Notice of Guaranteed Delivery.

*
Previously filed with this registration statement.

**
Filed herewith.

Item 22. Undertakings

        A. The undersigned registrants hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information described in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price described in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each the post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which have not been exchanged at the termination of this exchange offer.

        B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        D. The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of the request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of that registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on May 14, 2002.

RFS HOTEL INVESTORS, INC.
By:	/s/ KEVIN M. LUEBBERS
Name:	Kevin M. Luebbers
Title:	Executive Vice President, Treasurer and Chief Financial Officer

RFS PARTNERSHIP, L.P. a Tennessee limited partnership
By:	RFS HOTEL INVESTORS, INC.
Its:	General Partner
	By:	/s/ KEVIN M. LUEBBERS
	Name:	Kevin M. Luebbers
	Title:	Executive Vice President, Treasurer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. SOLMSON* Robert M. Solmson	Chairman of the Board and Chief Executive Officer	May 14, 2002
/s/ RANDALL L. CHURCHEY* Randall L. Churchey	President, Chief Operating Officer and Director	May 14, 2002
/s/ KEVIN M. LUEBBERS Kevin M. Luebbers	Executive Vice President, Treasurer and Chief Financial Officer	May 14, 2002
/s/ DENNIS M. CRAVEN* Dennis M. Craven	Vice President and Chief Accounting Officer	May 14, 2002
/s/ BRUCE E. CAMPBELL, JR.* Bruce E. Campbell, Jr.	Independent Director	May 14, 2002
/s/ H. LANCE FORSDICK, SR.* H. Lance Forsdick, Sr.	Independent Director	May 14, 2002
/s/ R. LEE JENKINS* R. Lee Jenkins	Independent Director	May 14, 2002

/s/ KARL MATTHIES* Karl Matthies	Independent Director	May 14, 2002
/s/ RICHARD REISS, JR.* Richard Reiss, Jr.	Independent Director	May 14, 2002
/s/ MICHAEL S. STARNES* Michael S. Starnes	Independent Director	May 14, 2002
/s/ JOHN W. STOKES, JR.* John W. Stokes, Jr.	Independent Director	May 14, 2002

*By:	/s/ KEVIN M. LUEBBERS
Kevin M. Luebbers Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on May 14, 2002.

RFS 2002 FINANCING, INC.
By:	/s/ KEVIN M. LUEBBERS
Name:	Kevin M. Luebbers
Title:	Executive Vice President, Treasurer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. SOLMSON* Robert M. Solmson	Chairman of the Board and Chief Executive Officer	May 14, 2002
/s/ RANDALL L. CHURCHEY* Randall L. Churchey	President, Chief Operating Officer and Director	May 14, 2002
/s/ KEVIN M. LUEBBERS Kevin M. Luebbers	Executive Vice President, Treasurer and Chief Financial Officer (Principal Accounting Officer)	May 14, 2002

*By:	/s/ KEVIN M. LUEBBERS
Kevin M. Luebbers Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on May 14, 2002.

RFS LEASING VII, INC.
By:	/s/ KEVIN M. LUEBBERS
Name:	Kevin M. Luebbers
Title:	Executive Vice President, Treasurer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. SOLMSON* Robert M. Solmson	Chairman of the Board and Chief Executive Officer	May 14, 2002
/s/ RANDALL L. CHURCHEY* Randall L. Churchey	President, Chief Operating Officer and Director	May 14, 2002
/s/ KEVIN M. LUEBBERS Kevin M. Luebbers	Executive Vice President, Treasurer and Chief Financial Officer	May 14, 2002
/s/ DENNIS M. CRAVEN* Dennis M. Craven	Chief Accounting Officer	May 14, 2002

*By:	/s/ KEVIN M. LUEBBERS
Kevin M. Luebbers Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT
*3.1	Second Restated Charter of RFS Hotel Investors, Inc. dated March 6, 1995.
*3.1(a)	Articles of Amendment to Second Restated Charter of RFS Hotel Investors, Inc. dated February 27, 1996.
3.1(b)	Second Articles of Amendment to Second Restated Charter of RFS Hotel Investors, Inc. dated June 27, 1996 (previously filed as Exhibit 3.1 to RFS's Report on Form 8-K dated July 8, 1996 and incorporated herein by reference).
3.1(c)	Articles of Amendment to the Second Restated Charter of RFS Hotel Investors, Inc. dated December 27, 2000 (previously filed as Exhibit 3.1 to RFS's current report on Form 8-K dated January 16, 2001 and incorporated herein by reference).
*3.1(d)	Articles of Amendment to the Second Restated Charter of RFS Hotel Investors, Inc. dated December 13, 2001.
3.2	By-Laws of RFS Hotel Investors, Inc. (previously filed as Exhibit 3.2 to RFS's form S-11 Registration Statement, Registration No. 33-63696 and incorporated herein by reference).
3.3	Fifth Amended and Restated Agreement of Limited Partnership of RFS Partnership, L.P. dated January 2, 2001 (previously filed as Exhibit 3.3 to RFS's Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).
*3.4	Charter of RFS 2002 Financing, Inc. dated February 8, 2002.
*3.5	By-Laws of RFS 2002 Financing, Inc. dated February 8, 2002.
*3.6	Charter of RFS Leasing VII, Inc. dated November 13, 2000.
*3.6(a)	Articles of Amendment to the Charter of RFS Leasing VII, Inc. dated December 10, 2001.
*3.7	By-Laws of RFS Leasing VII, Inc. dated November 13, 2000.
*4.1	Indenture dated February 26, 2002 among RFS Partnership, L.P., RFS 2002 Financing, Inc., RFS Leasing VII, Inc., RFS Hotel Investors, Inc. and U.S. Bank National Association (the "Indenture").
*4.2	Form of Global Note evidencing the 9.75% Series B Senior Notes due 2012 of RFS Partnership, L.P. and RFS 2002 Financing, Inc. (included as Exhibit A to Exhibit 4.1 of this registration statement).
*4.3	Form of Guaranty by RFS Hotel Investors, Inc. and RFS Leasing VII, Inc. (included as Exhibit A to Exhibit 4.1 of this registration statement).
*4.4	Registration Rights Agreement dated February 26, 2002 among RFS Partnership, L.P., RFS 2002 Financing, Inc., RFS Leasing VII, Inc., RFS Hotel Investors, Inc., Credit Suisse First Boston Corporation and Banc of America Securities LLC.
*5.1	Opinion of Hunton & Williams regarding Legality.
*8.1	Opinion of Hunton & Williams regarding REIT status of RFS Hotel Investors, Inc.
*12.1	Statement regarding Computation of Ratios of RFS Hotel Investors, Inc.
*12.2	Statement regarding Computation of Ratios of RFS Partnership, L.P.
*21.1	List of Subsidiaries of RFS Hotel Investors, Inc.
*23.1	Consent of Hunton & Williams (contained in Exhibit 5.1).
*23.2	Consent of Hunton & Williams (contained in Exhibit 8.1).
**23.3	Consents of PricewaterhouseCoopers LLP.
*24.1	Power of Attorney (included on the signature pages).
*25.1	Statement of Eligibility and Qualification on Form T-1 of the U.S. Bank National Association, as Trustee under the Indenture.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Letter to Registered Holders.
*99.3	Form of Letter to Clients.
*99.4	Form of Notice of Guaranteed Delivery.

*
Previously filed with this registration statement.

**
Filed herewith.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Company
Competitive Strengths
Business Strategy
Summary of Risk Factors
Recent Developments
Our Organizational Structure
Summary of the Exchange Offer
Summary of the Terms of the Exchange Notes
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
THE EXCHANGE OFFER
SELECTED HISTORICAL FINANCIAL DATA
SUPPLEMENTARY QUARTERLY RESULTS OF OPERATIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RFS AND THE PARTNERSHIP
Comparable Hotels Operating Statistics For the Year Ended December 31, 2001
Comparable Hotels Operating Statistics For the Year Ended December 31, 2000 and 1999
Expected Principal Cash Flows (in thousands)
BUSINESS AND PROPERTIES
MANAGEMENT
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK
DESCRIPTION OF THE EXCHANGE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
RFS HOTEL INVESTORS, INC. CONSOLIDATED BALANCE SHEETS (in thousands)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2001, 2000 and 1999 (in thousands, except per share data)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) For the Years Ended December 31, 2001, 2000 and 1999 (in thousands)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY For the Years Ended December 31, 2001, 2000 and 1999 (in thousands, except per share data)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2001, 2000 and 1999 (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF RFS HOTEL INVESTORS, INC.
REPORT OF INDEPENDENT ACCOUNTANTS
RFS PARTNERSHIP, L.P. CONSOLIDATED BALANCE SHEETS (in thousands)
RFS PARTNERSHIP, L.P. CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2001, 2000 and 1999 (in thousands, except per unit data)
RFS PARTNERSHIP, L.P. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) For the Years Ended December 31, 2001, 2000 and 1999 (in thousands)
RFS PARTNERSHIP, L.P. CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL For The Years Ended December 31, 2001, 2000 and 1999 (IN THOUSANDS)
RFS PARTNERSHIP, L.P. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2001, 2000 and 1999 (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF RFS PARTNERSHIP, L.P.
Consolidating Balance Sheet December 31, 2001 (in thousands)
Consolidating Balance Sheet December 31, 2000 (in thousands)
Consolidating Statement of Operations For the Year Ended December 31, 2001 (in thousands)
Consolidating Statement of Operations For the Year Ended December 31, 2000 (in thousands)
Consolidating Statement of Operations For the Year Ended December 31, 1999 (in thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001 (in thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2000 (in thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999 (in thousands)
REPORT OF INDEPENDENT ACCOUNTANTS
RFS PARTNERSHIP, L.P. SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION as of December 31, 2001 (in thousands)
RFS PARTNERSHIP, L.P. SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION as of December 31, 2001 (in thousands)
RFS PARTNERSHIP, L.P. SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION as of December 31, 2001 (in thousands)
RFS PARTNERSHIP, L.P. SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION as of December 31, 2001 (in thousands)
RFS Partnership, L.P. Unaudited Pro Forma Consolidated Balance Sheet As of December 31, 2001
RFS Partnership, L.P. Unaudited Pro Forma Consolidated Balance Sheet As of December 31, 2001 (in thousands)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX